UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

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Tenet Healthcare Corporation

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2019

Notice of Annual Meeting and Proxy Statement

tenet HEALTH

2019 Notice of Annual Meeting and Proxy Statement

MESSAGE FROM OUR EXECUTIVE CHAIRMAN AND CEO

Dear Fellow Shareholders,

2018 was a foundational year of change for the Tenet Healthcare Enterprise. We are purposefully getting better at what we do.

Throughout this year, we have driven change by embracing our responsibilities as care providers, while creating a culture of accountability at all levels and across all functions. We have reached far and deep, accelerating progress on a new path forward, improving our quality of care as well as our underlying performance.

We believe companies thrive when change becomes ingrained into the organizational fabric, creating the opportunity to challenge the old way. For Tenet, the result has been an infusion of new ideas and philosophies designed to meet the demands of our patients, partners and investors. Across the enterprise, we have changed the way we think, how we operate, our approach to leadership and governance, and our engagement efforts with our shareholders and in communities we serve around the country. We have also activated a significant culture reset predicated on accountability and connectivity with our patients and employees in their respective communities. Through these actions, we are positioned for continued success in 2019 and in the years ahead, and I would like to take this opportunity to highlight some of our collective accomplishments.

We delivered strong financial performance in 2018. We materially grew earnings and further diversified EBITDA contributions from our three business segments while expanding margins by 120 basis points, our largest year-over-year improvement since 2009.

We improved the quality of our asset portfolio. We divested non-core and lower performing hospitals and operations while increasing the percentage of our hospital markets with a leading market share position. We purchased the remainder of our ownership interest in USPI well ahead of schedule and continued to deploy capital toward ambulatory acquisitions and development. And, we pursued a strategic review of Conifer to best suit the long-term future of the business, while driving nearly as much EBITDA growth at Conifer in 2018 – in incremental dollars – as we delivered over the prior three years.

We established a more disciplined approach to expense management. We delivered $250 million in cost savings, exceeding our initial target by $100 million. We also announced a new $200 million initiative in 2019, bringing our total expected cost savings to $450 million in a little more than two years.

We launched an innovative, consumer-focused marketing strategy company-wide, brought to life by our own employees and physicians. The common message of our locally-focused campaigns is that we are a Community Built on Care. We are distinguished by our unique medical expertise and human touch, delivered by passionate people who are your neighbors and friends and part of your community. In addition to speaking directly to consumers in our markets, we are highlighting the sense of purpose and pride our caregivers deliver and feel personally, regardless of their individual role, in their day-to-day work. This effort has also helped activate a culture of accountability and ownership across the organization, from our care sites back to headquarters.

New leadership is playing a critical role in driving change. Over the course of the year, we added new talent which brought fresh eyes and ideas to our teams, promoted our best people and transitioned top performers into different positions where they could expand their skills and continue to flourish within our network. These changes have created a sense of excitement and challenge to the overall organization, igniting a renewed focus on driving us forward to a new paradigm.

Effective corporate governance practices informed by shareholder perspectives remain a top priority. We continued to regularly engage in dialogue with shareholders and solicit their feedback to better inform decision-making. Following the addition of three independent directors in late 2017, we appointed two independent directors, further enriching the diversity and expertise of our Board. In 2018, we added General Lloyd J. Austin, III, a recently retired four-star general with significant leadership and risk management capabilities and an exceptional commitment to public service. We also added Meghan M. FitzGerald, DrPH, who brings experience across the healthcare spectrum, including corporate experience, policy, innovation, business development and strategy. Additionally, our Board enhanced the Company’s corporate bylaws ensuring shareholders have a strong voice: adding rights for shareholders to call special meetings and adopting proxy access provisions.

The progress we made last year has put us on better financial and competitive footing. We are now a much healthier company with a sharper focus on execution against clear priorities.

On behalf of our Board and leadership team, I want to thank you for your continued investment in Tenet Healthcare and reiterate our commitment to enhancing long-term value creation for our shareholders. I would also like to extend my sincere gratitude to our 110,000 caregivers and supporting staff, who deliver quality care and service with the utmost compassion and integrity – from the central coast of California, to El Paso, Detroit, Miami, and countless communities around the country.

Sincerely,

Ronald A. Rittenmeyer

Executive Chairman and CEO

TENET HEALTHCARE CORPORATION

1445 Ross Avenue, Suite 1400

Dallas, Texas 75202

(469) 893-2200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on Thursday, May 2, 2019

March 22, 2019

To our Shareholders:

Our Annual Meeting of Shareholders will be held on Thursday, May 2, 2019, at 8:00 a.m. Central Time at Tenet Corporate Headquarters, 1445 Ross Avenue, Suite 1400, Dallas, Texas 75202, for the following purposes:

1.

To elect the ten directors named in the accompanying Proxy Statement, each to serve until the next annual meeting of shareholders or until his or her successor is duly elected and qualified, whichever is later, or until the director’s earlier resignation or removal.

2.	To vote, on an advisory basis, to approve the Company’s executive compensation.

3.	To approve the Tenet Healthcare 2019 Stock Incentive Plan.

4.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accountants for the year ending December 31, 2019.

5.	To transact any other business that properly comes before the meeting or any adjournment or postponement of the meeting.

Only shareholders of record of our common stock at the close of business on March 11, 2019 are entitled to notice of and to vote at the Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting. You may vote your shares via the Internet, by telephone or by completing and returning a proxy card. Specific voting instructions are set forth in the “General Information Regarding the Annual Meeting and Voting” section of the accompanying Proxy Statement and on the proxy card.

Anthony Shoemaker
Vice President, Assistant General Counsel and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders To Be Held on May 2, 2019

The accompanying Proxy Statement and the Company’s proxy card, as well as our Annual

Report on Form 10-K for the year ended December 31, 2018, are available at www.proxyvote.com.

This Proxy Statement includes certain financial measures not in accordance with generally accepted accounting principles in the United States (GAAP), such as Adjusted EBITDA and Adjusted Free Cash Flow. Definitions of these measures and reconciliations to the most comparable GAAP measure are contained in Appendix A to this Proxy Statement.

PROXY STATEMENT SUMMARY

Below are highlights of certain information in this Proxy Statement. As it is only a summary, please refer to the complete Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2018 before you vote.

2019 ANNUAL MEETING OF SHAREHOLDERS

Date and Time:

Thursday, May 2, 2019, at 8:00 a.m. Central Time

Place:

Tenet Corporate Headquarters

1445 Ross Avenue, Suite 1400

Dallas, Texas 75202

Record Date:

March 11, 2019

Information:

This Proxy Statement and related proxy materials are being mailed or made available to shareholders on or about March 22, 2019. Copies of this Proxy Statement, the Company’s proxy card and our Annual Report on Form 10-K are available at www.proxyvote.com.

VOTING MATTERS AND BOARD RECOMMENDATIONS

PROPOSALS	BOARD’S RECOMMENDATION	PAGE
Election of Ten Director Nominees (Proposal 1) Our Board of Directors (Board) believes that the ten director nominees named in this Proxy Statement bring a combination of diverse qualifications and skills that contributes to a well-rounded Board. Each director nominee has proven leadership ability, good judgment and valuable experience.	FOR each of the director nominees	6
Advisory Approval of the Company’s Executive Compensation (Proposal 2) Our Board believes that Tenet Healthcare Corporation’s (we, us, Tenet or the Company) executive compensation program design effectively aligns the interests of our Named Executive Officers (NEOs) with those of our shareholders by rewarding our NEOs for the creation of long-term value for our shareholders. The Board and the Human Resources Committee (HR Committee) value your opinion and will review and consider the voting results when making future executive compensation decisions.	FOR	62

Approval of the Tenet Healthcare 2019 Stock Incentive Plan (Proposal 3)

The Tenet Healthcare 2019 Stock Incentive Plan (Plan) will provide for the issuance of incentive compensation, including equity-based awards, to our employees and directors. The Board believes the Plan will give the Company increased flexibility to continue to attract, motivate and retain qualified employees and directors, and incentivize them to maximize shareholder returns and achieve objectives that will benefit our shareholders. If approved, the Plan will supersede and replace our 2008 Stock Incentive Plan and will be the only compensation plan under which we grant equity-based compensation awards to our employees.

	FOR	63
Ratification of the Selection of Deloitte & Touche LLP as Independent Registered Public Accountants for 2019 (Proposal 4) The Audit Committee approved the appointment of Deloitte & Touche LLP as Tenet’s independent registered public accounting firm for 2019. The Audit Committee and the Board believe that the continued retention of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders.	FOR	72

TENET HEALTHCARE ● 2019 PROXY STATEMENT	1

PROXY STATEMENT SUMMARY

Business Overview and 2018 Highlights

Tenet is a diversified healthcare services company composed of three business units (Hospitals, Ambulatory Care and Conifer) that are unified in their commitment to deliver the right care, in the right place, at the right time. Our Hospital segment operates 65 acute care hospitals, over 160 outpatient centers and other ancillary healthcare businesses in primarily urban and suburban markets across nine states. Our Ambulatory Care segment, which represents the operations of United Surgical Partners International (USPI), is the leading provider of ambulatory surgery services in the country and operates over 330 ambulatory surgery centers, urgent care centers, imaging centers and surgical hospitals in the fast-growing ambulatory care market. Conifer Health Solutions (Conifer) has a leading position in the revenue cycle management market and provides services to nearly 750 clients in over 40 states.

In 2018, Tenet set itself on a new path to long-term growth. The Company implemented significant, far-reaching changes to its cost structure, asset portfolio, and business leadership to effectuate a turnaround effort initiated by the Board in late 2017. The result was improved financial performance and a restructured business better suited to the challenges of 2019 and beyond.

Strong Financial Performance

We delivered strong financial performance in 2018 across the enterprise, including revenue of $18.3 billion, net income from continuing operations of $108 million and Adjusted EBITDA* of $2.560 billion, with margins increasing 120 basis points to 14.0% on a same-hospital basis. Net patient revenue in our Hospital segment grew 3.6% on a same-hospital basis. Ambulatory same-facility system-wide revenue grew 5.1%. Enhanced cost management at Conifer contributed to a 26.1% increase in Adjusted EBITDA for the segment year-over-year.

*

This Proxy Statement includes certain non-GAAP financial measures, such as Adjusted EBITDA and Adjusted Free Cash Flow. Definitions of these measures and reconciliations to the most comparable GAAP measure are contained in Appendix A.

2	TENET HEALTHCARE ● 2019 PROXY STATEMENT

PROXY STATEMENT SUMMARY

Dramatic Cost Reductions

The Company has been focused on sustainable cost reductions since late 2017, when we set a goal to decrease expenses by $150 million across all three business units. We later increased our target to $250 million, implementing a program to remove unnecessary processes, integrate functions and eliminate management layers. By the end of 2018, we had achieved our goal, including a 28% reduction in corporate overhead expense, by operating more efficiently and effectively without compromising our service to patients and customers. Our cost savings initiative continues in 2019, with a new plan to reduce costs by an additional $200 million.

Improved Care Delivery Platform

Last year, we made significant progress on initiatives to better integrate our care delivery platforms, continue our investments in high-growth areas, and divest non-core operations. To that end, in 2018:

•

We completed our acquisition of 95% of the equity interests in USPI ahead of schedule—with our increased stake, more of the value of USPI’s growth will benefit our shareholders, and we can accelerate our work combining operations throughout the enterprise.

•	We have actively pursued a thorough review of strategic alternatives for Conifer to best position the business for long-term success and enhance shareholder value.

•	We divested operations that we identified as non-core, including 17 hospitals and facilities in 2018 and an additional three hospitals in early 2019.

•	We also invested in attractive opportunities, including approximately $240 million in acquisitions and joint ventures in ambulatory care.

Upgraded Leadership and Implemented a “Culture of Accountability”

The most important investment Tenet has made to execute our turnaround is in our people. We have upgraded talent across all levels of management and revamped our approach to developing talent internally. In late 2017, the Board appointed Ron Rittenmeyer as Chief Executive Officer to lead the Company’s transition, and as Mr. Rittenmeyer has proven his ability to drive significant improvements throughout the Company, the Board has extended his term of service. In 2018, Mr. Rittenmeyer strengthened the senior management team with a new Chief Information Officer, Executive Vice President of Marketing and Communications, Chief Medical Operations Officer and Chief Executive Officer of USPI, among others. Moreover, we restructured our senior leadership team to appoint Dr. Saum Sutaria to the newly created role of Chief Operating Officer for the entire enterprise. Dr. Sutaria is a trained cardiologist and an expert healthcare operator with over 20 years of clinical, operational and strategic experience in healthcare delivery systems.

More broadly, through internal promotions and external hiring we brought onboard dozens of new executives after transitioning approximately 20% of our corporate leadership positions and approximately 35% of our hospital leadership positions. With a flatter organizational structure and an infusion of new energy and skillsets, we have helped shift the mindset of our employees to create a “Culture of Accountability” that has taken hold throughout the organization.

2019 Priorities

TENET HEALTHCARE ● 2019 PROXY STATEMENT	3

PROXY STATEMENT SUMMARY

Governance Highights

Active Shareholder Engagement Program

Our Board regularly and actively solicits input from investors and governance groups to better inform decision-making and gain insight into shareholder perspectives on a broad range of topics. We value our shareholders’ perspectives on our business and interact with them through a variety of shareholder engagement activities. As we engage with shareholders and proxy advisory firms, feedback is regularly reviewed by our Board.

Throughout 2018, members of Tenet’s Board and management team met with shareholders that own over 75% of Tenet’s outstanding shares to provide updates on developments at Tenet, discuss business strategies and to solicit feedback on our corporate governance policies and practices. Each of the governance changes discussed below was directly influenced and shaped through engagement with our shareholders.

Board Refreshment

The changes taking place at Tenet begin with the Board. The Board initiated a process in 2017 to accelerate the refreshment already underway, and as a result half of our directors have joined since October 2017. The new directors have brought a diversity of viewpoints, approaches and experiences to complement the existing knowledge on the Board as we navigate the challenges and opportunities facing our Company and our industry.

New directors are selected after a rigorous evaluation by our Nominating and Corporate Governance Committee (Governance Committee) that assesses attributes beyond specific business skills, including character, diversity and personal and professional integrity. In particular, Messrs. Bierman, Fisher and Mark, who were appointed at the end of 2017, collectively offer expertise in healthcare supplies, finance, and highly regulated industries. General Austin and Ms. FitzGerald, who were appointed in May 2018, provide perspectives from military leadership, risk management and broad-based healthcare delivery and investment. Each of our directors has the dedication and leadership qualities that enable them to exercise robust oversight of the Company, especially as we navigate a transition onto a new path forward.

Board Diversity

The recent Board refreshment has led to a balanced mix of diversity, age and tenure in the boardroom. The Board believes that a range of backgrounds, beliefs, ethnicities and ages, in addition to gender diversity, contributes to strong governance and successful oversight of the Company.

Diversity, Age and Tenure of Board Nominees

4	TENET HEALTHCARE ● 2019 PROXY STATEMENT

PROXY STATEMENT SUMMARY

Governance Changes

Our Board is committed to sound corporate governance policies that protect the long-term interests of shareholders, promote accountability, and give shareholders a voice. While our Board has long maintained many best practices, including annual election of directors by majority standard, a robust annual self-evaluation process, and frequent shareholder engagement, in 2018 and 2019 the Board has further enhanced the Company’s governance practices. These enhancements, driven in large part by shareholder feedback, are intended to ensure the continued alignment of our corporate governance policies and practices with the long-term interests of our business and our shareholders.

Shareholder Right to Call a Special Meeting

In response to specific shareholder requests for greater Board accountability, on January 21, 2018, Tenet amended its bylaws to allow shareholders that beneficially own a majority of our outstanding shares to call a special meeting. On March 5, 2018, after extensive communication with its shareholders, Tenet further amended its bylaws to allow shareholders that beneficially own 25% of our outstanding shares to call a special meeting. Tenet further amended its special meeting bylaw on March 23, 2018 to provide that the special meeting bylaw can only be amended by the vote of a majority of shareholders. These amendments allow shareholders to take action between annual meetings on significant corporate matters that require shareholder approval. The special meeting bylaw provides a transparent process, including a set timeline and specified date, to ensure an open and appropriate debate in which all shareholders can exchange views prior to the taking of any corporate action that requires shareholder approval. In addition, on March 23, 2018, Tenet amended its bylaws to require that the Company hold an annual meeting of shareholders no less than every 13 months.

Proxy Access

On January 3, 2019, after discussions with both large and small shareholders, the Board amended Tenet’s bylaws to adopt proxy access on market standard terms. Our proxy access provision allows a group of up to 20 shareholders that have collectively owned at least 3% of the Company’s outstanding shares for at least three years to have the right to submit up to two director nominees. The Board adopted proxy access to grant shareholders with a long-term interest in the Company a meaningful voice in director nominations.

TENET HEALTHCARE ● 2019 PROXY STATEMENT	5

PROPOSAL 1–ELECTION OF DIRECTORS

Nominees for Election to the Board of Directors

Tenet’s Board of Directors is elected annually by our shareholders. Our nominees for election include nine independent directors and our Executive Chairman and Chief Executive Officer. The Board has selected the nominees listed below to serve as directors until the 2020 annual meeting, or until their successors are elected or appointed. Each of the nominees listed below, other than General Austin and Ms. FitzGerald, was last elected by the Company’s shareholders at the 2018 annual meeting of shareholders. The nominees for director will be elected if the votes cast for the nominee exceed the votes cast against the nominee, with abstentions and broker non-votes not counted either for or against a nominee (and therefore having no effect on the election).

The Board recommends that you vote “FOR” the election of each of the following nominees.

Ronald A. Rittenmeyer, 71        Director Since: June 2010

Executive Chairman and Chief Executive Officer

Career Highlights

Mr. Rittenmeyer was named Executive Chairman of Tenet in August 2017 and Chief Executive Officer in October 2017. He has served on our Board since 2010, most recently as Lead Director. He is also Chairman of the Federation of American Hospitals’ Board of Directors. He previously served as Chairman of the Board and Chief Executive Officer of Millennium Health, LLC, a health solutions company. He served as the Chairman, President and Chief Executive Officer of Expert Global Solutions, Inc., a provider of business process outsourcing services, from 2011 to 2014. From 2005 to 2008, Mr. Rittenmeyer held a number of senior management positions with Electronic Data Systems Corporation (EDS), including Chairman and Chief Executive Officer from 2007 to 2008, President from 2006 to 2008, Chief Operating Officer from 2005 to 2007 and Executive Vice President, Global Service Delivery from 2005 to 2006. Prior to that, he was a managing director of the Cypress Group, a private equity firm, serving from 2004 to 2005. He served as Chairman, Chief Executive Officer and President of Safety-Kleen Corp. from 2001 to 2004. Mr. Rittenmeyer received his bachelor of science degree in commerce and economics from Wilkes University and his M.B.A. from Rockhurst University.

Skills and Qualifications

•  Transformational leadership experience: As Chief Executive Officer of Safety Kleen, led company out of bankruptcy with pivotal strategic changes; led turnaround at EDS in same role; previously served as the Chief Executive Officer of other public companies, including Millennium Health and Expert Global Solutions.

•  Information technology and business process outsourcing sectors: Experience at EDS, a major information technology outsourcing corporation, adds wealth of knowledge and expertise in the information technology industry that is particularly relevant to Conifer and the healthcare sector generally.

Other Public Company Directorships

Current: American International Group, Inc. (AIG)* and IQVIA Holdings Inc.

Others in Past Five Years: Avaya Holdings Corp. and IMS Health Holdings, Inc.

*   Mr. Rittenmeyer recently notified AIG of his decision not to stand for re-election at AIG’s 2019 Annual Meeting of Shareholders.

6	TENET HEALTHCARE ● 2019 PROXY STATEMENT

PROPOSAL 1–ELECTION OF DIRECTORS

Committee Membership: Governance (Chair) QCE

J. Robert Kerrey, 75        Director Since: November 2012

(prior service as a director from March 2001 to March 2012)

Lead Director since October 2017

Career Highlights

Senator Kerrey is a former governor and U.S. Senator from Nebraska. He has served as managing director at Allen & Company, an investment banking firm, since January 2014. He has also served as Executive Chairman of The Minerva Institute for Research and Scholarship, a non-profit institute that aims to offer exceptional educational experiences to students and advance faculty research, since January 2013. Between January 2011 and February 2013, Senator Kerrey was President Emeritus of The New School University in New York City, and from 2001 to 2010, he served as President of The New School University. From July 2011 to March 2012, he served as the Chairman of M & F Worldwide Education Holdings, a provider of business and home office technology, data management and education products and services. From January 1989 to December 2000, he served as a U.S. Senator for the State of Nebraska. Before his election to the U.S. Senate, Senator Kerrey was Governor of the State of Nebraska from January 1982 to December 1987. Prior to entering public service, he founded and operated a chain of restaurants and health clubs. A former member of the elite Navy SEAL Team, Senator Kerrey is a highly decorated Vietnam veteran who was awarded the Congressional Medal of Honor – America’s highest military honor. Senator Kerrey holds a degree in pharmacy from the University of Nebraska.

Skills and Qualifications

•  Accounting and financial: Has extensive experience in finance and public policy derived from his service at the investment banking firm Allen & Company and as a member of the U.S. Senate and as a state Governor; also served as the president of a major university and held senior executive positions with a number of corporations and foundations operating in the private education sector

•  Public sector: Has 18 years of experience in the public sector as a former U.S. Senator and Governor of Nebraska, experience that the Board deems particularly relevant given the highly regulated nature of the healthcare sector

Other Public Company Directorships

Current: None

Others in Past Five Years: Chart Acquisition Corp. and U.S. Rare Earths, Inc.

Committee Membership: Audit Human Resources

Lloyd J. Austin, III, 65        Director Since: May 2018

Career Highlights

General Austin is a retired four-star general who served for 41 years in the U.S. Army. From March 2013 through March 2016, he served as the Commander of U.S. Central Command responsible for military strategy and joint operations throughout the 20-country Central Region that includes Iraq, Syria, Iran, Afghanistan, Pakistan, Yemen, Egypt and Saudi Arabia. Prior to that, he served as the 33rd Vice Chief of Staff of the U.S. Army from January 2012 to March 2013 and as the Combined Forces Commander in Iraq from September 2010 through 2011. He is the recipient of numerous U.S. military awards, including the Silver Star, five Defense Distinguished Service Medals and the Legion of Merit. General Austin currently serves as a director of United Technologies Corporation and Nucor Corporation. He is a graduate of the U.S. Military Academy and holds master’s degrees from Auburn University (Education) and Webster University (Business Management).

Skills and Qualifications

•  Public sector: As a former four-star general in the U.S. Army, has considerable experience in senior leadership across a variety of positions and deep insight into risk management

Other Public Company Directorships

Current: United Technologies Corporation, Nucor Corporation

Others in Past Five Years: None

TENET HEALTHCARE ● 2019 PROXY STATEMENT	7

PROPOSAL 1–ELECTION OF DIRECTORS

Committee Membership: Governance QCE (Chair)

James L. Bierman, 66        Director Since: October 2017

Career Highlights

Mr. Bierman served as President and Chief Executive Officer of Owens & Minor, Inc., a Fortune 500 company and a leading distributor of medical and surgical supplies, from September 2014 to June 2015. Previously, he served in various other senior roles at Owens & Minor, including President and Chief Operating Officer from August 2013 to September 2014, Executive Vice President and Chief Operating Officer from March 2012 to August 2013, Executive Vice President and Chief Financial Officer from April 2011 to March 2012, and as Senior Vice President and Chief Financial Officer from June 2007 to April 2011. From 2001 to 2004, Mr. Bierman served as Executive Vice President and Chief Financial Officer at Quintiles Transnational Corp. Prior to joining Quintiles Transnational, Mr. Bierman was a partner at Arthur Andersen LLP. Mr. Bierman earned his B.A. from Dickinson College and his M.B.A. at Cornell University’s Johnson Graduate School of Management.

Skills and Qualifications

•  Healthcare industry experience: Served as a senior healthcare industry executive for 8 years at Owens & Minor, Inc. and possesses significant operational and financial experience in the healthcare sector

Other Public Company Directorships

Current: None

Others in Past Five Years: Owens & Minor, Inc. and Team Health Holdings, Inc.

Committee Membership: Audit Human Resources

Richard W. Fisher, 70        Director Since: November 2017

Career Highlights

Mr. Fisher served as President and Chief Executive Officer of the Federal Reserve Bank of Dallas from 2005 until 2015. During his tenure, he served as a member of the Federal Open Market Policy Committee, as the chair of the Conference of Federal Reserve Bank Presidents, and as the chair of the Information Technology Oversight Committee for the 12 Federal Reserve banks. Previously, from 2001 to 2005, Mr. Fisher was Vice Chairman of Kissinger McLarty Associates, a strategic advisory firm. From 1997 to 2001, Mr. Fisher served as Deputy U.S. Trade Representative with the rank of Ambassador. Mr. Fisher currently serves as a Senior Advisor for Barclays PLC, a leading investment bank, and as a Trustee of the University of Texas Southwestern Medical Foundation. Mr. Fisher received his B.A. in economics from Harvard University and earned his M.B.A. from Stanford University.

Skills and Qualifications

•  Accounting and financial expertise: Served as President and Chief Executive Officer of the Dallas Federal Reserve, as a member of the Federal Open Market Policy Committee and as chair of the Conference of Federal Reserve Bank Presidents

Other Public Company Directorships

Current: AT&T Inc. and PepsiCo, Inc.

Others in Past Five Years: None

8	TENET HEALTHCARE ● 2019 PROXY STATEMENT

PROPOSAL 1–ELECTION OF DIRECTORS

Committee Membership: Governance QCE

Meghan M. FitzGerald, DrPH, 48        Director Since: May 2018

Career Highlights

Ms. FitzGerald is a Managing Partner at L1 Health LLC, an investment fund specializing in healthcare. She also serves as an Adjunct Associate Professor of Health Policy at Columbia University. From May 2015 to October 2016, Ms. FitzGerald served as Executive Vice President of Strategy and Policy at Cardinal Health, a healthcare services and product company. From 2010 to 2015, she served as President of Cardinal’s Specialty Solutions division. Ms. FitzGerald also serves as a director of Arix Bioscience plc. She holds a DrPH in Healthcare Policy from New York Medical College, a BSN in Nursing from Fairfield University, and a Master of Public Health from Columbia University.

Skills and Qualifications

•  Healthcare industry experience: A former healthcare services executive with a strong clinical and policy background in addition to current experience in healthcare private equity, has a unique perspective on the healthcare industry

Other Public Company Directorships

Current: Arix Bioscience plc

Others in Past Five Years: Concert Pharmaceuticals, Inc.

Committee Membership: Audit (Chair) Human Resources

Brenda J. Gaines, 69        Director Since: March 2005

Career Highlights

Ms. Gaines served as President and Chief Executive Officer of Diners Club North America, a financial services company and a division of Citigroup Inc., from 2002 until her retirement in March 2004. She also served as President of Diners Club, the nation’s oldest credit card company, from 1999 to 2002, and held a number of senior management positions within Citigroup from 1988 to 1999. From 1983 to 1987, she worked in various management positions for the City of Chicago, including Commissioner of Housing and Deputy Chief of Staff to the Mayor. Ms. Gaines received her bachelor’s degree from the University of Illinois at Champaign-Urbana and her M.P.A. from Roosevelt University in Chicago. Ms. Gaines also serves as a director of the National Association of Corporate Directors, a recognized authority on boardroom practices.

Skills and Qualifications

•  Accounting and financial expertise: Possesses a broad range of experience in the consumer credit industry (Citigroup, Federal National Mortgage Association, CNA Financial), and provides the Board with a valuable perspective on patient billing systems and accounts receivable collections

•  Sales and marketing expertise: Possesses a broad range of experience in consumer and business-to-business sales and marketing and provides the Board a valuable perspective on business development

Other Public Company Directorships

Current: Southern Company Gas

Others in Past Five Years: AGL Resources Inc. and Federal National Mortgage Association (Fannie Mae)

Committee Membership: Human Resources (Chair) QCE

Edward A. Kangas, 74        Director Since: April 2003

Career Highlights

Mr. Kangas served as Global Chairman and Chief Executive Officer of Deloitte Touche Tohmatsu, an international public accounting and consulting firm, from 1989 until his retirement in 2000. He also served as the managing partner of Deloitte & Touche (USA) from 1989 to 1994. He was elected managing partner and Chief Executive Officer of Touche Ross in 1985, a position he held through 1989. Mr. Kangas began his career as a staff accountant at Touche Ross in 1967, where he became a partner in 1975. Mr. Kangas holds a bachelor’s degree in business administration and an M.B.A. from the University of Kansas.

Skills and Qualifications

•  Accounting and financial expertise: Served as Chairman and Chief Executive Officer of Deloitte Touche Tohmatsu, an international public accounting and consulting firm, gaining significant experience in the public accounting field and in advising large public corporations on a range of financial reporting and compliance matters

Other Public Company Directorships

Current: Hovnanian Enterprises, Inc., Intelsat S.A. and VIVUS, Inc.

Others in Past Five Years: Intuit Inc. and United Technologies Corporation

TENET HEALTHCARE ● 2019 PROXY STATEMENT	9

PROPOSAL 1–ELECTION OF DIRECTORS

Committee Membership: Audit Governance

Richard J. Mark, 63        Director Since: November 2017

Career Highlights

Mr. Mark serves as Chairman and President of Ameren Illinois Company, a multi-billion dollar energy and utility company responsible for electric and natural gas distribution to more than 1.2 million electric and 806,000 natural gas customers in Illinois. Mr. Mark joined Ameren in 2002 as Vice President of Customer Service before moving up to various senior management roles. Before joining Ameren, he served for 11 years at Ancilla Systems Inc. While at Ancilla, the parent company to St. Mary’s Hospital in East St. Louis, Illinois, he served as Vice President for Governmental Affairs and Chief Operating Officer before becoming Chief Executive Officer of St. Mary’s Hospital in East St. Louis, Illinois from 1994 to 2002. Mr. Mark served as Director of Union Electric Company from 2005 until 2012 and has been Chairman of Ameren Illinois (subsidiaries of Ameren Corporation) since 2012. Mr. Mark earned his B.S. from Iowa State University and his M.S. at National Louis University.

Skills and Qualifications

•  Healthcare industry experience: Served as a hospital operations executive and possesses a broad range of leadership experience in, and knowledge of, the healthcare industry, along with significant familiarity working in other highly regulated industries

Other Public Company Directorships

Current: None

Others in Past Five Years: None

Committee Membership: Audit Human Resources

Tammy Romo, 56        Director Since: March 2015

Career Highlights

Ms. Romo is Executive Vice President and Chief Financial Officer of Southwest Airlines Co., a major passenger airline, where she is responsible for overall finance activities, including reporting, accounting, investor relations, treasury, tax, corporate planning, and financial planning and analysis. Ms. Romo also oversees supply chain management. Ms. Romo previously served in a number of financial management and leadership positions at Southwest Airlines, including Senior Vice President of Planning, Vice President and Controller, Vice President and Treasurer, and Senior Director of Investor Relations. Before joining Southwest Airlines in 1991, Ms. Romo was an audit manager at Coopers & Lybrand, LLP. Ms. Romo is currently a member of the McCombs School of Business Advisory Council at the University of Texas at Austin. She received a B.B.A. in accounting from the University of Texas at Austin, and she is a Certified Public Accountant in the State of Texas.

Skills and Qualifications

•  Accounting and financial expertise: Serves as EVP & CFO of Southwest Airlines Co., where she is responsible for the airline’s overall finance activities, including reporting, accounting, investor relations, treasury, tax corporate planning, and financial planning and analysis

Other Public Company Directorships

Current: None

Others in Past Five Years: None

10	TENET HEALTHCARE ● 2019 PROXY STATEMENT

PROPOSAL 1–ELECTION OF DIRECTORS

Director Nomination Process

Our Board regularly reviews its composition and is engaged in an ongoing process to thoughtfully refresh the Board to support the continued evolution of the Company. This process is focused on identifying a diverse mix of viewpoints, skills, experience and backgrounds that align with the Company’s business and strategic goals.

Under the Governance Committee charter and the Company’s Corporate Governance Principles, the Governance Committee is responsible for nominating, and the Board is responsible for selecting, individuals to fill vacancies on the Board and to stand for election at each annual or special meeting. The Governance Committee may engage professional search firms and other consultants to assist in identifying, evaluating and conducting due diligence on potential candidates. The Governance Committee considers candidates based on the recommendation of, among others, our Board members and our shareholders.

Since late 2017, the Governance Committee has focused its refreshment efforts on identifying candidates to further strengthen the Board’s ability to oversee the Company through this time of significant transition. To date, this process has resulted in the identification and appointment of five new independent directors who collectively bring deep healthcare, financial, public sector and operational expertise that complements the current skillsets and enhances the effectiveness of the overall Board.

We intend to continue to actively engage with our shareholders regarding Board composition and director qualifications, including considering their input on potential director candidates. Shareholders may propose nominees for election in accordance with the terms of our bylaws or recommend candidates to the Board for consideration by writing to the Governance Committee in care of the Corporate Secretary at Tenet Healthcare Corporation, 1445 Ross Avenue, Suite 1400, Dallas, Texas 75202, or by email to boardofdirectors@tenethealth.com. You should consult our bylaws for more detailed information regarding the process by which shareholders may nominate directors, including by our newly implemented proxy access provisions. Our bylaws may be found in the “Corporate Governance” section under the “For Investors” tab on our website at www.tenethealth.com.

Assessment of Board Composition and Criteria for Board Membership

The Governance Committee evaluates the composition of the Board on an ongoing basis and considers potential nominees to the Board as appropriate. As part of this process, the Governance Committee reviews the composition of the Board as a whole, including the balance of business backgrounds, diversity, qualifications, skillsets and other qualities represented on the Board to ensure the right balance to effectively oversee management. In light of our current structure and operations, and in consideration of the evaluation of the Board’s composition, the Governance Committee believes the following criteria best represent the qualities required for service on the Company’s Board:

✓  Professionalism, dedication, business judgment, integrity and commitment to our core ethical and other values

✓  Diversity of ethnicity, gender, background, experience and viewpoints

✓  Current or past service as the chief executive officer, chief financial officer, chief operating officer or other senior officer of a public or private company, chief executive officer of a business unit of a major corporation, or similar leadership position in a major governmental, professional or non-profit organization

✓  Experience in the healthcare industry or other relevant industry experience

✓  Expertise in financial and accounting matters, familiarity with the regulatory and corporate governance requirements applicable to public companies and/or expertise in other areas enhancing the Board’s performance

✓  Government, regulatory and public sector experience

✓  Ability and willingness to commit adequate time to Board and committee matters

✓  Degree to which the individual’s skills complement those of other directors and potential directors

✓  Familiarity with the communities in which we do business

The Governance Committee also reviews updated biographical information for each incumbent director on an annual basis, including information relating to changes in professional status, independence, other professional commitments and public company directorships.

TENET HEALTHCARE ● 2019 PROXY STATEMENT	11

PROPOSAL 1–ELECTION OF DIRECTORS

Board Evaluations

The Governance Committee oversees the Board’s annual performance evaluation to determine whether the Board, its committees and individual directors are functioning well in view of their responsibilities and the Company’s business. To ensure that the self-evaluation process is conducted with transparency and rigor, the Board has for many years retained a third party advisor to interview individual directors, compile and summarize their feedback, and facilitate a discussion of the evaluation topics at a special executive session of the Board. This comprehensive and disciplined approach to evaluation, assessment and thoughtful review has proven to be an essential element of maintaining a high performing and collaborative Board with the right mix of directors to properly oversee management and its execution of Company strategy.

The Board completed its most recent self-evaluation discussion in February 2019, focusing its discussions on, among other things, integration of the newest directors, further transitions in the Board’s composition over time, and the performance of each committee and committee chair. In addition, directors undertook a detailed review of recent progress in management succession planning, executive bench strength and talent development. Based on the Board’s annual evaluation, and in accordance with the requirements of the Company’s Corporate Governance Principles, the Board concluded that no changes were necessary in the Board’s leadership or committee structure, including chair assignments. In addition, the Board concluded that its processes and committees were functioning properly, noting healthy levels of debate, collaboration and respect among directors.

Directors’ Qualifications and Experience

Based on its review, the Governance Committee concluded that our ten director nominees possess the diversity of experience, skills and other characteristics best suited to meet the needs of the Board and the Company in light of our current business and operating environment. The following table highlights the core skills and experiences of our current nominees. Each nominee possesses skills and experiences in addition to the ones highlighted below (as noted in the director biographies outlined above).

SKILLS AND EXPERIENCES AUSTIN BIERMAN FISHER FITZGERALD GAINES KANGAS KERREY MARK RITTENMEYER ROMO Executive Leadership Healthcare Industry Accounting and Finance Public Sector Public Company Board Service Cybersecurity and Information Technology

Personal Qualities and Diversity. The Governance Committee determined that each nominee embodies a demonstrated commitment to professionalism and integrity. In particular, the Governance Committee noted that each nominee has demonstrated an ability to provide candid and direct feedback, and to provide oversight of the Company’s operations on behalf of all shareholders. Additionally, our Board currently includes individuals of differing ages, backgrounds, ethnicities and genders. Three of our ten director nominees are women and half of the current Board has a tenure of two years or less.

Special Considerations Regarding Service on Other Boards. Our directors must seek the approval of the Governance Committee prior to serving on another public company’s board. In addition, the Governance Committee limits the number of public boards on which a director may serve in addition to our Board to three, or two in the case of directors currently serving as chief executive officers or in equivalent positions of public companies. All of the Company’s directors are in compliance with these requirements. Mr. Rittenmeyer recently notified American International Group, Inc. (AIG) of his decision not to stand for re-election at AIG’s 2019 Annual Meeting of Shareholders. Following such meeting, Mr. Rittenmeyer will only serve on one other public company board of directors.

12	TENET HEALTHCARE ● 2019 PROXY STATEMENT

PROPOSAL 1–ELECTION OF DIRECTORS

Director Independence

Our independence requirements for our Board are set forth in our Corporate Governance Principles, available in the “Corporate Governance” section under the “For Investors” tab on our website at www.tenethealth.com. Under our Corporate Governance Principles, at least two-thirds of the Board must consist of “independent” directors. The Board will not consider a director to be independent unless the Board affirmatively determines that the director has no material relationship with Tenet and the director otherwise qualifies as independent under the corporate governance standards of the New York Stock Exchange (NYSE). The Board reviews each director’s independence at least annually and has made the affirmative determination that each of our current non-employee directors (Austin, Bierman, Fisher, FitzGerald, Gaines, Kangas, Kerrey, Mark and Romo) has no material relationship with the Company and is independent. All members of our Board during the past 13 years have been independent directors with the exception of the two individuals who have served as our Chief Executive Officer during this time period.

In making its independence determinations, the Board broadly considers all relevant facts and circumstances and, in particular, looks closely at the organizations with which each director has an affiliation. If a director or member of the director’s immediate family has a material relationship with the Company, the Board reviews the interest to determine if it would preclude an independence determination.

The Audit Committee, HR Committee and Governance Committee are comprised exclusively of independent directors as required by the NYSE. Also, all directors serving on the Audit Committee meet the more stringent independence standards for audit committee members required by the Securities and Exchange Commission (SEC). In addition, all directors serving on the HR Committee meet the more stringent independence standards for compensation committee members required by the NYSE.

TENET HEALTHCARE ● 2019 PROXY STATEMENT	13

CORPORATE GOVERNANCE AND BOARD PRACTICES

Commitment to Sound Corporate Governance Policies and Practices

Tenet is committed to maintaining corporate governance policies and practices that protect the long-term interests of all our shareholders and promote Board and management accountability. Our Board recognizes that this requires us to continually review and refine our corporate governance practices in order to ensure their continued alignment with evolving market practices and the best interests of our Company and shareholders. Some of our key corporate governance policies and practices include:

Shareholder Rights	✓ Annual election of directors
✓ Majority vote standard and director resignation policy in uncontested elections
✓ Shareholder right to call special meetings at 25% threshold
✓ Proxy access (New for 2019)
✓ One-year limit on “poison pills” unless approved by shareholders
✓ Shareholder right to remove directors under Nevada law
Board Practices	✓ All directors are independent other than the Chief Executive Officer
✓ Highly diverse and experienced Board
✓ Independent Lead Director with clearly defined and robust responsibilities
✓ Commitment to Board refreshment practices, including committee chair rotation
✓ Regularly engage with shareholders, including considering their input on director candidates
✓ Self-evaluation and performance assessment of all directors
✓ Board oversight of political contributions
✓ Regular executive sessions of independent directors

Our Board has also adopted Corporate Governance Principles that provide the framework for our existing corporate governance policies and practices, which the Board reviews annually. These Corporate Governance Principles more fully address matters such as director independence, director qualifications and responsibilities, director compensation, and director and officer stock ownership and retention guidelines. To learn more about our current corporate governance structures, please see our Corporate Governance Principles, which may be found in the “Corporate Governance” section under the “For Investors” tab on our website at www.tenethealth.com.

Board Leadership Structure

Senator Kerrey has served as independent Lead Director since October 2017, when the Board appointed him to replace Mr. Rittenmeyer, who served as the Board’s independent Lead Director from September 2016 until the time he became Executive Chairman on August 31, 2017.

Since May 2015, the Board’s leadership structure has been composed of an Executive Chairman coupled with an independent Lead Director. The Company’s governing documents give the Board the flexibility to determine the appropriate leadership structure for the Company based on our particular circumstances at the time. The independent directors, with the assistance of its Governance Committee, regularly review the Board’s leadership structure to assess whether to separate or combine the roles of Chairman and Chief Executive Officer based on applicable facts and circumstances at the time. By retaining the flexibility to adjust the Company’s leadership structure, the Board is best able to provide for appropriate management and oversight of the Company as well as address any circumstances the Company may face, as no single leadership model is universally or permanently appropriate in all circumstances. The Board believes that this flexibility has served the Company and its shareholders well during recent leadership transitions and that Mr. Rittenmeyer’s current leadership of both the Board and the management team is effective during this period of transition.

14	TENET HEALTHCARE ● 2019 PROXY STATEMENT

CORPORATE GOVERNANCE AND BOARD PRACTICES

Role of Independent Lead Director of the Board

The role of our Lead Director is set forth in our Corporate Governance Principles. Senator Kerrey, as independent Lead Director of the Board, coordinates the activities of the Board and exercises a robust set of duties described below. In addition, Senator Kerrey serves as Chair of the Governance Committee, a role which, combined with his service as Lead Director, enables him to provide oversight of the Company’s corporate governance policies and practices, the director nomination and succession process, and the Board’s self-evaluation process. In his capacity as Lead Director, Senator Kerrey, among other things:

•	Presides at all meetings at which the Chairman is not present

•	Chairs executive sessions of independent directors of the Board

•	Serves as the liaison between the Chairman and independent directors

•	Reviews and approves information sent to the Board

•	Reviews and approves Board meeting agendas and schedules

•	Calls meetings of independent directors if necessary

•	Participates in consultation and direct communication with shareholders, including representing the Board in meetings with investors, legislators, regulators and other government officials

•	Serves an oversight role, in conjunction with the Governance Committee, in the Board performance evaluation process

Since assuming the Lead Director role in late 2017, Senator Kerrey has participated in in-person engagement meetings with a number of our significant shareholders to discuss and seek feedback on various matters regarding the Company’s strategy and governance practices, establishing a direct line of communication between shareholders and independent members of our Board. Senator Kerrey shares the feedback with the full Board so it may be incorporated into the Board’s decision-making processes.

Board and Committee Organization and Responsibilities

Board Meetings and Attendance

We are governed by our Board. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Directors are also encouraged to attend continuing education courses relevant to their service on the Company’s Board. Significant business decisions are generally considered by the Board as a whole. The Board met 14 times during 2018. The Board regularly meets in executive sessions. Mr. Rittenmeyer is considered an employee director and all other directors are considered non-employee directors.

Each incumbent director who served during 2018, other than Mr. Fisher, participated in at least 75% of the aggregate meetings of the Board and the committees on which he or she served during the period he or she served as a director and committee member. Mr. Fisher informed the Board when he was appointed in November 2017 that he had a series of pre-existing commitments during the first quarter of 2018 but that he could attend all but one of the regularly scheduled meetings of the Board and the committees on which he served. However, in the first quarter of 2018, the Board and the committees on which Mr. Fisher serves held an unusually high number of special meetings scheduled on short notice, certain of which conflicted with Mr. Fisher’s pre-existing commitments. The meetings he did not attend were reviewed with him and his concurrence on the outcomes was noted. Given Mr. Fisher’s notification of his preexisting commitments prior to his joining the Board, and the high number of unscheduled meetings in the first quarter of 2018, his absences were approved. During the remaining three quarters of 2018, Mr. Fisher participated in over 75% of all regular and special meetings of the Board and his committees. For the full year of 2018, Mr. Fisher did meet the attendance expectations set forth in our Corporate Governance Principles, which require directors to attend at least 75% of regularly scheduled Board and committee meetings. So far in 2019, Mr. Fisher has attended 100% of the regular and special meetings of the Board and committees on which he serves.

All Board members are encouraged to attend our annual meeting of shareholders. All eight of the directors elected at last year’s annual meeting were in attendance at the 2018 Annual Meeting.

TENET HEALTHCARE ● 2019 PROXY STATEMENT	15

CORPORATE GOVERNANCE AND BOARD PRACTICES

Committees

The Board has delegated certain responsibilities to the following standing committees: Audit Committee, HR Committee, Governance Committee, and Quality, Compliance & Ethics Committee (QCE Committee). The following table identifies the current members of each of our committees.

DIRECTOR	AUDIT*	HUMAN RESOURCES	GOVERNANCE	QCE
Lloyd J. Austin, III	✓	✓
James L. Bierman			✓	Chair
Richard W. Fisher	✓	✓
Meghan M. FitzGerald			✓	✓
Brenda J. Gaines	Chair	✓
Edward A. Kangas		Chair		✓
J. Robert Kerrey			Chair	✓
Richard J. Mark	✓		✓
Ronald A. Rittenmeyer
Tammy Romo	✓	✓

*

All members of the Audit Committee have been designated as financially literate within the meaning of the NYSE listing standards. Mr. Fisher, Ms. Gaines and Ms. Romo have been designated as audit committee financial experts, as defined by SEC rules.

Each of the Board’s committees operates under a written charter that is reviewed and approved annually by the respective committee. The charters are available for viewing in the “Corporate Governance” section under the “For Investors” tab on our website at www.tenethealth.com. The Board and each committee may retain independent advisors and consultants, at the Company’s cost, to assist the directors in carrying out their responsibilities.

The Audit Committee	Meetings Held in 2018: 8

Membership: Gaines (Chair), Austin, Fisher, Mark, Romo (All Independent)

Primary Responsibilities	Key Skills and Experience

•  Assist the Board in oversight of:

¡   Accounting, reporting and financial practices

¡   The integrity of financial statements

¡   Compliance with legal and regulatory requirements with respect to applicable accounting and auditing matters

¡   Independent registered public accountants’ qualifications, independence and performance

¡   Internal audit function

¡   Cybersecurity

•  Establish and maintain policies and procedures for the receipt, retention and treatment of complaints and concerns regarding accounting, internal accounting controls and auditing matters

•  Authority to select, retain and review the independent registered public accountants qualifications, independence and performance

•  Oversee the performance of the Company’s chief internal auditor, who reports directly to the Audit Committee

• Expertise in auditing, accounting and tax-related matters • Preparation or oversight of financial statements • Extensive knowledge of compliance and relevant regulatory issues

16	TENET HEALTHCARE ● 2019 PROXY STATEMENT

CORPORATE GOVERNANCE AND BOARD PRACTICES

The Human Resources Committee	Meetings Held in 2018: 6

Membership: Kangas (Chair), Austin, Fisher, Gaines, Romo (All Independent)

Primary Responsibilities	Key Skills and Experience

•  Establish general compensation policies for the Company that:

¡   Support overall business strategies and objectives

¡   Enhance efforts to attract and retain skilled employees

¡   Link compensation with business objectives and organizational performance

¡   Provide competitive compensation opportunities for key executives

•  Oversee the administration of executive compensation programs with responsibility for establishing and interpreting the Company’s compensation policies and approving compensation paid to executive officers

•  Make all compensation decisions regarding non-employee directors, the Company’s executive officers and other members of the senior management team

•  Review the performance of the Chief Executive Officer and discuss and evaluate, in consultation with the Chief Executive Officer, the performance of other executives

•  Oversee the Company’s policies and procedures regarding harassment in the workplace and sexual misconduct matters, including reporting systems and treatment of received complaints, and monitor compliance with such policies and applicable law

•  Provide perspectives to management regarding the Company’s talent management, which may include performance management, succession planning, leadership development, diversity, recruiting, retention and employee training

•  Extensive knowledge of executive compensation best practices

•  Human capital management

•  Expertise in evaluating executive performance and determining appropriate compensation programs

•  Leading cultural change

The Nominating and Corporate Governance Committee	Meetings Held in 2018: 6

Membership: Kerrey (Chair), Bierman, FitzGerald, Mark (All Independent)

Primary Responsibilities	Key Skills and Experience

•  Identify and evaluate existing and potential corporate governance issues, and make recommendations to the Board concerning our Corporate Governance Principles and other corporate governance matters

•  Review and recommend individuals qualified to become Board members and recommend to the Board candidates to stand for election or re-election to the Board

•  Consider amendments to the Company’s articles of incorporation and bylaws with respect to corporate governance and make recommendations to the Board concerning such proposed amendments

•  Review and make recommendations to the Board regarding Board size, composition and structure

•  Review proposed related-party transactions and determine whether such transactions are appropriate for the Board to consider

• Corporate governance expertise • Board succession planning • Public company board service and experience overseeing large organizations

TENET HEALTHCARE ● 2019 PROXY STATEMENT	17

CORPORATE GOVERNANCE AND BOARD PRACTICES

The Quality, Compliance & Ethics Committee	Meetings Held in 2018: 4

Membership: Bierman (Chair), FitzGerald, Kangas, Kerrey (All Independent)

Primary Responsibilities	Key Skills and Experience

•  Assist the Board with overseeing and reviewing Tenet’s significant healthcare-related regulatory and compliance issues, including its compliance programs and the status of compliance with applicable laws, regulations and internal procedures

•  Oversee performance under the Company’s Quality, Compliance & Ethics Program Charter

•  Receive, and review and consult with management on, periodic reports from the Ethics and Compliance department on all aspects of the compliance program, including efforts in risk assessment, development of policies and procedures, training, auditing and monitoring, and investigations and remediation of compliance matters

•  Receive and review periodic reports from the Clinical Quality department regarding efforts to advance quality healthcare

•  Oversee performance under the Company’s non-prosecution agreement, including interacting with the independent co-monitors appointed thereunder

•  Oversee the performance of the Company’s Chief Compliance Officer, who reports directly to the QCE Committee

•  Experience in establishing and ensuring adherence to quality and compliance controls

•  Expertise in compliance-related policies and procedures

•  Knowledge of and commitment to ethical business practices

HR Committee Interlocks and Insider Participation

During 2018, directors Austin, Fisher, Gaines, Kangas and Romo served on the HR Committee. No member of the HR Committee was at any time during 2018 or at any other time an officer or employee of the Company, and no member had any relationship with the Company requiring disclosure as a related-party transaction under “Certain Relationships and Related Person Transactions” on page 20 of this Proxy Statement. None of our executive officers has served on a board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or HR Committee during 2018.

Role of Board and its Committees in Risk Oversight

Management is primarily responsible for the identification, assessment and management of the various risks that we face. The Board oversees this process as an integral and continuous part of the Board’s oversight of our business. The Board receives regular reports from the heads of our principal businesses and corporate functions that include discussions of the risks involved in their respective areas of responsibility. The Board is routinely informed of developments that could affect our risk profile or other aspects of our business. Among other things, the Board has requested that the Company’s management and its internal and external legal counsel advise it promptly of any material developments relating to litigation, regulatory proceedings, and investigations and compliance issues. The Board considers the oversight of regulatory and litigation risk to be one of its highest priorities. In addition, the Board has identified the oversight of cybersecurity risks to be one its priorities and receives regular reports from the Company’s management on the security of the Company’s information technology systems.

The Board’s committees oversee risks related to their respective areas, as further described below. The Board is kept informed of its committees’ risk oversight and other activities primarily through reports of the committee chairs to the full Board. These reports are presented at every regular Board meeting in executive session, as well as at other times when appropriate. As risk-related issues sometimes overlap, certain issues are addressed at the full Board level. In addition, as part of its annual self-evaluation process, the Board discusses and evaluates its ongoing role in enterprise risk oversight.

18	TENET HEALTHCARE ● 2019 PROXY STATEMENT

CORPORATE GOVERNANCE AND BOARD PRACTICES

Role of Audit Committee in Risk Oversight

Our Audit Committee is primarily responsible for overseeing risk management processes relating to our accounting practices, financial reporting, corporate finance and general business operations. Among other responsibilities, the Audit Committee:

•

Receives quarterly reports from management on business and operational risks, internal audit reports relating to the integrity of our internal financial reporting controls and procedures, potential loss contingencies resulting from pending or threatened litigation or regulatory proceedings, and investigations and reports made to the Company from our Ethics Action Line or any other sources relating to allegations of financial fraud or other infractions.

•

Meets regularly with our Chief Executive Officer, Chief Financial Officer, Controller, General Counsel and Chief Compliance Officer, as well as our external and internal auditors, to discuss potential risks and other contingencies relating to our business.

•	Meets on a quarterly basis to review these topics with selected chief executive officers and/or other senior officers of our major operating units.

•	Reviews material risk issues in connection with its review of our quarterly and annual filings with the SEC.

•	Reviews the Company’s cybersecurity program at least annually and receives frequent updates on cybersecurity matters.

•

Reports and discusses the outcome of its meetings to the full Board, including any other material risks identified by the Audit Committee in the course of its deliberations that require discussion or action by the full Board.

Role of Quality, Compliance & Ethics Committee in Risk Oversight

Our QCE Committee is primarily responsible for overseeing our assessment and management of regulatory and compliance risk. In particular, the QCE Committee:

•

Oversees our information, procedures and reporting systems to provide reasonable assurance that: (1) our operations comply with applicable laws and regulations, particularly those related to healthcare providers; (2) we, including our directors and employees, act in accordance with appropriate ethical standards; and (3) our subsidiaries’ hospitals and other facilities deliver quality medical care to their patients.

•

Oversees our Compliance Program, which is governed by our Quality, Compliance & Ethics Program Charter. Our Compliance Program is intended to foster compliance with federal and state laws and regulations applicable to healthcare providers, and receives quarterly reports from our Chief Compliance Officer (who reports directly to the QCE Committee), our Ethics and Compliance Department, and our internal and external legal, regulatory and other officers and advisors.

•	Oversees the Company’s compliance with its non-prosecution agreement, including the Company’s ongoing work with the independent co-monitors appointed pursuant to the terms of the agreement.

Role of Human Resources Committee in Risk Oversight

Our HR Committee is responsible for assessing our compensation policies and practices relative to all our employees, including non-executive officers, to determine if the risks arising from these policies and practices are reasonably likely to have a material adverse effect on the Company. In performing its duties, the HR Committee meets at least annually with our management and the HR Committee’s independent compensation consultant to review and discuss potential risks relating to our employee compensation plans and programs. The HR Committee reports to the Board any risks associated with our compensation plans and programs, including recommended actions to mitigate such risks.

The HR Committee has determined that there are no risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on the Company. This finding is based upon the HR Committee’s ongoing review of our compensation programs and practices, the mechanisms in our compensation plans and programs intended to reduce the risk of conduct reasonably likely to have a material adverse effect on our company, and an overall risk assessment of such programs. Among other things, the HR Committee has reviewed our pay philosophy, balance of cash and equity compensation, balance of long-term and short-term performance periods in our plans and programs, and our use of performance metrics that encourage management to act in the long-term interest of our shareholders. The HR Committee has also considered our equity grant administration policy, stock ownership guidelines, incentive pay policies on clawbacks and bonus modifiers, as well as our internal financial reporting and regulatory compliance procedures.

TENET HEALTHCARE ● 2019 PROXY STATEMENT	19

CORPORATE GOVERNANCE AND BOARD PRACTICES

Policies on Ethics and Conduct

Standards of Conduct

All of our employees, including our Chief Executive Officer, Chief Financial Officer and Controller, are required to abide by Tenet’s policies on business conduct summarized in our Standards of Conduct to ensure that our business is conducted in a legal and ethical manner. The members of our Board of Directors and all of our contractors having functional roles similar to our employees are also required to abide by our Standards of Conduct. Tenet’s policies form the foundation of a comprehensive compliance program that includes compliance with corporate policies and procedures, extensive training, robust auditing and monitoring, an open relationship among colleagues to foster good business conduct, and a high level of integrity. Our policies and procedures cover all major areas of professional conduct, including quality patient care, compliance with all applicable laws and regulations, appropriate use of our assets, protection of patient information, avoidance of conflicts of interest and employment practices.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of Tenet’s policies on business conduct. Retaliation against any employee who in good faith seeks advice, raises a concern, reports misconduct, or provides information in an investigation is strictly prohibited. The full text of our Standards of Conduct is published in the “Our Commitment To Compliance” section under the “About Us” tab on our website at www.tenethealth.com. In addition, amendments to the Standards of Conduct and any grant of a waiver from a provision of the Standards of Conduct requiring disclosure under applicable SEC rules will be disclosed at the same location as the Standards of Conduct on our website at www.tenethealth.com.

As part of the program, we provide annual ethics and compliance training sessions to every employee, as well as our Board and certain physicians and contractors.

Quality, Compliance & Ethics Program Charter

We operate our ethics and compliance program pursuant to a Quality, Compliance & Ethics Program Charter, which has been approved by our QCE Committee. The Charter requires all Company employees and many of our contractors to:

•	Follow our Standards of Conduct.

•	Participate in annual ethics training and specialized compliance training tailored to the individual’s job duties.

•	Work with our hospital, corporate and business unit compliance teams to resolve issues of concern.

•

Contact the Tenet Ethics Action Line at 1-800-8ETHICS, via email or through our intranet website, to report any conduct that they believe in good faith to be an actual or apparent violation of Tenet’s policies.

Our Quality, Compliance & Ethics Program Charter may be found in the “Our Commitment To Compliance” section under the “About Us” tab on our website at www.tenethealth.com.

Certain Relationships and Related Person Transactions

Our written Standards of Conduct require all employees, including our executive officers and members of our Board, to report conflicts of interest and those situations in which there may be the appearance of a conflict of interest. The full text of our Standards of Conduct is published on our website at www.tenethealth.com, and a description of our policies on ethics and conduct can be found above. In the event that a related person transaction (as defined under the SEC rules) involving Tenet or its subsidiaries is identified, our policy is to require that any such transaction be reviewed and approved by the Governance Committee, which is comprised entirely of independent directors. Under SEC rules, a related person is a director, executive officer, nominee for director, or 5% shareholder of Tenet, and their immediate family members. There were no “related person” transactions that require disclosure under the SEC rules since the beginning of our last completed fiscal year.

Communications with the Board of Directors by Shareholders and Other Interested Parties

Shareholders may communicate with the Board of Directors by email to boardofdirectors@tenethealth.com or by writing to the Board in care of Anthony Shoemaker, Corporate Secretary, Tenet Healthcare Corporation, 1445 Ross Avenue, Suite 1400, Dallas, Texas 75202. Shareholder communications will be reviewed internally to determine if the shareholder’s concern can best be addressed by referral to a Tenet department, such as Investor Relations. All other communications will be referred to the Corporate Secretary, who will determine if the communication should be brought to the attention of the full Board, the Chairman of the Board or a particular Board committee or Board member.

Other interested parties may make their concerns known to our non-employee directors by following the procedures for reporting concerns to the Audit Committee set forth in our Corporate Governance Principles, which are available in the “Corporate Governance” section under the “For Investors” tab on our website at www.tenethealth.com.

20	TENET HEALTHCARE ● 2019 PROXY STATEMENT

DIRECTOR COMPENSATION

The HR Committee reviews our non-employee director compensation programs each year with the assistance of the HR Committee’s independent compensation consultant. The full Board considers any changes recommended by the HR Committee following its review. The Board has not increased director compensation levels or otherwise made changes to the program since 2015.

Employee directors do not receive any compensation for their service as a director. All 2018 compensation for our Executive Chairman and Chief Executive Officer is shown in the 2018 Summary Compensation Table on page 47.

Our 2018 annual compensation program for non-employee directors was structured as follows:

ANNUAL COMPENSATION ELEMENT	AMOUNT
Annual Cash Retainer	$95,000
Annual Grant of Restricted Stock Units (RSUs)	$175,000
Annual Committee Chair Cash Retainers:
• Audit Committee	$25,000
• Human Resources Committee	$20,000
• Nominating and Corporate Governance Committee	$15,000
• Quality, Compliance & Ethics Committee	$15,000
Annual Retainer for Lead Director or Non-Executive Chair:
• Cash Fee	$150,000
• Additional Grant of RSUs	$50,000

Non-employee directors also receive $2,000 per committee meeting attended and for Board meetings receive:

•	no fee for the first seven Board meetings each year; and

•	for additional meetings, $3,000 per in-person meeting and $1,500 per telephonic meeting attended.

A newly appointed director receives an initial grant of RSUs valued at $65,000, as well as a prorated annual RSU grant. All annual cash fees are prorated for partial year service. All directors are reimbursed for any travel expenses and other out-of-pocket costs incurred while attending meetings.

2018 Director Compensation Table

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($)(1)(2)		TOTAL ($)
Lloyd J. Austin, III	71,157	227,572	(3)	298,729
James L. Bierman	140,431	175,015		315,446
John P. Byrnes(4)	46,363	-0-		46,363
Richard W. Fisher	119,000	175,015		294,015
Meghan M. FitzGerald	65,157	227,572	(3)	292,729
Brenda J. Gaines	163,500	175,015		338,515
Karen M. Garrison(4)	46,363	-0-		46,363
Edward A. Kangas	150,500	175,015		325,515
J. Robert Kerrey	295,500	225,010		520,510
Richard J. Mark	129,000	175,015		304,015
Richard R. Pettingill(4)	49,473	-0-		49,473
Tammy Romo	138,500	175,015		313,515
Peter M. Wilver(4)	48,363	-0-		48,363

(1)

Amounts shown in this column reflect the grant date fair value, computed in accordance with FASB ASC Topic 718, of RSU awards granted under our 2008 Stock Incentive Plan. Assumptions used in the calculation of these amounts are discussed in the footnotes below and/or in Note 9 to our consolidated financial statements for the year ended December 31, 2018 included in our Annual Report on Form 10-K.

TENET HEALTHCARE ● 2019 PROXY STATEMENT	21

DIRECTOR COMPENSATION

(2)

The amounts shown in this column reflect annual RSU grants applicable to the 2018-2019 board service year valued at approximately $175,000 (prorated for partial-year service in the cases of General Austin and Ms. FitzGerald). We calculated the grant date fair value of these RSUs based on the NYSE closing price per share of our common stock on such date, adjusted for a discount for illiquidity of approximately 24% to reflect the mandatory post-vest holding period applicable to the 2018 annual awards. On May 4, 2018, based on the NYSE closing price of $31.12 per share of our common stock (adjusted as described in the preceding sentence), each non-employee director then serving was granted 7,439 RSUs under the program, and Senator Kerrey was granted an additional 2,125 RSUs in respect of his service as Lead Director.

(3)

Upon joining the Board in May 2018, General Austin and Ms. FitzGerald were each granted an initial stock award of 1,835 RSUs and a prorated annual director grant of 6,077 RSUs applicable to the 2018-2019 board service year. These grants were based on the NYSE closing price of $35.43 per share of our common stock on May 31, 2018 and, in the case of the prorated annual grant, also reflected the discount for illiquidity to reflect the mandatory post-vest holding period applicable to the 2018 annual director awards. The initial stock grant is not subject to the mandatory post-vesting holding period.

(4)

Messrs. Byrnes, Pettingill and Wilver, and Ms. Garrison all ended their term of service as directors on May 3, 2018 and their cash fees were prorated as applicable. These directors did not receive an annual RSU award in 2018.

Compensation Plans Applicable to Directors

Stock Incentive Plans

Each non-employee director receives an annual award under our 2008 Stock Incentive Plan of RSUs that is meant to compensate the director for service on the Board beginning on the date of that year’s annual shareholders meeting and ending on the date of the following year’s annual shareholders meeting. These grants are typically made on the first business day following the annual shareholders meeting and vest immediately on the grant date. Beginning with the 2015 annual grants, a mandatory post-vest holding period of three years was applied to the annual RSU awards, and such awards will be settled in shares of our common stock on the third anniversary of the date of grant (unless deferred under the Special RSU Deferral Plan, discussed below).

On the last trading day of any month in which a new non-employee director is elected to the Board, the director receives a grant of that number of RSUs equal to $65,000 divided by the NYSE closing price per share of our common stock on the date of the grant. These one-time awards vest immediately on the grant date and are settled in shares of our common stock within 60 days of the termination of the director’s service on the Board.

Special RSU Deferral Plan

We adopted the Special RSU Deferral Plan to permit directors to elect to defer the settlement of their annual RSU grants under the 2008 Stock Incentive Plan for a period of five years as provided under the terms of the award agreement. In the event of a change of control of the Company, the RSUs will be settled on the subsequent deferral date irrespective of whether the underlying award agreement would provide for earlier settlement by reason of such change in control. As of the record date, none of our directors have elected to defer settlement of certain RSU grants pursuant to the terms of the Special RSU Deferral Plan.

2006 Deferred Compensation Plan

Under our 2006 Deferred Compensation Plan (2006 DCP), directors and eligible employees may defer all or a portion of their compensation paid during a given calendar year. For directors, compensation is defined as cash compensation from retainers, meeting fees and committee fees. Senator Kerrey was the only non-employee director who participated in the 2006 DCP in 2018. A more complete description of the 2006 DCP can be found under “Nonqualified Deferred Compensation—2006 Deferred Compensation Plan” beginning on page 54.

Director Stock Ownership and Retention Requirements

The Board has adopted stock ownership and retention requirements that require each non-employee director with more than one year of service on the Board to own shares of our stock. In addition, each non-employee director is required to own shares of our stock with a value equal to five times the annual cash retainer within five years after the date on which the director joins the Board. Directors who have not satisfied their ownership requirements must retain 100% of any “net shares” received upon the exercise of stock options and the vesting of restricted stock or RSUs until such time as the requirements are met. For this purpose, “net shares” means the number of shares received upon exercise of stock options or upon vesting of restricted stock or RSUs less the number of shares sold or deducted to pay the exercise price (in the case of options), withholding taxes and any brokerage commissions. A detailed discussion of these requirements can be found under “Stock Ownership and Retention Requirements” beginning on page 45. As of the record date, all of our non-employee directors were in compliance with the requirements or within the applicable period to come into compliance.

22	TENET HEALTHCARE ● 2019 PROXY STATEMENT

SECURITIES OWNERSHIP

Securities Ownership of Management

The table below indicates the shares, options and other securities beneficially owned by our directors, each of our NEOs, and our current directors and executive officers as a group, as of March 11, 2019. No director or current executive officer has pledged any shares of our common stock.

	SHARES BENEFICIALLY OWNED(1)

NAME	SHARES OF COMMON STOCK(2)		OPTIONS EXERCISABLE WITHIN 60 DAYS	PERCENT OF CLASS AS OF MARCH 11, 2019
Audrey Andrews	92,282		-0-	*
Lloyd J. Austin, III	7,912	(3)	-0-	*
James L. Bierman	20,286	(4)	-0-	*
Daniel J. Cancelmi	255,089		37,500	*
Eric Evans	44,206	(5)	-0-	*
Richard W. Fisher	19,869	(6)	-0-	*
Meghan M. FitzGerald	7,912	(3)	-0-	*
Brenda J. Gaines	96,187	(7)	-0-	*
Edward A. Kangas	91,395	(8)	-0-	*
J. Robert Kerrey	45,200	(9)	-0-	*
Richard J. Mark	19,869	(6)	-0-	*
Keith B. Pitts	292,356		-0-	*
Ronald A. Rittenmeyer	165,857	(10)	408,526	*
Tammy Romo	34,846	(11)	-0-	*
Current executive officers and directors as a group (18 persons)	1,154,465	(12)	446,026	1.5%

*	Less than 1%.

(1)	Except as indicated, each individual named has sole control as to investment and voting power with respect to the securities owned.

(2)

As noted below, the totals in this column for each non-employee director include RSUs granted under the terms of our stock incentive plans. These RSUs are settled in shares of our common stock either upon termination of service or upon the third anniversary of the date of grant (unless deferred under the Special RSU Deferral Plan).

(3)	Represents 7,912 RSUs granted under our stock incentive plans.

(4)	Represents 20,286 RSUs granted under our stock incentive plans.

(5)	Holdings for Mr. Evans are reported as of January 1, 2019, the date that he ceased to be an executive officer of the Company.

(6)	Represents 19,869 RSUs granted under our stock incentive plans.

(7)	Includes 408 shares held in trust and 40,950 RSUs granted under our stock incentive plans.

(8)	Includes 40,642 RSUs granted under our stock incentive plans.

(9)	Includes 30,412 RSUs granted under our stock incentive plans.

(10)	Includes 15,000 shares held by Mr. Rittenmeyer’s spouse and 28,041 RSUs granted under our stock incentive plans during the period of time Mr. Rittenmeyer served as a non-employee director.

(11)	Includes 29,598 RSUs granted under our stock incentive plans.

(12)	Includes RSUs granted to non-employee directors under our stock incentive plans.

TENET HEALTHCARE ● 2019 PROXY STATEMENT	23

SECURITIES OWNERSHIP

Securities Ownership of Certain Shareholders

Based on reports filed with the SEC, each of the following entities owns more than 5% of our outstanding common stock. We know of no other entity or person that beneficially owns more than 5% of our outstanding common stock.*

NAME AND ADDRESS	NUMBER OF SHARES BENEFICIALLY OWNED		PERCENT OF CLASS AS OF MARCH 11, 2019
Glenview Capital Management, LLC 767 Fifth Avenue, 44th Floor New York, NY 10153	17,942,624	(1)	17.4%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	12,122,997	(2)	11.8%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	11,574,378	(3)	11.2%
Harris Associates L.P. 111 S. Wacker Drive, Suite 4600 Chicago IL 60606	6,209,187	(4)	6.0%
Nantahala Capital Management, LLC 19 Old Kings Highway S, Suite 200 Darien, CT 06820	5,448,112	(5)	5.3%

(1)

Based on a Schedule 13D/A filed with the SEC on March 26, 2018 by Glenview Capital Management, LLC and its named subsidiaries and affiliates (collectively, Glenview), and Lawrence M. Robbins, as of March 26, 2018, and additional information available to the Company as described in this footnote. Glenview Capital Management, LLC serves as an investment manager to various Glenview funds, and Mr. Robbins is the Chief Executive Officer of Glenview Capital Management. Glenview and Mr. Robbins reported shared voting and investment power with respect to all of the shares indicated above. The 17,942,624 shares includes 41,696 shares issuable by the Company upon settlement of the RSUs that were granted to former members of the Company’s Board who were employees of Glenview.

(2)

Based on a Schedule 13G/A filed with the SEC on February 12, 2019 by The Vanguard Group, Inc., on behalf of itself and its named subsidiaries and affiliates (collectively, Vanguard), as of December 31, 2018. Vanguard reported sole voting power with respect to 175,511 of the shares indicated above, shared voting power with respect to 12,697 of the shares indicated above, sole dispositive power with respect to 11,945,756 of the shares indicated above and shared dispositive power with respect to 177,241 of the shares indicated above.

(3)

Based on a Schedule 13G/A filed with the SEC on January 31, 2019 by BlackRock, Inc., on behalf of itself and its named subsidiaries and affiliates (collectively, BlackRock), as of December 31, 2018. BlackRock reported sole voting power with respect to 11,354,111 of the shares indicated above and sole dispositive power with respect to all of the shares indicated above.

(4)

Based on a Schedule 13G/A filed with the SEC on February 14, 2019 by Harris Associates L.P. (Harris), along with its general partner Harris Associates, Inc. (HAI), as of December 31, 2018. Harris and HAI reported sole voting power with respect to 4,382,976 shares and sole dispositive power with respect to all of the shares indicated above.

(5)

Based on a Schedule 13G filed with the SEC on February 14, 2019 by Nantahala Capital Management, LLC (Nantahala), Wilmot B. Harkey and Daniel Mack, as of December 31, 2018. Nantahala reported shared voting and dispositive power with respect to all of the shares indicated above, which shares included 29,750 options held by Nantahala that may be exercised for 2,975,000 shares of our common stock within sixty days.

*

UBS Group AG filed a Schedule 13G filed with the SEC on January 23, 2019, on behalf of itself and certain of its subsidiaries (collectively, UBS), as of December 31, 2018. UBS reported shared voting and dispositive power with respect to 12,496,825 shares, or approximately 12.2% of our issued and outstanding common stock as of March 11, 2019. Based on additional information provided by UBS to the Company, UBS filed its Schedule 13G due to contractual relationships with certain of its prime broker clients, at least some of whose shares the Company believes are represented by holders in the table above.

24	TENET HEALTHCARE ● 2019 PROXY STATEMENT

HUMAN RESOURCES COMMITTEE REPORT

Our Human Resources Committee (HR Committee) has reviewed and discussed with management the following Compensation Discussion and Analysis. Based on this review and these discussions, the HR Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and included in this Proxy Statement.

Members of the Human Resources Committee

Edward A. Kangas, Chair

Lloyd J. Austin, III

Richard W. Fisher

Brenda J. Gaines

Tammy Romo

TENET HEALTHCARE ● 2019 PROXY STATEMENT	25

LETTER FROM THE HUMAN RESOURCES COMMITTEE

Dear Tenet shareholders:

The Human Resources Committee strives to maintain an executive compensation program that appropriately rewards our leadership team for long-term value creation. We have received significant feedback from our shareholders in recent years that has informed our decision-making as to how we structure and implement our compensation program, and we are encouraged by approval of our say-on-pay proposal last year with more than 97% shareholder support.

The compensation decisions made over the past 18 months reflect the Company’s current period of transition. With a revitalized leadership team focused on implementing operational improvements and driving cultural changes across the enterprise, we have seen substantial progress on important strategic initiatives. Substantial stock price growth since these changes in leadership began in 2018, and thus far in 2019, demonstrates the progress being achieved throughout the Tenet enterprise. And, it is clear there is more work to be done, which is reflected in the below-target payouts under the 2018 Annual Incentive Plan and performance-based portion of our long-term incentives.

Our Committee continues to refine the Company’s executive compensation program to better connect real, delivered pay with the performance of both the Company and the individual executive. Under the AIP, we have implemented new safeguards to more directly target and emphasize individual contributions while ensuring the funding of the incentive pool remains tied directly to our financial performance. These strict and objectively-defined performance elements tightly align with the enterprise shift to a “Culture of Accountability” by differentiating the most critical elements of performance. As you will see in the disclosure that follows, these changes have resulted in modest upward and downward adjustments to AIP payouts for the year in review, sending the appropriate signal that performance matters.

In addition, the Board of Directors has taken key steps to ensure that we have strong leadership continuity through the remainder of Tenet’s transformation. To that end, following significant deliberation, in 2019 the Board proposed, and Ron Rittenmeyer accepted, a roughly one-and-a-half year extension to his anticipated service as Executive Chairman and CEO. The extension and the associated employment arrangement were designed to provide for the successful turnaround at Tenet, at compensation levels that continue to be reasonable as compared to peers and below those of our former CEO. We have also made significant progress in securing our next generation of leadership across the enterprise executive ranks, including the appointment of Dr. Saum Sutaria to the newly created role of Chief Operating Officer. Dr. Sutaria is a recognized senior talent in our industry, and his appointment, coupled with Mr. Rittenmeyer’s leadership, will ensure the Company’s continued successful transition and positioning for our future.

This is an exciting time for Tenet, and the Human Resources Committee recognizes the importance of structuring executive rewards that are aligned with shareholders and incentivize the Company’s leaders to generate sustainable long-term growth. We look forward to continuing to engage in dialogue with our shareholders on these topics.

THE TENET HEALTHCARE CORPORATION HUMAN RESOURCES COMMITTEE

Edward A. Kangas, Chair

26	TENET HEALTHCARE ● 2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

This CD&A describes our compensation programs and reviews compensation decisions for the following Named Executive Officers (NEOs) for 2018:

NAMED EXECUTIVE OFFICER	TITLE
Ron Rittenmeyer	Executive Chairman and Chief Executive Officer (CEO)
Dan Cancelmi	Chief Financial Officer
Keith Pitts	Vice Chairman
J. Eric Evans	Former President of Hospital Operations(1)
Audrey Andrews	Executive Vice President and General Counsel

(1) Mr. Evans served as President of Hospital Operations until December 31, 2018. For more information, see “Creation of Enterprise-Wide COO Role” below on page 31.

The CD&A and Executive Compensation Tables are organized as follows:

TENET HEALTHCARE ● 2019 PROXY STATEMENT	27

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

2018: Progress on a New Path

2018 was a successful and transformational year for Tenet that oriented the Company in a new direction. We delivered strong financial performance while implementing significant, far-reaching changes throughout the enterprise. Our efforts in 2018 were focused on fulfilling strategic initiatives developed in late 2017, when the Board appointed Mr. Rittenmeyer as the new CEO, accelerated its process of Board refreshment, and called for operational improvements and a shift in the Company’s culture.

Under Mr. Rittenmeyer’s leadership, in 2018 Tenet reduced costs, enhanced the portfolio of healthcare delivery assets, upgraded talent at all levels, and repositioned the business for stability and long-term growth. Key to these achievements was the energy of the 110,000 employees across the three business segments that comprise Tenet’s diversified healthcare services mission: our Hospital segment operates 65 acute care hospitals, over 160 outpatient centers and other ancillary healthcare businesses to serve communities in diverse markets; United Surgical Partners International (USPI) operates over 330 healthcare facilities, including ambulatory surgery centers, urgent care centers, imaging centers and surgical hospitals, and is the leading provider of ambulatory surgery services in the country; and Conifer Health Solutions (Conifer) provides revenue cycle management services to nearly 750 clients in over 40 states.

2018 Accomplishments

•

Improved Operations. Last year, each business segment contributed to our strong financial performance, headlined by combined net income of $108 million and Adjusted EBITDA of $2.560 billion. We further enhanced our asset portfolio by divesting eight hospitals and sold other non-core assets to streamline operations.

•

Reduced Costs. We delivered on our goal to cut costs by $250 million—raised from an initial target set in late 2017 of $150 million—with comprehensive expense reductions made enterprise-wide that included a reduction of corporate overhead expense by 28%.

•

Secured New Leadership Enterprise-Wide. The Board appointed Mr. Rittenmeyer to lead the Company’s transition in 2017, and in 2018 secured his commitment to serve for at least two additional years to lead the Company’s turnaround. The Board and Mr. Rittenmeyer have worked together to further upgrade talent through external hiring and internal promotions, reshaping the senior management team and leadership ranks throughout the enterprise.

•

Refreshed the Board. The Board began a comprehensive refreshment process in 2017 that continued in 2018 with the appointment of two new independent directors. This has brought new perspectives and diverse experiences to bear on the direction of the Company and its commitment to long-term success.

•

Reshaped the Business. In 2018, we completed our acquisition of 95% of the equity interests in USPI. As a result, we are now able to share in more of the upside of USPI’s performance and can better integrate the ambulatory business with the rest of the enterprise. With respect to our Conifer business unit, as we reviewed a broad range of strategic alternatives to best suit the long-term future of the business, we simultaneously drove significant improvements in performance.

•

Culture of Accountability. Through the substantial changes in management, restructured operational processes, and the leadership of Mr. Rittenmeyer, we have implemented a “Culture of Accountability” that has flattened the organization and shortened the time from decision to action.

Response to Shareholder Feedback

In recent years, the HR Committee has implemented a series of executive compensation program changes to strengthen the alignment between pay delivery and performance. These changes support Tenet’s turnaround strategy and are also responsive to shareholder feedback from the annual say-on-pay voting and year-round shareholder engagement.

In 2016, the HR Committee overhauled our Long-Term Incentive (LTI) compensation to more tightly connect executive incentives with the Company’s long-term financial goals. These changes included expanding the performance metrics based on shareholder feedback and utilizing longer performance periods, along with new governance practices like expanded clawbacks that apply to all performance-based LTI awards made to our NEOs.

28	TENET HEALTHCARE ● 2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

In 2017, the Committee increased the percentage of overall LTI compensation for senior officers and weighted it more heavily toward performance-based elements. Further, the Board took meaningful action in response to a disappointing 2017 say-on-pay vote of 72.6% approval that reflected shareholder dissatisfaction with certain of the Company’s pay practices. After soliciting and receiving additional shareholder feedback, the Board appointed Mr. Rittenmeyer as the new CEO in 2017 and in 2018 set his target compensation below the median of our peers. Following the implementation of these changes, our 2018 say-on-pay proposal received over 97% support from our shareholders.

In addition, for 2018 the HR Committee added a “Gatekeeper” to the Annual Incentive Plan (AIP) for our Hospital, USPI and Conifer businesses. The Gatekeeper, as discussed in more detail on page 34, introduced a threshold level of quality and service performance metrics that our employees closest to care delivery and client services, including Mr. Evans, must meet in order to receive any payout under the AIP. For corporate employees whose roles serve the enterprise more broadly, including all NEOs other than Mr. Evans, the HR Committee simplified the performance metrics to focus on key, enterprise-wide financial results.

For all AIP participants, the HR Committee made another significant change in 2018. To reinforce our “Culture of Accountability” and allow the HR Committee to more accurately target the performance that it wishes to reward or discourage, the amount every participant receives depends in part on a rigorous assessment of individual performance against a pre-established framework under a redesigned performance review process. For more information, see “Revised 2018 AIP Structure” and “Culture of Accountability” on page 34.

2018 Leadership Developments

Chief Executive Officer Compensation

Mr. Rittenmeyer’s compensation package has been designed to effect a successful turnaround at Tenet at reasonable compensation levels consistent with our philosophy of paying for strong performance results. Accordingly, Mr. Rittenmeyer’s compensation arrangement has evolved as he has continued to produce meaningful improvements and drive the Company towards its key strategic objectives. This evolution includes a one-and-a-half year extension approved in early 2019 to provide for a successful turnaround while maintaining annualized compensation levels that are reasonable compared to peers and below those of our former CEO, as described in detail below.

The following graphic annualizes Mr. Rittenmeyer’s target direct compensation for the entire term of his service as CEO through the end of his extended Employment Agreement on June 30, 2021. The HR Committee believes this presentation provides a more holistic view of

Mr. Rittenmeyer’s intended compensation package as compared to the SEC-required disclosure levels shown in the Summary Compensation Table on page 47, where LTI equity awards are reported entirely in the year of grant. When approving Mr. Rittenmeyer’s compensation arrangements, the HR Committee viewed compensation levels from an annualized basis to confirm that his target compensation remained below the median peer CEO level and below the pay level of his predecessor in the role. The HR Committee also considered that granting the awards up front would serve to strongly link Mr. Rittenmeyer’s potential pay delivery to Tenet’s turnaround results during this period. The HR Committee does not intend to make any additional LTI grants, or other forms of compensation, to Mr. Rittenmeyer during the remainder of his term of service with the Company.

Ron Rittenmeyer’s Target Direct Compensation as CEO

(August 31, 2017 to June 30, 2021)

TENET HEALTHCARE ● 2019 PROXY STATEMENT	29

COMPENSATION DISCUSSION AND ANALYSIS

2018 Chief Executive Officer Employment Agreement

In March 2018, Tenet entered into an employment agreement (the Employment Agreement) with Mr. Rittenmeyer engaging him to serve as the Company’s CEO for the two-year period from March 1, 2018 through February 28, 2020.

In determining the appropriate compensation for Mr. Rittenmeyer, the HR Committee considered Mr. Rittenmeyer’s strong performance during the first six months of his tenure. The Committee set the target for Mr. Rittenmeyer’s annual direct compensation at approximately the 25th percentile of our peers based on the belief that initial compensation levels for an incoming CEO should be set with room for growth and with the expectation that, should the Employment Agreement be amended or extended, future compensation levels would be determined based on actual performance results.

For the two-year period from March 1, 2018 through February 28, 2020, the Employment Agreement provides for:

•	Base Salary: $1,200,000 per year

•	Annual Incentive Plan: 150% of salary (at target) per year

•	Long-Term Incentives: $14,000,000 for the two-year period (granted 50% in RSUs and 50% in time-vested or “restricted” cash)

Under the terms of the Employment Agreement, Mr. Rittenmeyer’s long-term incentives vest in equal quarterly installments over the two-year term, aligning with the transitional nature and compressed timing of the turnaround objectives. In making these LTI grants, the HR Committee believed that two years was too short to set meaningful long-term performance goals, but rather that performance would be fairly reflected by the change in the Company’s stock price over the period. Mr. Rittenmeyer is not covered by Tenet’s Executive Severance Plan.

The HR Committee approved the compensation for Mr. Rittenmeyer under his Employment Agreement, including the RSUs with a grant date fair value of $7,000,000, on February 28, 2018; however, the parties did not execute the Employment Agreement until March 24, 2018. The HR Committee intended for the grant date for Mr. Rittenmeyer’s restricted stock units to be the date of HR Committee approval in February. Instead, the date of execution of the Employment Agreement in March was used to determine the grant date. As a result of using the March grant date, Mr. Rittenmeyer received 288,660 restricted stock units whereas the HR Committee intended Mr. Rittenmeyer to receive the number of units calculated with the February grant date, or 339,806. In June 2018, the HR Committee awarded Mr. Rittenmeyer RSUs equal to the difference between these figures, or 51,146 units.

Extension in 2019

In February 2019, recognizing the considerable improvements Mr. Rittenmeyer had already implemented and the additional progress required in the Company’s turnaround process, the Board of Directors approved an amendment to Mr. Rittenmeyer’s Employment Agreement (the Amendment) that extends his term of service through June 2021.

Mr. Rittenmeyer’s base salary and annual bonus opportunity remain unchanged under the Amendment. In connection with the Amendment, an award of RSUs valued at $16,000,000 and vesting in nine quarterly installments was granted to Mr. Rittenmeyer to further align his interests with those of shareholders over the remainder of his term of service as CEO, and to reward continued turnaround performance reflected by Tenet’s stock price growth rather than setting goals for a short incremental performance period. Since assuming the role of Executive Chairman on August 31, 2017, Tenet’s share price has increased by more than 75% through March 21, 2019, driving an increase in market-capitalization of approximately $1.4 billion over that time period.

The Amendment also extends the duration of the non-competition and non-solicitation covenants to which Mr. Rittenmeyer is subject under the Employment Agreement from 12 months following the date of Mr. Rittenmeyer’s termination of employment to two years following such date.

To facilitate a smooth transition and to promote stability in leadership, Mr. Rittenmeyer has agreed to serve in an advisory role to his successor over an additional two-year period following the end of his employment as CEO. Under this advisory arrangement, Mr. Rittenmeyer will receive an annual retainer of $750,000, will remain eligible to participate in the Company’s health and welfare benefits programs, and will remain subject to restrictive covenants no less favorable to the Company than those set forth in the Employment Agreement.

The Board does not intend to approve any further LTI awards or other forms of compensation for Mr. Rittenmeyer during the remainder of his term of service with the Company.

30	TENET HEALTHCARE ● 2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Creation of Enterprise-Wide COO Role

The Board maintains a strong leadership succession plan. Over the past year, several steps have been taken to ensure that the Company has the appropriate leadership structure and a clear succession process with internal candidates being developed for future key promotions.

In November 2018, the Board announced the appointment of Saumya (Saum) Sutaria, M.D., as Chief Operating Officer (COO) of the Company, to be effective in January 2019. The appointment created a new position and restructured the Company’s senior leadership. Previously, operational leadership was divided among the three business units, with Mr. Evans serving as President of Hospital Operations. Under the new streamlined structure, Dr. Sutaria as COO has direct responsibility for the Hospital business unit as well as the authority to design and implement enterprise-wide initiatives, particularly with respect to increased integration. This shift in leadership structure aligns with the Company’s broader transformation strategy and leverages Dr. Sutaria’s clinical, operational and advisory experience accumulated over 20 years working in complicated and diverse healthcare systems and related businesses.

Dr. Sutaria most recently served as a Senior Partner at McKinsey & Company, where he worked for 18 years providing advisory support for hospitals, healthcare systems, physicians groups, ambulatory care models, integrated delivery, and government-led delivery, while also working with institutional investors in healthcare. Previously, Dr. Sutaria practiced medicine with a focus in internal medicine and cardiology.

Mr. Evans and the Company agreed that his last day of employment with the Company would be December 31, 2018. In connection with his departure, Mr. Evans was eligible to receive benefits consistent with a Qualifying Termination and/or termination without cause under the Company’s Executive Severance Plan and other employee benefit plans, as further described on page 56.

Chief Operating Officer Employment Agreement

In connection with his appointment as COO, Tenet entered into an employment agreement with Dr. Sutaria for an initial three-year term until January 2022, during which he will receive target total direct compensation in the median annual range for comparable positions, consisting of:

•	Base Salary: $1,000,000 per year

•	Annual Incentive Plan: 100% of salary (at target) per year

•	Annual Long-Term Incentives: $4,000,000 in RSUs per year (vesting ratably over three years)

The HR Committee also approved a one-time buyout to Dr. Sutaria valued at $12,000,000, which was a make-whole for forfeited and forgone earnings from his previous employer. The buy-out was split between $7 million in RSUs and $5 million in restricted cash to provide for employment retention, as it vests in full upon the expiration of the three-year term. LTI awards to Dr. Sutaria are not subject to financial performance goals as part of this initial employment arrangement, which is designed to transition him to a public company compensation program from a private partnership model at his prior employer. The Company’s stock price performance over the period will be reflected in ultimate pay delivery. Dr. Sutaria is subject to certain non-competition covenants for one year, and non-solicitation covenants for two years, following termination of his employment. Dr. Sutaria is not covered by Tenet’s Executive Severance Plan, and there were no additional hiring inducements.

TENET HEALTHCARE ● 2019 PROXY STATEMENT	31

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Elements Link Pay with Performance

The following table outlines the primary components of our NEOs’ 2018 compensation packages (other than Mr. Rittenmeyer, as discussed above):

ELEMENT		DESCRIPTION	PURPOSE
Base Salary		• Fixed cash compensation set annually • Based on peer group and market survey data, as well as individual performance, experience, internal pay equity considerations and tenure	• Attracts and retains talented executives with competitive fixed pay
Annual Incentive Plan

•  Performance-based cash compensation tied to achievement of annual performance goals

•  Target award amount set as a percentage of base salary that increases for executives who more directly influence business outcomes

•  Motivates and rewards executives for meeting short-term goals that drive long-term growth

•  Challenging, objective performance metrics are set annually based on Company’s business plans and vary across business units

Long-Term Incentives	Performance- Stock Options (1/3)

•  Performance stock options vest only if stock price increases 25% from grant date and remains at or above such a level for 20 consecutive trading days

•  If performance condition is not met within three years following grant, 100% of the options are forfeited

• Requires sustained increase in the Company’s stock price for executives to realize any value • Strongly incentivizes executives to deliver meaningful growth to shareholders
Performance Based Cash (1/3)

•  Awards cliff vest on third anniversary of grant date based on performance against pre-determined goals measured over cumulative three-year performance period

•  Cash payments conserve equity usage and provide liquidity to insiders who are often precluded from selling stock

•  Focuses executives on creating long-term shareholder value

•  Rigorous goals are set for Adjusted EPS, Adjusted Free Cash Flow Less Cash NCI and Relative Total Shareholder Return (TSR) to align with the Company’s long-term objectives

	Time-Based RSUs (1/3)	• RSUs vest ratably over three years	• Directly aligns economic interests of executives and shareholders through equity ownership • Encourages retention and subject to forfeiture in the event that an officer terminates employment

Best Practices Support Strong Compensation Governance

We maintain the following best practices to ensure our governance of executive compensation reflects our pay-for-performance philosophy and aligns the interests of our executives and shareholders.

✓ Active engagement with investors

✓ Emphasis on pay-for-performance

✓ Clawback provisions applicable to all performance-based compensation paid to NEOs
✓ Significant stock ownership and retention requirements for executives (6x base salary for the Chief Executive Officer) and non-employee directors (5x annual cash retainer)

✓ No excise tax gross-ups on change-in-control severance benefits

✓ Independent compensation consultant

✓ Limited perquisites

✓ Anti-hedging and anti-pledging policies

32	TENET HEALTHCARE ● 2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

DETAILED DESCRIPTION AND ANALYSIS

2018 Compensation Decisions

Base Salary

Base salary provides our NEOs with a fixed annual income and helps us attract and retain key executive talent. The HR Committee approves the base salary of NEOs annually based on its assessment of each NEO’s individual performance and experience level, internal equitability considerations, and a review of peer group and market survey data provided by our independent compensation consultant. None of our NEOs received base salary increases in 2018.

NAMED EXECUTIVE OFFICER	2018 SALARY		INCREASE FROM 2017
Ron Rittenmeyer	$1,200,000	(1)	N/A
Dan Cancelmi	$618,000		0.0%
Keith Pitts	$925,000		0.0%
J. Eric Evans	$700,000		0.0%
Audrey Andrews	$550,000		0.0%

(1)

Mr. Rittenmeyer’s base salary was reduced to $1,200,000 in March 2018 when the HR Committee approved a comprehensive pay package that included AIP and LTI compensation. Previously, the HR Committee had set Mr. Rittenmeyer’s base salary at $2,900,000 in November 2017, reflecting the short-term nature of the arrangement during the leadership transition and lack of AIP and LTI compensation.

Performance-Based Annual Incentive Plan

The AIP is designed to reward our employees for performance against short-term financial, quality and service goals selected by our HR Committee to drive long-term growth. It is broad-based and, for most of the approximately 5,600 employees who participate across each of the Company’s business units, it is our principal means for linking pay to performance.

Each year the HR Committee sets performance goals across metrics related to the financial performance of the Company and operational objectives of each business unit, as well as individual performance goals. Each metric has a carefully calibrated threshold, target, and maximum performance level that is scored from 0% (at or below the threshold) to 200% (at or above the maximum) of target. Once the outcome of each metric has been determined, the result is a fixed funding pool from which individual payouts are determined.

The HR Committee maintains discretion to adjust AIP outcomes positively or negatively for individuals or business units depending on a variety of factors, including results that do not meet expectations, unanticipated market events, and extraordinary or disappointing individual performance. Specifically, the HR Committee reduces AIP payments for failure to comply with the Company’s standards of conduct or in response to other negative quality, safety or compliance events.

In addition, AIP awards are subject to recoupment provisions where the Board may require reimbursement to the Company of awards in the event of a material restatement of our financial results caused by the recipient’s fraud or in other circumstances involving material violations of Company policy or misconduct that cause substantial harm to the Company.

2018 Target Annual Incentive Award Levels for Named Executive Officers

In 2018, the HR Committee approved the following target bonus award levels for each NEO:

NAMED EXECUTIVE OFFICER	TARGET AWARD RELATIVE TO BASE SALARY
Ron Rittenmeyer	150%
Dan Cancelmi	100%
Keith Pitts	100%
J. Eric Evans	100%
Audrey Andrews	75%

TENET HEALTHCARE ● 2019 PROXY STATEMENT	33

COMPENSATION DISCUSSION AND ANALYSIS

NEO target award levels have remained unchanged since 2016, except for Mr. Rittenmeyer, whose target award level was first set at the time the HR Committee approved his comprehensive pay package in early 2018.

Revised 2018 AIP Structure

Historically, our AIP measured rigorous, objective performance metrics across financial, quality and service dimensions that track the Company’s strategy, with specific metrics adapted for each business unit. Each metric was weighted differently and then combined into a single “score” on which the AIP was based. While the HR Committee maintained discretion to adjust payouts, the scorecard did not specifically incorporate the results of individual performance reviews, so most participants would receive the calculated level of payout. In 2018, the Company revamped its approach to talent development and individual performance reviews.

“Culture of Accountability”

To further emphasize our newly implemented “Culture of Accountability,” the results of thorough annual assessments became a component of AIP scoring for the first time in 2018. The scorecard payout is now adjusted by a multiplier based on each participant’s individual performance rating, with the ratings calibrated across the entire Company to ensure the AIP funding pool remains fixed.

The individual performance reviews strengthen the AIP program by introducing the ability to target more directly the performance that the HR Committee desires to reward or discourage. The reviews help build a productive workplace culture that can be unified across different business units and further reinforce the behaviors that lead to long-term success. Moreover, they refine the level at which the HR Committee can reward extraordinary performance or incentivize better performance going forward.

Individuals are rated across a number of dimensions in two categories: Results, or the “what,” and People, or the “how.”

•

The Results category incorporates factors including a participant’s ability to meet financial, operational and process goals, execute plans aligned with the Company’s focus, provide customer service, innovate and work independently.

•	The People category measures traits such as reinforcing the Company culture, leading by example, treating others with respect, and displaying honesty and courage.

Individuals are given a rating in each category ranging from 1 to 5, with 1 representing unsatisfactory performance and 5 representing a top performer. The ratings under the Results and People categories are averaged to produce a single metric that, when calibrated across the Company, produced the distribution shown to the right.

2018 Individual Performance Company-Wide Rating Distribution

Gatekeeper for Non-Enterprise Employees

Last year, the HR Committee determined that a revised structure would better focus Hospital, USPI and Conifer participants on the operational goals that directly impact the experiences of patients and customers in the communities we serve. Rather than joining these metrics with financial performance results—where strong growth could overcome quality and service outcomes that did not meet expectations—the HR Committee implemented a “Gatekeeper” so that the AIP would not pay out if employees did not adequately meet operational objectives.

Under the Gatekeeper, achievement of all quality and service goals applicable to a particular business unit are scored first. Financial measures are scored separately. If a participant does not meet at least 50% of the target performance in the Gatekeeper, he or she does not receive an AIP bonus regardless of financial results. The Gatekeeper thus incentivizes operational leaders to prioritize long-term drivers of growth like operational excellence and patient loyalty.

For “Enterprise” employees, including all of the NEOs other than Mr. Evans, whose roles support all three business units but are further removed from healthcare delivery, the HR Committee determined that clear, enterprise-wide measures of financial performance would best motivate business results and foster a unified mentality. Consequently, the Gatekeeper does not apply to Enterprise employees. Instead, the creation of the Enterprise AIP funding pool is dependent on the financial success of the consolidated enterprise.

34	TENET HEALTHCARE ● 2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

2018 Enterprise AIP Performance Metrics and Results

Four of our 2018 NEOs—Messrs. Rittenmeyer, Cancelmi and Pitts and Ms. Andrews—earned AIP bonuses from the funding pool created under the Enterprise scorecard. This scorecard measured the Company’s total annual Adjusted EBITDA (60% of the scorecard) and Adjusted Free Cash Flow Less Cash Payments to Noncontrolling Interests (Adjusted Free Cash Flow Less Cash NCI) (30%). Achievement on these metrics is scored based on the degree to which the metric meets predetermined target goals set by the HR Committee based on the Company’s business plan and external guidance. The remaining 10% of the Enterprise funding pool was set aside for individual performance assessments.

The HR Committee selected Adjusted EBITDA as a metric because financial analysts and investors use it to measure the Company’s financial performance and, as a result, management incentives are aligned with the goals of investors. The HR Committee selected Adjusted Free Cash Flow less Cash NCI as a metric because it measures the Company’s ability to sustainably generate cash that can be used for purposes that are important to financial analysts and investors, including acquisitions, investing in joint ventures, repurchasing outstanding equity or debt securities, or other general corporate purposes. Furthermore, the HR Committee believes that free cash flow generation is an important determinant in long-term shareholder value creation because it allows the Company to fund growth without raising additional debt and can also be used to retire existing indebtedness, both of which enhance long-term shareholder value. Given the HR Committee’s view on the importance of Adjusted Free Cash Flow less Cash NCI to both short-term and long-term value creation for shareholders, the HR Committee decided to use it in both the AIP and LTI programs.

METRIC	THRESHOLD LEVEL	TARGET LEVEL	MAXIMUM LEVEL	ACTUAL PERFORMANCE	PERCENTAGE OF TARGET	CALCULATED POINTS
Adjusted EBITDA	$2.392 billion	$2.525 billion	$2.659 billion	$2.560 billion	125.9%	75.5
Adjusted FCF Less Cash NCI(2)	$353 million	$503 million	$653 million	$312 million	0.0%	0.0
Individual Performance				Target(3)	100%	10.0
Enterprise Score						85.5
Negative Discretionary Adjustment						(10.0%)
Final Funding Level						76.9% of Target

(1)	See Appendix A for definition and reconciliation of Adjusted EBITDA.

(2)	Adjusted Free Cash Flow (see Appendix A for definition and reconciliation) minus cash distributions paid to NCI reflected on the Company’s consolidated statements of cash flow.

(3)	Target value used for purposes of establishing AIP funding pool; individual performance is ultimately reflected through the individual performance adjustment process described below.

2018 Hospital AIP Performance

Mr. Evans earned his AIP bonus from the funding pool created under the Hospital Gatekeeper and scorecard. The Gatekeeper measured the following quality and service metrics: a composite of over a dozen hospital quality measures with target set at national average (30% of Gatekeeper); the average star rating assigned by the Centers for Medicare and Medicaid Services with target set at national average (10%); the results of internal patient satisfaction surveys with target set at approximately four percentage points above 2017’s results (25%); and employee turnover with target set at national average (20%). The remaining 15% of the Gatekeeper was set aside for individual performance assessments. Altogether, the Hospital Gatekeeper achieved 84.5% of target.

Like the Enterprise scorecard, the Hospital scorecard measured Adjusted EBITDA (65% of scorecard) and Adjusted Free Cash Flow Less Cash NCI (15%) with the same target levels. It also included measures for inpatient admissions with target set at 1.0% growth relative to 2017 (10%) and outpatient visits with target set at 1.2% growth relative to 2017 (10%). The Hospital scorecard achieved 85.5% of target and, when combined with the outcome of the Gatekeeper, resulted in a calculated Hospital AIP score of 72.3% of target.

Negative Discretionary Adjustment to Enterprise and Hospital Funding Pools

The HR Committee, on the recommendation of management, determined that it was appropriate to reduce the total AIP funding pools for Enterprise and Hospital employees by 10% and 20%, respectively. This downward adjustment reflected the Company’s failure to meet certain performance expectations, particularly in the third and fourth quarters of 2018 when the Company lowered its earnings guidance, driven in large part by underperformance of the Hospital Operations segment. The discretionary reductions resulted in final funding of the Enterprise AIP funding pool at 76.9% of target and the Hospital AIP funding pool at 57.7%.

TENET HEALTHCARE ● 2019 PROXY STATEMENT	35

COMPENSATION DISCUSSION AND ANALYSIS

Individual Performance Adjustments

As described above, in 2018 the HR Committee introduced a robust individual performance component to the AIP to align with our “Culture of Accountability,” and to more directly reflect performance that the HR Committee desires to reward or discourage. Under this new structure, the HR Committee adjusted individual payouts with a multiplier based on the final rating obtained from each NEO’s performance review. The multiplier ranges from 0% for a rating of 1 to a potential 150% for a rating of 5. For any given rating other than 1, the multiplier can range within a specified narrow band.

The HR Committee made the following performance adjustments for our NEOs based on the material factors provided below:

•

Mr. Rittenmeyer received an individual performance adjustment of 130% based on a rating of 4.5. This rating was determined by the HR Committee based on strong results that Mr. Rittenmeyer delivered in a year of significant transformation. Operational and financial performance has greatly improved in a short period of time, and Mr. Rittenmeyer has provided the vision behind the “Culture of Accountability” driving results across the enterprise. The HR Committee also considered that under Mr. Rittenmeyer’s leadership, the organization has been reshaped, stabilized and is well-positioned for continued success in 2019 and beyond.

•

Mr. Cancelmi received an individual performance adjustment of 120% based on a rating of 4. This rating was determined based on the sound financial performance delivered under Mr. Cancelmi’s leadership in 2018. Adjusted EBITDA results were strong and Tenet delivered significant cost reductions by restructuring throughout the organization, streamlining processes and speeding decision-making. Through improved performance, debt retirement and refinancing, Tenet also reduced its leverage and increased financial flexibility, while investing to increase USPI ownership to 95%.

•

Mr. Pitts received an individual performance adjustment of 100% (no change) based on a rating of 3. This rating was determined based on the positive outcomes that Mr. Pitts and his team were able to produce in 2018. He and his team executed on an accretive divestiture program and guided our exploration of strategic alternatives for Conifer. Mr. Pitts also played an integral role in the successful early acquisition of our minority partner’s remaining interest in USPI.

•

Mr. Evans received an individual performance adjustment of 90% based on a rating of 2.5. This rating was determined in consideration of the fact that Hospital Operations results were mixed in 2018. While focus on quality and patient satisfaction had positive results, overall performance continued to fall short of expectations. A decision was made to restructure senior leadership at the end of 2018 and create the position Chief Operating Officer in January 2019 with enterprise-wide authority.

•

Ms. Andrews received an individual performance adjustment of 125% based on a rating of 4.5. This rating was determined based on Ms. Andrews’ significant contributions to the transition of leadership and shift in culture in 2018. She and her team also delivered strong results across the enterprise, and she made organizational changes to further streamline legal processes and reduce outside counsel spend. In addition to her contributions leading the Law department, the HR Committee considered the fact that Ms. Andrews also assumed responsibility for Government Relations in 2018.

The table below shows target and actual AIP awards for 2018.

NAMED EXECUTIVE OFFICER	TARGET AIP PAYOUT	CALCULATED AIP PAYOUT	INDIVIDUAL PERFORMANCE MULTIPLIER	2018 ACTUAL AIP PAYOUT	PAYOUT AS % OF TARGET
Ron Rittenmeyer	$1,800,000	$1,384,200	130%	$1,799,460	99.97%
Dan Cancelmi	$618,000	$475,242	120%	$570,290	92.28%
Keith Pitts	$925,000	$711,325	100%	$711,325	76.90%
J. Eric Evans	$700,000	$403,900	90%	$363,510	51.93%
Audrey Andrews	$412,500	$317,213	125%	$396,516	96.13%

Long-Term Incentive Compensation

The HR Committee restructured our LTI compensation awards in 2016 with a number of significant changes designed to better align our executives’ incentives with the long-term goals of the Company, and the Committee has continued to refine our LTI design each year since. In response to specific shareholder feedback that the HR Committee establish longer performance periods and reconsider performance metrics, the Committee began making LTI awards in 2016 with cumulative three-year performance periods that were subject to a variety of performance metrics connected to the Company’s long-term strategies. For more information on the LTI awards granted in 2016, see “Results of 2016-18 LTI Awards” on page 38 below.

36	TENET HEALTHCARE ● 2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

The HR Committee continues to review our LTI award structure and performance metrics to ensure that the program best promotes long-term company performance and appropriately aligns the economic interests of our NEOs with those of our shareholders. After reviewing our LTI compensation practices and the 2017 awards, the HR Committee determined that the structure and metrics remained appropriate for 2018 and provided helpful continuity. Our 2018 LTI awards are summarized below.

•

Performance-Based Stock Options (1/3). One-third of the total target LTI award was granted in the form of performance-based stock options that are subject to the satisfaction of a stock price performance condition. These options become eligible to vest only if the Company’s stock price increases at least 25% from the price on the date of grant. To ensure that the stock price increase represents sustained value creation, the stock price must then close at or above this hurdle price for 20 consecutive trading days for vesting to occur. This performance condition for the 2018 performance options was achieved. If the stock price performance condition had not been achieved in the three years following the date of grant, all of the options would have been forfeited without payment of additional consideration.

•

Performance-Based Cash (1/3). One-third of the total target LTI award was granted in the form of performance-based cash awards. Actual payouts will range from 0% to 200% of the target level depending on the degree to which three equally weighted performance metrics are achieved: Adjusted EPS, Adjusted Free Cash Flow Less Cash NCI, and Relative TSR, each measured over a three-year period. While these awards were denominated in shares for those granted in 2016, the HR Committee believed that settling awards in cash would better manage share utilization under our Stock Incentive Plan for awards granted in 2017 and 2018. More information with respect to each metric and the reason it was selected appears in the table below:

LTI PERFORMANCE METRIC	DESCRIPTION
Adjusted Earnings Per Share (EPS)

•  Measures the Company’s per-share profitability, excluding certain gains and losses.

•  Many analysts and shareholders use the ratio of a company’s stock price to its earnings as a valuation tool, and the HR Committee believes that greater earnings per share correlates with higher share prices.

•  Likewise, Adjusted EPS incorporates interest expense and noncontrolling interest expense, which are meaningful uses of the Company’s cash.

Adjusted Free Cash Flow Less Cash NCI

•  Measures the Company’s ability to sustainably generate cash that can be used for purposes such as acquisitions, investing in joint ventures, repurchasing outstanding equity or debt securities, or other general corporate purposes.

•  The HR Committee believes that free cash flow generation is an important determinant in long-term shareholder value creation because it allows the Company to fund growth without raising additional debt and can also be used to retire existing indebtedness.

Relative Total Shareholder Return (TSR)

•  Compares the Company’s shareholder return (i.e., share price appreciation plus dividends) with those of its direct publicly traded competitors, which are currently Community Health Systems, HCA Healthcare and Universal Health Services. At the time of grant, LifePoint Health was also considered a direct peer, but it has since gone private in connection with a merger. The HR Committee believes that the approach of comparing performance specifically to the Company’s direct peers is the best way to determine whether Tenet management is driving relative stock price performance.

•  To achieve a target-level or higher payout on the relative TSR metric, the Company’s relative TSR must exceed that of at least two of the direct peers over the three-year performance period, and the maximum payout will be achieved only if Tenet outperforms all of the other companies.

•

Time-Based RSUs (1/3). The remaining one-third of the total target LTI award was granted in the form of time-based RSUs that vest ratably over three years. Granting stock-settled units to senior management directly aligns executive and shareholder interests while the time-based vesting encourages retention.

TENET HEALTHCARE ● 2019 PROXY STATEMENT	37

COMPENSATION DISCUSSION AND ANALYSIS

2018 LTI Grant Values for Named Executive Officers

Two-thirds of the total target LTI award is at-risk and requires achievement of rigorous performance goals over a three-year period before value is received. The following table summarizes the total target grant value of LTI awards granted to each of our NEOs in February 2018:

NAMED EXECUTIVE OFFICER	PERFORMANCE CASH(1)	PERFORMANCE STOCK OPTIONS(2)	TIME-BASED RSUS(3)	TOTAL 2018 LTI GRANT VALUE
Dan Cancelmi	$766,667	$766,674	$766,670	$2,300,011
Keith Pitts	$1,300,000	$1,300,006	$1,300,004	$3,900,010
J. Eric Evans	$833,334	$833,340	$833,352	$2,500,026
Audrey Andrews	$500,000	$500,008	$500,003	$1,500,011

(1)	Assumes target level performance.

(2)

Fair value of these options was calculated using a Monte Carlo simulation; material assumptions used in such calculation are discussed in Note 9 to our consolidated financial statements for the year ended December 31, 2018 included in our Annual Report on Form 10-K.

(3)	Value is based on the NYSE closing price per share of our common stock on the date of grant (February 28, 2018: $20.60).

Rigor of Performance Goals

In establishing target, threshold and maximum performance levels for our performance-based cash awards, the HR Committee considers annual and longer-term growth rates that the Company discloses to shareholders, as well as the consensus of analyst estimates and business-planning projections. The HR Committee sets the target amounts at demanding levels that require NEOs to achieve significant improvement each year of the performance period. Evidence of the HR Committee’s highly rigorous approach to goal-setting is apparent in the below-target payout under the 2016 annual LTI awards as discussed below.

Consistent with the practices of many other public companies, the Company has concluded that pre-disclosure of specific long-term financial performance goals could cause competitive harm to the Company and may be interpreted as guidance by some shareholders. As has been Tenet’s practice, specific goals will be disclosed after the respective performance period is completed and the information is no longer sensitive from a competitive perspective.

Results of 2016-18 LTI Awards

The redesigned LTI awards first granted in March 2016 had a performance period of three years with performance measured across four equally weighted performance metrics as set forth in the table below (achievement at target on any metric would result in 25.0% of the total payout). Four of our 2018 NEOs—Ms. Andrews and Messrs. Cancelmi, Evans and Pitts—received these grants, which vested in March 2019 following the HR Committee’s certification of the Company’s achievement under the performance metrics.

Three of the four performance metrics for the 2016 LTI awards were the same as the 2018 LTI award performance metrics. The performance metrics for the 2016 LTI awards also included Adjusted Return on Invested Capital (ROIC), which measures capital efficiency and management’s ability to generate economic returns on capital investments and acquisitions.

The following table shows the Company’s results under each of the applicable performance metrics measured over the three-year period ended December 31, 2018.

2016-18 LTI PERFORMANCE METRIC	THRESHOLD PERFORMANCE	TARGET PERFORMANCE		ACTUAL PERFORMANCE	PAYOUT
Adjusted Earnings per Share	$5.87	$6.52		$3.71	0.00%
Adjusted Free Cash Flow less Cash NCI	$1.358 billion	$1.509 billion		$839 million	0.00%
Adjusted return on invested capital	4.91%	5.46%		5.23%	17.20%
Relative total shareholder return	4th	3rd		3rd	25.00%
Total Pay Delivery			42.20% of Target

Results of 2014 Performance LTI Awards

In August 2014, the HR Committee made awards of performance RSUs to certain senior officers. One-third of these RSUs vest on attainment of performance criteria based on the Company’s compound annual growth rate (CAGR) of Adjusted EBITDA over the three-year period ended December 31, 2018 as compared to the Company’s Adjusted EBITDA for the year ended December 31, 2015. The number of shares received with respect to this award could range from 0% to 200% of the target level, depending on the degree to which the target

38	TENET HEALTHCARE ● 2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

performance goals were achieved. The threshold performance for Adjusted EBITDA CAGR from 2015 to 2018 was 1%, with target at 1%-3% and maximum at greater than 3%. Actual performance was above the maximum at 3.89% CAGR, resulting in a payout of 200%. Ms. Andrews and Messrs. Cancelmi, Evans and Pitts received these grants, which remain subject to a service-based vesting requirement and will vest in August 2019 subject to continued employment.

2018 Leadership Developments

Chief Executive Officer Compensation

Mr. Rittenmeyer’s compensation package has been designed to effect a successful turnaround at Tenet at reasonable compensation levels consistent with our philosophy of paying for strong performance results. Accordingly, Mr. Rittenmeyer’s compensation arrangement has evolved as he has continued to produce meaningful improvements and drive the Company towards its key strategic objectives. This evolution includes a one-and-a-half year extension approved in early 2019 to provide for a successful turnaround while maintaining annualized compensation levels that are reasonable compared to peers and below those of our former CEO, as described in detail below.

The following graphic annualizes Mr. Rittenmeyer’s target direct compensation for the entire term of his service as CEO through the end of his extended Employment Agreement on June 30, 2021. The HR Committee believes this presentation provides a more holistic view of

Mr. Rittenmeyer’s intended compensation package as compared to the SEC-required disclosure levels shown in the Summary Compensation Table on page 47, where LTI equity awards are reported entirely in the year of grant. When approving Mr. Rittenmeyer’s compensation arrangements, the HR Committee viewed compensation levels from an annualized basis to confirm that his target compensation remained below the median peer CEO level and below the pay level of his predecessor in the role. The HR Committee also considered that granting the awards up front would serve to strongly link Mr. Rittenmeyer’s potential pay delivery to Tenet’s turnaround results during this period. The HR Committee does not intend to make any additional LTI grants, or other forms of compensation, to Mr. Rittenmeyer during the remainder of his term of service with the Company.

Ron Rittenmeyer’s Target Direct Compensation as CEO

(August 31, 2017 to June 30, 2021)

2018 Chief Executive Officer Employment Agreement

In March 2018, Tenet entered into the Employment Agreement with Mr. Rittenmeyer engaging him to serve as the Company’s CEO for the two-year period from March 1, 2018 through February 28, 2020.

In determining the appropriate compensation for Mr. Rittenmeyer, the HR Committee considered Mr. Rittenmeyer’s strong performance during the first six months of his tenure. The Committee set the target for Mr. Rittenmeyer’s annual direct compensation at approximately the 25th percentile of our peers based on the belief that initial compensation levels for an incoming CEO should be set with room for growth and with the expectation that, should the Employment Agreement be amended or extended, future compensation levels would be determined based on actual performance results.

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COMPENSATION DISCUSSION AND ANALYSIS

For the two-year period from March 1, 2018 through February 28, 2020, the Employment Agreement provides for:

•	Base Salary: $1,200,000 per year

•	Annual Incentive Plan: 150% of salary (at target) per year

•	Long-Term Incentives: $14,000,000 for the two-year period (granted 50% in RSUs and 50% in time-vested or “restricted” cash)

Under the terms of the Employment Agreement, Mr. Rittenmeyer’s long-term incentives vest in equal quarterly installments over the two-year term, aligning with the transitional nature and compressed timing of the turnaround objectives. In making these LTI grants, the HR Committee believed that two years was too short to set meaningful long-term performance goals, but rather that performance would be fairly reflected by the change in the Company’s stock price over the period. Mr. Rittenmeyer is not covered by Tenet’s Executive Severance Plan.

The HR Committee approved the compensation for Mr. Rittenmeyer under his Employment Agreement, including the RSUs with a grant date fair value of $7,000,000, on February 28, 2018; however, the parties did not execute the Employment Agreement until March 24, 2018. The HR Committee intended for the grant date for Mr. Rittenmeyer’s restricted stock units to be the date of HR Committee approval in February. Instead, the date of execution of the Employment Agreement in March was used to determine the grant date. As a result of using the March grant date, Mr. Rittenmeyer received 288,660 restricted stock units whereas the HR Committee intended Mr. Rittenmeyer to receive the number of units calculated with the February grant date, or 339,806. In June 2018, the HR Committee awarded Mr. Rittenmeyer RSUs equal to the difference between these figures, or 51,146 units.

Extension in 2019

In February 2019, recognizing the considerable improvements Mr. Rittenmeyer had already implemented and the additional progress required in the Company’s turnaround process, the Board of Directors approved an amendment to Mr. Rittenmeyer’s Employment Agreement that extends his term of service through June 2021.

Mr. Rittenmeyer’s base salary and annual bonus opportunity remain unchanged under the Amendment. In connection with the Amendment, an award of RSUs valued at $16,000,000 and vesting in nine quarterly installments was granted to Mr. Rittenmeyer to further align his interests with those of shareholders over the remainder of his term of service as CEO, and to reward continued turnaround performance reflected by Tenet’s stock price growth rather than setting goals for a short incremental performance period. Since assuming the role of Executive Chairman on August 31, 2017, Tenet’s share price has increased by more than 75% through March 21, 2019, driving an increase in market-capitalization of approximately $1.4 billion over that time period.

The Amendment also extends the duration of the non-competition and non-solicitation covenants to which Mr. Rittenmeyer is subject under the Employment Agreement from 12 months following the date of Mr. Rittenmeyer’s termination of employment to two years following such date.

To facilitate a smooth transition and to promote stability in leadership, Mr. Rittenmeyer has agreed to serve in an advisory role to his successor over an additional two-year period following the end of his employment as CEO. Under this advisory arrangement, Mr. Rittenmeyer will receive an annual retainer of $750,000, will remain eligible to participate in the Company’s health and welfare benefits programs, and will remain subject to restrictive covenants no less favorable to the Company than those set forth in the Employment Agreement.

The Board does not intend to approve any further LTI awards or other forms of compensation for Mr. Rittenmeyer during the remainder of his term of service with the Company.

Creation of Enterprise-Wide COO Role

The Board maintains a strong leadership succession plan. Over the past year, several steps have been taken to ensure that the Company has the appropriate leadership structure and a clear succession process with internal candidates being developed for future key promotions.

In November 2018, the Board announced the appointment of Saumya (Saum) Sutaria, M.D., as Chief Operating Officer (COO) of the Company, to be effective in January 2019. The appointment created a new position and restructured the Company’s senior leadership. Previously, operational leadership was divided among the three business units, with Mr. Evans serving as President of Hospital Operations. Under the new streamlined structure, Dr. Sutaria as COO has direct responsibility for the Hospital business unit as well as the authority to design and implement enterprise-wide initiatives, particularly with respect to increased integration. This shift in leadership structure aligns with the Company’s broader transformation strategy and leverages Dr. Sutaria’s clinical, operational and advisory experience accumulated over 20 years working in complicated and diverse healthcare systems and related businesses.

Dr. Sutaria most recently served as a Senior Partner at McKinsey & Company, where he worked for 18 years providing advisory support for hospitals, healthcare systems, physicians groups, ambulatory care models, integrated delivery, and government-led delivery, while also working with institutional investors in healthcare. Previously, Dr. Sutaria practiced medicine with a focus in internal medicine and cardiology.

Mr. Evans and the Company agreed that his last day of employment with the Company would be December 31, 2018. In connection with his departure, Mr. Evans was eligible to receive benefits consistent with a Qualifying Termination and/or termination without cause under the Company’s Executive Severance Plan and other employee benefit plans, as further described on page 56.

40	TENET HEALTHCARE ● 2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Chief Operating Officer Employment Agreement

In connection with his appointment as COO, Tenet entered into an employment agreement with Dr. Sutaria for an initial three-year term until January 2022, during which he will receive target total direct compensation in the median annual range for comparable positions, consisting of:

•	Base Salary: $1,000,000 per year

•	Annual Incentive Plan: 100% of salary (at target) per year

•	Annual Long-Term Incentives: $4,000,000 in RSUs per year (vesting ratably over three years)

The HR Committee also approved a one-time buyout to Dr. Sutaria valued at $12,000,000, which was a make-whole for forfeited and forgone earnings from his previous employer. The buy-out was split between $7 million in RSUs and $5 million in restricted cash to provide for employment retention, as it vests in full upon the expiration of the three-year term. LTI awards to Dr. Sutaria are not subject to financial performance goals as part of this initial employment arrangement, which is designed to transition him to a public company compensation program from a private partnership model at his prior employer. The Company’s stock price performance over the period will be reflected in ultimate pay delivery. Dr. Sutaria is subject to certain non-competition covenants for one year, and non-solicitation covenants for two years, following termination of his employment. Dr. Sutaria is not covered by Tenet’s Executive Severance Plan, and there were no additional hiring inducements.

The Compensation Process

Role of the Human Resources Committee

The HR Committee is comprised entirely of independent directors and makes all compensation decisions regarding our NEOs. The HR Committee considers input from (i) the other independent members of our Board of Directors, (ii) the Company’s shareholders and (iii) its independent compensation consultant. In the case of NEOs other than the CEO, the HR Committee also considers input and recommendations from the CEO. The HR Committee’s decisions regarding compensation of our NEOs are made outside the presence of these officers. The HR Committee is also responsible for approving our executive compensation program and general compensation policies, all new or materially amended broad-based compensation plans and the performance measures used in our executive compensation programs.

Independent Compensation Consultant

The HR Committee has retained Frederic W. Cook & Co. (the “Consultant”) as its independent consultant to assist the Committee with its duties. In 2018, the Consultant participated in or provided input with respect to all meetings of the HR Committee and regularly communicated with the Committee Chair and the Lead Director. This year the Consultant’s services included:

•	Providing market data, industry trends and competitive analysis relative to our peers;

•	Advising on the key elements of our executive compensation plans and policies;

•	Reviewing our compensation peer group and suggesting changes, if warranted; and

•	Providing recommendations on the structure and competitiveness of compensation for our CEO and COO.

Subject to the approval of the HR Committee, the Consultant meets with members of management to review management’s proposed compensation recommendations to the Committee, discuss compensation trends and best practices and review Company compensation data. Any material information provided to management by the Consultant is disclosed to the HR Committee.

To safeguard the independence of the Consultant:

•

The HR Committee retains the Consultant, determines the terms and conditions of the Consultant’s engagement and has the sole authority to approve the Consultant’s fees and other retention terms or to terminate the engagement;

•	The Consultant reports directly to the HR Committee and has direct access to the Committee Chair during and between meetings; and

•

The Consultant provides no services to the Company or management, except as related to executing the provisions of the HR Committee Charter, and with the knowledge and approval of the HR Committee Chair.

The HR Committee has assessed the independence of the Consultant pursuant to SEC and NYSE rules and concluded that no conflict of interest exists in connection with the Consultant’s service as an independent advisor to the Committee.

TENET HEALTHCARE ● 2019 PROXY STATEMENT	41

COMPENSATION DISCUSSION AND ANALYSIS

Performance Review Process

Each year, the HR Committee reviews the performance of the CEO with the other independent members of the Board in executive session. This review is based on the performance evaluations of the CEO by the independent Board members, as well as other data provided to the HR Committee, including the CEO’s self-evaluation and feedback provided by selected members of management. For performance reviews of other NEOs, the CEO provides the HR Committee a detailed evaluation based in part on a self-assessment completed by each NEO to review prior year performance as measured against personal, pre-established goals. For a summary of the material factors addressed in each NEO’s performance review, see page 36.

Benchmarking Against Peer Companies

In setting compensation for our NEOs, the HR Committee typically reviews comparative compensation data derived from the companies that comprise our peer group, as well as market survey data provided to us by the Consultant. The HR Committee believes it is appropriate to evaluate the compensation of the NEOs against a blend of peer group and market survey data given the small number of publicly held healthcare services companies comparable in size to Tenet and the fact that hospital companies comprise only a small portion of the publicly held healthcare service companies. We describe each of these data sources in more detail below.

The HR Committee seeks to compensate our NEOs at competitive compensation levels relative to our peer group when target levels of performance are met and considers the “market median” to be a helpful benchmark in setting compensation levels for our NEOs.

2018 Peer Group

The changing healthcare landscape, including consolidation among health care providers, left only four other similarly sized publicly traded “direct” competitors engaged primarily in the operation of acute care hospitals at the beginning of 2018: Community Health Systems, Inc., HCA Healthcare, Inc., LifePoint Health, Inc. and Universal Health Services, Inc. (collectively, the “Direct Peers”). While these four Direct Peers were included in our peer group for 2018, in November 2018, LifePoint Health, Inc. went private in connection with a merger, leaving only three. To create a sufficiently large peer group of public companies with whom Tenet competes for talent, the HR Committee looked to related industry segments that approximated Tenet in revenues, enterprise value and number of employees. In consultation with the Consultant, for 2017 the HR Committee established the objective selection process below to determine its peer group. For 2018, the HR Committee determined it was appropriate to follow the same process again, resulting in the same 17 companies that operate across healthcare services, facilities and equipment, as well as managed care.

•	Step 1: Start with the Direct Peers (Four companies)

•	Step 2: Add companies in the following GICS sub-industry segments identified as peers by at least two of the four direct peers:

¡	Healthcare Facilities

¡	Healthcare Services

¡	Managed Healthcare

¡	Healthcare Equipment

¡	Healthcare Distributors

(198 additional companies added)

•	Step 3: Remove companies with:

¡	Revenues less than ~$5 billion or greater than ~$60 billion

¡	Enterprise value greater than $75 billion

¡	Fewer than 25,000 employees

(184 companies removed)

•	Step 4: Review potential peers for relevance to Tenet:

¡	Remove companies with limited overlap with Tenet

(1 company removed)

42	TENET HEALTHCARE ● 2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Using the criteria set forth above, the HR Committee established the following peer group for 2018 compensation decisions:

DIRECT PEERS	OTHER PEERS
Community Health Systems	Aetna	Genesis Healthcare
HCA Healthcare	Baxter International	Humana
LifePoint Health	Becton, Dickinson and Company	Kindred Healthcare
Universal Health Services	Boston Scientific	LabCorp
	Cigna	Quest Diagnostics
	DaVita	Stryker
Envision Healthcare

The following chart illustrates Tenet’s size compared to the 2018 peer group median of revenues, enterprise value and number of employees, using data provided to the HR Committee by the Consultant in November 2017.

Tenet Positioning Relative to Peers

Market Survey Data

For 2018 compensation decisions, the HR Committee reviewed additional compensation data from the following third-party general-industry survey sources:

SURVEY	TARGETED ANNUAL REVENUE OF COMPANIES COMPRISING DATA USED BY CONSULTANT
2017 Aon Hewitt Total Compensation Measurement survey	$10 billion to $25 billion
2017 Mercer Executive Benchmark survey	Greater than $10 billion
2017 Willis Towers Watson U.S. Compensation Database survey	$10 billion to $20 billion
2017 Willis Towers Watson Top Management survey	Greater than $5 billion
2017 FW Cook Long-Term Incentives survey	$19.6 billion

The Consultant compiles data from these surveys relating to the compensation levels received for each position held by a NEO against the compensation levels received by executives holding similar positions at other companies. The Consultant then presents the data to the HR Committee in aggregated form. In benchmarking compensation levels against the survey data, the HR Committee considers only the aggregated survey data provided by the Consultant. The identity of the companies comprising the survey data is not disclosed to, or considered by, the HR Committee in its decision-making process. The HR Committee members do not consider the identity of the companies comprising the survey data to be material for this purpose.

TENET HEALTHCARE ● 2019 PROXY STATEMENT	43

COMPENSATION DISCUSSION AND ANALYSIS

Other Compensation, Benefits and Considerations

Perquisites

Perquisites for our NEOs are limited and generally represent an immaterial element of our executive compensation program. They largely consist of life insurance premiums, Company contributions to retirement programs available to other senior officers, and personal use of Company aircraft.

Upon the recommendation of an independent, third-party security study, the Company also provides Mr. Rittenmeyer a car and personal security driver that he primarily uses for commuting and local business travel. The HR Committee does not consider these security costs as personal benefits because they serve a business purpose arising from his employment as CEO. However, the Company is required to disclose the unreimbursed incremental costs associated with the personal use of the Company-provided car, including commuting expenses, and personal security driver. These services were made available to Mr. Rittenmeyer beginning in October 2018, and the related amounts are disclosed in the 2018 Summary Compensation Table on page 47.

The security study also recommended Mr. Rittenmeyer use Company aircraft for both business and personal use. Our aircraft usage policy requires Mr. Rittenmeyer to reimburse us for any personal use of the corporate aircraft above 75 hours per year and allows Mr. Rittenmeyer to approve limited personal use of Company aircraft by certain other Company executives. In 2018, Mr. Rittenmeyer’s personal use of the corporate aircraft totaled approximately eight hours. The unreimbursed incremental cost of his and other NEO’s use is disclosed in the 2018 Summary Compensation Table on page 47.

The Company does not provide tax gross-ups to NEOs except to Mr. Rittenmeyer exclusively to cover personal income tax obligations due to imputed income for use of a Company-provided car for security purposes. We do not provide our NEOs with any other significant perquisites.

Executive Severance Plan

The Tenet Executive Severance Plan (ESP) is applicable to certain of our NEOs and certain other senior managers and officers of the Company, including hospital chief executive officers. The ESP provides cash severance and other benefits that vary by position level, consistent with market practice. ESP participants do not receive gross-ups of excise taxes that may be incurred upon a change of control.

Each of the NEOs, other than Mr. Rittenmeyer, participates in the ESP. The severance periods for the Company’s NEOs under the ESP were determined by the HR Committee based on (1) past company practice, (2) competitive data provided by the Consultant regarding the severance periods in place for executives of similar-sized companies and other healthcare peers, and (3) the HR Committee’s analysis of the financial impact of various severance compensation scenarios on each of these executives and the Company.

Provisions in the ESP and related severance agreements regarding non-competition, confidentiality, non-disparagement and non-solicitation as a condition of receipt of severance benefits under the ESP remain in effect for at least the period during which the severed executive is entitled to receive severance payments.

A more detailed description of the ESP is contained in “Potential Payments Upon Termination or Change of Control” beginning on page 55.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (SERP) provides certain current and former officers with retirement benefits in the form of lifetime annuity payments. The benefit amount is based on the officer’s years of service, age and earnings. Benefit amounts received under the SERP are reduced (offset) by any benefit received under the Tenet Executive Retirement Account described below.

Our SERP has been in place since 1984, but was closed to new participants in 2014. The SERP was continued for existing participants, which includes Messrs. Cancelmi and Pitts, and Ms. Andrews. As of December 31, 2018, only nine employees of the Company participated in the SERP. Additional information regarding benefit calculations and other terms of the SERP is provided in the narrative discussion following the 2018 Pension Benefits Table on page 53. Messrs. Rittenmeyer and Evans do not participate in the SERP.

Executive Retirement Account

We established the Tenet Executive Retirement Account (ERA) in order to attract and retain certain members of Company management, particularly those who were not eligible to participate in the SERP. The Company makes an annual contribution to the ERA each year on behalf of each participant in an amount equal to a specified percentage of the participant’s base salary. Such contributions accrue earnings credits. Upon a qualifying termination, participants are entitled to a retirement benefit equal to the vested balance of their ERA account. Upon

44	TENET HEALTHCARE ● 2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

becoming eligible to participate in the SERP, a participant’s ERA account balance is frozen and such participant is no longer eligible to receive contributions or earnings credits under the ERA. Such individual, however, may continue to accrue years of vesting service under the ERA.

Mr. Rittenmeyer began participating in the ERA in 2018, and Mr. Evans was a participant in the ERA until his departure in 2018. Mr. Cancelmi and Ms. Andrews began participating in the ERA prior to becoming eligible to participate in our SERP. Upon a qualifying termination of employment, Mr. Cancelmi and Ms. Andrews will receive their vested balances under the ERA and will also be entitled to receive their applicable benefit under the SERP, but such SERP benefit will be reduced (offset) by any benefit received under the ERA. Mr. Pitts does not participate in the ERA.

Deferred Compensation Plan

Under our Fifth Amended and Restated Tenet 2006 Deferred Compensation Plan (2006 DCP), our NEOs and other eligible management employees may defer a portion of their base salary and annual incentive compensation that would otherwise be paid during a given calendar year. We make employer matching contributions to the 2006 DCP for employee participants in an amount equal to 50% of participant supplemental deferrals not to exceed 6% of compensation. The purpose of our 2006 DCP is to enable highly paid employees to defer the taxable receipt of a portion of their income, and to provide these employees with the matching contribution they would have received under our 401(k) Plan if Internal Revenue Code limits applicable to such plan did not apply.

Each of the NEOs is eligible to participate in the 2006 DCP. Additional details regarding our deferred compensation plans are set out under “Nonqualified Deferred Compensation” beginning on page 54.

Employee Benefits

Our NEOs participate in the Company’s broad-based programs generally available to all employees, including our 401(k) Retirement Savings Plan, health and dental and various other insurance plans, including disability and life insurance. Also, in connection with the SERP, we provide additional life insurance and accidental death and dismemberment insurance as described under “Potential Payments Upon Termination or Change of Control—Death, Disability and Retirement” beginning on page 56. These benefits are consistent with providing a total pay program that is sufficiently competitive with our peer companies so as to attract and retain highly qualified personnel.

Tax Matters

Section 162(m) of the Internal Revenue Code (Section 162(m)) generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to certain “covered employees” in any single year. Prior to 2018, the HR Committee generally sought to structure our performance-based compensation elements in a manner intended, but not guaranteed, to qualify as “performance-based” for purposes of satisfying the conditions of an exemption to this limit on deductibility. For taxable years beginning after December 31, 2017, the Tax Cut and Jobs Act repealed this exemption from Section 162(m)’s deduction limit for all but certain grandfathered compensation arrangements that were in effect as of November 2, 2017. Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations including the scope of relief for grandfathered arrangements, no assurance can be given that compensation awarded or paid in prior years and intended by the HR Committee to satisfy the requirements for deductibility under Section 162(m) will in fact be fully tax deductible. Notwithstanding the repeal of the “performance-based” compensation deduction pursuant to Section 162(m), the Company intends to continue subjecting a significant portion of the incentive compensation payable to our NEOs to the achievement of one or more performance metrics specified by the HR Committee.

Compensation Governance Practices

Stock Ownership and Retention Requirements

The Board has adopted stock ownership and stock retention requirements for our non-employee directors and all Company officers with the title of Senior Vice President and above, to further align such individual’s economic interests with those of our shareholders. The ownership requirements must be met within five years from the date on which an individual becomes a director or senior officer. If, during or after such five-year period, a senior officer is promoted to a position that requires a higher stock ownership multiple than the position previously held, the senior officer will be granted an additional two-year period to meet the increased multiple.

TENET HEALTHCARE ● 2019 PROXY STATEMENT	45

COMPENSATION DISCUSSION AND ANALYSIS

Each senior officer is required to own shares of our stock with a value equal to the following multiples of his or her base salary:

EXECUTIVE LEVEL	MARKET VALUE OF COMMON STOCK OWNED AS A MULTIPLE OF BASE SALARY
Chief Executive Officer	6x
Chief Operating Officer, Vice Chairman, Chief Financial Officer, President of Hospital Operations, Executive Vice Presidents	2x
Senior Vice Presidents	1x

Shares counted toward the stock ownership requirements include: (i) shares of common stock held of record or in a brokerage account by the individual or his or her spouse; (ii) unvested restricted stock or RSUs; and (iii) stock units credited under deferred compensation plans. Outstanding stock options do not count toward satisfaction of the ownership requirements.

If a director or senior officer does not meet the applicable ownership requirements, he or she must retain 100% of any “net shares” received upon the exercise of stock options and the vesting of restricted stock or RSUs until such time as the requirements are met. For this purpose, “net shares” means the number of shares received upon exercise of stock options or upon vesting of restricted stock or RSUs less the number of shares sold or deducted to pay the exercise price (in the case of options), withholding taxes and any brokerage commissions.

Mr. Rittenmeyer is within the initial compliance period, and all other NEOs that are current employees of the Company are in compliance with these requirements. All senior officers are required to certify that they are in compliance with these guidelines prior to executing a sale of the Company’s common stock.

Equity Grant Timing and Stock Option Exercise Prices

Historically, we have made annual equity awards to the NEOs and other employees during the first quarter of the year in connection with annual executive compensation decisions. In accordance with the terms of our equity plans, the grant date of these awards is the date the HR Committee approves the grant, which usually occurs at a meeting scheduled more than one year in advance.

We occasionally may grant equity awards, including stock options to newly hired employees, employees who have been promoted to officer-level positions, or for special recognition, retention or other purposes outside of the annual grant process. For equity grants awarded outside of the annual grant process cycle, the grant date generally is the last trading day of the month of hire or the approval of the promotion or retention award. Mr. Rittenmeyer was the only NEO to receive any such special award in 2018, as described above. The exercise price for all stock options is the NYSE closing price per share of our common stock on the date of grant or on the immediately preceding trading day if the date of grant is not a trading day. HR Committee approval is required in all cases where the recipient of the equity grant is an NEO or other senior officer.

Prohibition on Hedging or Pledging Our Stock

Our insider trading policy prohibits any NEO or any other officer or employee subject to its terms (approximately 70 people) from entering into short sales or derivative transactions to hedge their economic exposure to our stock. In addition, these officers and employees are prohibited from pledging our stock, including through holding our stock in margin accounts.

Clawback Policies

All awards under our AIP, including for NEOs, are subject to clawback and forfeiture provisions under which the Board may require forfeiture or reimbursement to the Company of a cash bonus in the event of a material restatement of our financial results caused by the recipient’s fraud or in other circumstances involving material violations of Company policy, fraud or misconduct that cause substantial harm to the Company even in the absence of a restatement of financial statements. In addition, performance-based LTI awards made to our NEOs in 2016 and later years are subject to clawback if, within three years following the end of the performance period, the Company materially restates its financial results with respect to the performance period and the recipient’s fraud or misconduct caused or partially caused the need for the restatement.

46	TENET HEALTHCARE ● 2019 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

Summary Compensation

The following table summarizes the compensation in the years ended December 31, 2018, 2017 and 2016 for our NEOs for 2018. Mr. Rittenmeyer was not an NEO prior to 2017.

2018 Summary Compensation Table

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)(1)	BONUS ($)(2)	STOCK AWARDS ($)(3)		OPTION AWARDS ($)(4)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(1)(5)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)(6)		ALL OTHER COMPENSATION ($)(7)	TOTAL ($)

Ron Rittenmeyer	2018	1,513,846	2,625,000	8,716,976	(8)	-0-	1,799,460	-0-		328,739	14,984,021
Executive Chairman and	2017	914,615	-0-	225,001		2,300,001	-0-	-0-		212,163	3,651,781
Chief Executive Officer

Dan Cancelmi Chief Financial Officer	2018	618,000	-0-	766,670		766,674	570,290	292,830		12,080	3,026,544
	2017	618,000	323,832	766,683		766,596	108,768	807,670		11,885	3,403,434
	2016	618,000	-0-	1,865,374		-0-	415,914	1,199,116		11,804	4,110,208

Keith Pitts Vice Chairman	2018	925,000	-0-	1,300,004		1,300,006	711,325	9,435,392	(9)	12,660	13,684,387
	2017	925,000	300,000	1,300,017		1,299,879	162,800	596,745		33,632	4,618,073
	2016	925,000	-0-	3,163,004		-0-	622,525	664,903		16,742	5,392,173

J. Eric Evans Former President of Hospital Operations	2018	700,000	-0-	833,352		833,340	363,510	-0-		213,920	2,944,122
	2017	686,539	357,368	833,338		833,256	123,625	-0-		176,314	3,010,440
	2016	626,538	-0-	1,424,360		-0-	430,848	-0-		148,600	2,630,346

Audrey Andrews EVP and General Counsel	2018	550,000	-0-	500,003		500,008	396,516	342,367		11,935	2,300,829
	2017	543,269	250,000	500,007		499,954	72,600	800,171		11,763	2,677,764
	2016	515,375	-0-	1,216,560		-0-	264,994	793,748		11,703	2,802,380

(1)	Includes amounts deferred by certain NEOs under the 2006 DCP. For further information, see the table and related discussion under “Nonqualified Deferred Compensation” beginning on page 54.

(2)	For Mr. Rittenmeyer, the 2018 value reflects the vesting of three equal quarterly installments of his restricted cash awards granted pursuant to his Employment Agreement as described on page 30.

(3)

Values in this column for 2018 represent the grant date fair value of time-based restricted stock unit awards and are computed in accordance with FASB ASC Topic 718. For Mr. Rittenmeyer, the value in this column for 2017 represents the grant date fair value of his annual Board and Lead Director restricted stock unit awards granted prior to his appointment as Executive Chairman. Certain assumptions used in the calculation of these amounts are discussed in Note 9 to our consolidated financial statements for the year ended December 31, 2018 included in our Annual Report on Form 10-K.

(4)

Values in this column represent the grant date fair value of stock option awards computed in accordance with FASB ASC Topic 718. Certain assumptions used in the calculation of these amounts are discussed in Note 9 to our consolidated financial statements for the year ended December 31, 2018 included in our Annual Report on Form 10-K.

(5)	This column reflects cash awards earned under our AIP for performance in the relevant year.

(6)

2018 amounts represent the change in the actuarial present value of accumulated benefits under our SERP as of December 31, 2018. These amounts do not reflect compensation actually paid to the NEO. No NEO received preferential or above-market earnings on deferred compensation.

TENET HEALTHCARE ● 2019 PROXY STATEMENT	47

EXECUTIVE COMPENSATION TABLES

(7)	Amounts shown in this column for 2018 include the following:

	RITTENMEYER	CANCELMI	PITTS	EVANS	ANDREWS

Premiums for long-term disability and survivor benefit life insurance	-0-	$3,830	$4,185	-0-	$3,685

Matching contributions under our 401(k) Retirement Savings Plan	-0-	$8,250	$8,250	$8,250	$8,250

Matching contributions under our 2006 DCP	-0-	-0-	-0-	20,670	-0-

Company contributions under our ERA	$300,000	-0-	-0-	$140,000	-0-

Personal use of company aircraft*	$21,213	-0-	$225	-0-	-0-

Personal use of Company car and driver provided for security reasons**	$7,526	-0-	-0-	-0-	-0-

Payments made to Mr. Evans in connection with separation***	-0-	-0-	-0-	$45,000	-0-

Total	$328,739	$12,080	$12,660	$213,920	$11,935

*

Amounts shown in this row represent the incremental costs associated with the personal use of our aircraft. Incremental costs include fuel costs, landing and parking fees, customs and handling charges, per hour accruals for maintenance service plans, passenger catering and ground transportation, crew travel expenses and other trip-related variable costs (including fees for contract crew members and the use of our fractional jet interest). Because our aircraft are used primarily for business travel, incremental costs exclude fixed costs that do not change based on usage, such as pilots’ salaries, aircraft purchase or lease costs, fractional jet interest management fees, home-base hangar costs and certain maintenance fees.

**

For business-related security reasons, beginning in October 2018 a Company car and personal security driver were provided to Mr. Rittenmeyer primarily for commuting and local business travel. The car is valued based on the annualized cost of the car plus maintenance and fuel. For security personnel employed by the Company, the cost is the actual incremental cost of expenses incurred by the security personnel. Total salary and benefits are not allocated because the Company already incurs these costs for business purposes. The amount also includes $1,775 for a related tax gross-up benefit.

***

In connection with Mr. Evans’ Severance Agreement and General Release, Mr. Evans received a one-time payment of $45,000 less applicable withholdings to recognize that he will not be eligible to receive any additional contributions to his ERA.

(8)

This value represents restricted stock unit awards (i) granted on March 29, 2018 with a grant date fair value of $7,000,005 and (ii) granted on June 29, 2018 with a grant date fair value of $1,716,971. The HR Committee approved the compensation for Mr. Rittenmeyer under his Employment Agreement, including restricted stock units with a grant date fair value of $7,000,000, on February 28, 2018; however, the parties did not execute the Employment Agreement until March 24, 2018. The HR Committee intended for the grant date for Mr. Rittenmeyer’s restricted stock units to be the date of HR Committee approval in February. Instead, the date of execution of the Employment Agreement in March was used to determine the grant date. Accordingly, the grant date for these restricted stock units was the last trading day in March. As a result of using the March grant date, Mr. Rittenmeyer received 288,660 restricted stock units whereas the HR Committee intended Mr. Rittenmeyer to receive the number of units calculated with the February grant date, or 339,806. In June, the HR Committee awarded Mr. Rittenmeyer restricted stock units equal to the difference between these figures, or 51,146 units.

(9)

This value represents 14 additional years of service credited to Mr. Pitts for his time spent at Vanguard Health Systems prior to its acquisition by the Company as described on page 54. In recognition of Mr. Pitts’ significant tenure and experience at Vanguard, and to incentivize and retain Mr. Pitts to join the Company following the acquisition of Vanguard, the Company entered into a letter agreement with Mr. Pitts on June 21, 2013 pursuant to which we agreed that Mr. Pitts would be credited under our SERP with his tenure at Vanguard following his completion of five years of service with the Company. In October 2018, Mr. Pitts met the five-year service requirement agreed upon in 2013. The Company has no further arrangements with Mr. Pitts, and no similar arrangements with any of its other executive officers.

48	TENET HEALTHCARE ● 2019 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

Grants of Plan-Based Awards During 2018

The following table sets forth information concerning grants of equity and performance cash awards made in 2018 under our stock incentive plan and grants of cash that potentially could have been earned in 2018 under our AIP.

NAME	AWARD TYPE(1)	GRANT DATE	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)		EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SH)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)(2)
			THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)

Ron Rittenmeyer	AIP		0	1,800,000	3,600,000

	RSU	3/29/18							288,660		24.25	7,000,005

	RSU	6/29/18							51,146	(3)	33.57	1,716,971

Dan Cancelmi	AIP		0	618,000	1,236,000

	PCASH	2/28/18	255,555	766,666	1,533,332							766,666

	RSU	2/28/18							37,217			766,670

	PSO	2/28/18				0	86,826	86,826			20.60	766,674

Keith Pitts	AIP		0	925,000	1,850,000

	PCASH	2/28/18	433,333	1,300,000	2,600,000							1,300,000

	RSU	2/28/18							63,107			1,300,004

	PSO	2/28/18				0	147,226	147,226			20.60	1,300,006

J. Eric Evans	AIP		0	700,000	1,400,000

	PCASH	2/28/18	277,778	833,333	1,666,666							833,333

	RSU	2/28/18							40,454			833,352

	PSO	2/28/18				0	94,376	94,376				833,340

Audrey Andrews	AIP		0	412,500	825,000

	PCASH	2/28/18	166,667	500,000	1,000,000							500,000

	RSU	2/28/18							24,272			500,003

	PSO	2/28/18				0	56,626	56,626			20.60	500,008

(1)

AIP Awards. Awards designated “AIP” are awards that our NEOs might have earned during 2018 under our Annual Incentive Plan, dependent upon our 2018 performance. Awards actually earned are shown in the Non-Equity Incentive Plan Compensation column of the 2018 Summary Compensation Table on page 47.

Performance-Based Cash. Awards designated “PCASH” reflect performance-based cash awards granted in 2018 under our 2008 Stock Incentive Plan. Actual payouts will range from 0% to 200% of the target level depending on the degree to which performance goals are met under three equally-weighted performance metrics: Adjusted Earnings Per Share, Adjusted Free Cash Flow Less Cash NCI, and Relative Total Shareholder Return, each measured over a three-year period from the date of grant. Actual payout earned, if any, will be reported in our Summary Compensation Table for the year in which they are paid.

Restricted Stock Unit Awards. Awards designated “RSU” reflect time-based restricted stock unit awards under our 2008 Stock Incentive Plan. The RSUs granted on February 28, 2018 vest ratably on each of the first three anniversaries of the grant date. The RSUs granted on March 29, 2018 vest quarterly in eight equal installments, and the RSUs granted on June 29, 2018 vest quarterly in seven equal installments.

Performance-Based Stock Options. Awards designated “PSO” reflect performance-based stock option awards under our 2008 Stock Incentive Plan. The PSOs granted on February 28, 2018 were subject to the satisfaction of a stock price performance condition further discussed on page 37.

(2)

We calculate the grant date fair value of restricted stock units based on the NYSE closing price per share of our common stock on the date of grant, which was $20.60 on February 28, 2018, $24.25 on March 29, 2018, and $33.57 on June 29, 2018. Certain other assumptions used in the calculation of the amounts shown are discussed in Note 9 to the consolidated financial statements for the year ended December 31, 2018 included in our Annual Report on Form 10-K.

TENET HEALTHCARE ● 2019 PROXY STATEMENT	49

EXECUTIVE COMPENSATION TABLES

(3)

The HR Committee approved the compensation for Mr. Rittenmeyer under his Employment Agreement, including the restricted stock units with a grant date fair value of $7,000,000, on February 28, 2018; however, the parties did not execute the Employment Agreement until March 24, 2018. The HR Committee intended for the grant date for Mr. Rittenmeyer’s restricted stock units to be the date of HR Committee approval in February. Instead, the date of execution of the Employment Agreement in March was used to determine the grant date. Accordingly, the grant date for these restricted stock units was the last trading day in March. As a result of using the March grant date, Mr. Rittenmeyer received 288,660 restricted stock units whereas the HR Committee intended Mr. Rittenmeyer to receive the number of units calculated with the February grant date, or 339,806. In June, the HR Committee awarded Mr. Rittenmeyer restricted stock units equal to the difference between these figures, or 51,146 units.

50	TENET HEALTHCARE ● 2019 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

Outstanding Equity Awards

The following table sets forth information as of December 31, 2018 with respect to outstanding equity awards granted to each of the NEOs. Where applicable, the numbers of securities and values in this table and throughout this Proxy Statement have been adjusted for the reverse stock split effective October 11, 2012.

Outstanding Equity Awards at 2018 Fiscal Year-End Table

		OPTION AWARDS(1)					STOCK AWARDS

NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE(1)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SECURITIES UNDERLYING UNEXERCISED UNEARNED OPTIONS	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)
Ron Rittenmeyer	9/29/17	408,526			16.43	9/29/22
	3/29/18						180,414	(3)	3,092,296
	6/29/18						36,534	(3)	626,193
Total values									3,718,489
Dan Cancelmi	9/28/12	37,500			25.08	9/28/22
	8/25/14						16,694	(4)	286,135
	8/25/14						56,713	(5)	972,061
	3/10/16						12,027	(6)	206,143
	3/10/16						15,225	(7)	260,962
	3/1/17			89,976	18.99	3/1/27
	3/1/17						26,916	(6)	461,340
	2/28/18			86,826	20.60	2/28/28
	2/28/18						37,217	(6)	637,899
Total values									$2,824,540
Keith Pitts	8/25/14						16,694	(4)	286,135
	8/25/14						56,713	(5)	972,061
	3/10/16						20,393	(6)	349,536
	3/10/16						25,817	(7)	442,498
	3/1/17			152,568	18.99	3/1/27
	3/1/17						45,639	(6)	782,252
	2/28/18			147,226	20.60	2/28/28
	2/28/18						63,107	(6)	1,081,654
Total values									$3,914,136
J. Eric Evans	8/25/14						1,333	(4)	22,848
	8/25/14						4,531	(5)	77,661
	3/10/16						2,615	(6)	44,821
	3/10/16						3,311	(7)	56,751
	3/31/16						5,762	(6)	98,761
	3/31/16						7,294	(7)	125,017
	3/1/17			97,800	18.99	3/1/27
	3/1/17						29,256	(6)	501,448
	2/28/18			94,376	20.60	2/28/28
	2/28/18						40,454	(6)	693,382
Total values									$1,620,689

TENET HEALTHCARE ● 2019 PROXY STATEMENT	51

EXECUTIVE COMPENSATION TABLES

		OPTION AWARDS(1)					STOCK AWARDS

NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE(1)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SECURITIES UNDERLYING UNEXERCISED UNEARNED OPTIONS	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)
Audrey Andrews	8/25/14						11,129	(4)	190,751
	8/25/14						37,809	(5)	648,046
	3/10/16						7,844	(6)	134,446
	3/10/16						9,930	(7)	170,194
	3/1/17			58,680	18.99	3/1/27
	3/1/17						17,554	(6)	300,876
	2/28/18			56,626	20.60	2/28/28
	2/28/18						24,272	(6)	416,022
Total values									$1,860,335

(1)	All options have a term of 10 years except for the stock options granted to Mr. Rittenmeyer, which have a term of five years.

(2)	Based on the NYSE closing price of $17.14 per share of our common stock on December 31, 2018.

(3)	These time-based restrict stock units vest quarterly in equal installments ending on February 28, 2020.

(4)	These time-based restricted stock units vest on the fifth anniversary of the date of grant.

(5)

The amount shown represents two portions of one grant of performance-based restricted stock units with different performance-based conditions that have both been satisfied, with the awards earned at 139.7% and 200% of target, respectively. These earned awards remain subject to vesting conditions and will vest on the fifth anniversary of the date of grant.

(6)	These time-based restricted stock units vest in equal installments on each of the first three anniversaries of the date of grant.

(7)

The award shown represents a grant of performance-based restricted stock units with performance-based conditions that have been satisfied, with the awards earned at 42.2%.These earned awards remain subject to vesting conditions and will vest on the third anniversary of the date of grant.

Option Exercises and Stock Vested

The following table sets forth certain information regarding options and restricted stock unit awards exercised and vested, respectively, during 2018 for the NEOs.

2018 Option Exercises and Stock Vested Table

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(1)(2)
Ron Rittenmeyer	-0-	-0-	127,580	4,013,183
Dan Cancelmi	-0-	-0-	46,754	984,163
Keith Pitts	-0-	-0-	77,049	1,625,815
J. Eric Evans	-0-	-0-	26,475	588,515
Audrey Andrews	-0-	-0-	29,190	616,747

(1)	These amounts are associated with prior-year equity compensation and are not considered 2018 compensation.

(2)

Calculated by multiplying the number of shares vested by the market price of common stock on the vesting date. The values shown do not represent proceeds actually received by the NEOs, as shares were withheld to cover applicable taxes.

52	TENET HEALTHCARE ● 2019 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

Pension Benefits

The following table sets forth information as of December 31, 2018 with respect to our SERP, which provides for payments or other benefits in connection with the retirement of the NEOs. Messrs. Rittenmeyer and Evans do not participate in the SERP.

2018 Pension Benefits Table

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE (#)(1)	PRESENT VALUE OF ACCUMULATED BENEFIT ($)(2)(3)		PAYMENTS DURING LAST FISCAL YEAR ($)
Dan Cancelmi	SERP	20	6,875,826	(4)	-0-
Keith Pitts	SERP	19	11,909,110		-0-
Audrey Andrews	SERP	20	4,219,476	(4)	-0-

(1)

In recognition of Mr. Pitts’ significant tenure and experience at Vanguard Health Systems (Vanguard), and to incentivize and retain Mr. Pitts to join the Company following the acquisition of Vanguard, the Company entered into a letter agreement with Mr. Pitts on June 21, 2013 pursuant to which we agreed that Mr. Pitts would be credited under our SERP with his tenure at Vanguard following his completion of five years of service with the Company. In October 2018, Mr. Pitts met the five-year service requirement agreed upon in 2013, and as a result Mr. Pitts has been credited with 19 years of service under the SERP. The Company has no further arrangements with Mr. Pitts, and no similar arrangements with any of its other executive officers. Credited service under the SERP is limited to a maximum of 20 years, and thus, Mr. Cancelmi’s service is limited despite his actual 24 years of service with the Company.

(2)

Computed as of December 31, 2018, the same pension plan measurement date used for financial statement reporting purposes with respect to our consolidated financial statements for the year ended December 31, 2018, which are included in our Annual Report on Form 10-K.

(3)

Determined using the benefit formula, age and service credits, and final average earnings as of December 31, 2018, using: (i) the assumption that retirement age is age 62, which is the earliest age at which a participant under the SERP may retire or terminate employment without a reduction in benefits; (ii) actuarial tables used in calculating life expectancies; and (iii) a discount rate of 4.50%.

(4)

The amount shown is the present value of the full accumulated benefit amount under the SERP; however, the amount received under the SERP upon retirement will be reduced (offset) by any benefit received under the ERA and other retirement benefits. For more information on amounts payable under the ERA, see the 2018 Nonqualified Deferred Compensation Table on page 54.

Supplemental Executive Retirement Plan

Messrs. Cancelmi and Pitts, and Ms. Andrews, are participants in our SERP, which provides certain executives with supplemental retirement benefits in the form of retirement payments for life, generally commencing on the first day of the month following an executive’s retirement from Tenet after reaching age 62, subject to the six-month delay applicable to key employees under Section 409A of the Internal Revenue Code of 1986 (Section 409A). At retirement, the annual benefit (paid on a monthly basis) to a participant will be a product of four factors:

highest average monthly earnings (base salary and annual cash bonus under our AIP) for any consecutive 60-month period during the 10 years preceding retirement	x	years of credited service(1)	x	vesting factor	x	percentage factor (to offset certain other retirement benefits)

(1)

For the first five years of participation in the SERP, a participant is given partial credit for years of service performed prior to the participant’s enrollment in the SERP. Upon achieving five years of SERP participation, a participant receives full credit for service years performed prior to SERP participation.

The monthly SERP benefit is reduced in the event of a participant’s early retirement (age 55 with 10 years of service) or termination of employment prior to age 62 by 3.0% for each year that employment termination occurs before age 62 (max reduction of 21%). Monthly SERP benefits are further reduced by an additional 3% each year if benefits begin to be paid prior to age 62. Unreduced retirement benefits under the SERP are available for participants who terminate on or after age 62.

In the event of a change of control, participants will be deemed fully vested in their SERP benefits without regard to their actual years of service, and their SERP benefits will be calculated based on all of their years of service with the Company (i.e., the partial credit for service prior to enrollment in the SERP will not apply) and no early retirement or payment reduction will apply. SERP benefits payable in the event of a termination of employment within two years following a change of control event described in Section 409A will commence on the first day of the month following the participant’s termination of employment, subject to the six-month delay applicable to key employees under Section 409A. Otherwise, any SERP benefits payable following a change of control will be paid at normal retirement or early retirement as described above.

TENET HEALTHCARE ● 2019 PROXY STATEMENT	53

EXECUTIVE COMPENSATION TABLES

None of our NEOs has received credited service under the SERP for years not worked for the Company or its acquired entities, however:

•

the ESP, which was adopted in 2006, would provide each NEO with continued accrual of age and service credit under the SERP during his or her “severance period.” The SERP and ESP have been amended to eliminate these accruals during the severance period for employees that became SERP participants after August 3, 2011, including Mr. Pitts.

•

In recognition of Mr. Pitts’ significant tenure and experience at Vanguard, and to incentivize and retain Mr. Pitts to join the Company following the acquisition of Vanguard, the Company entered into a letter agreement with Mr. Pitts on June 21, 2013 pursuant to which we agreed that Mr. Pitts would be credited under our SERP with his tenure at Vanguard following his completion of five years of service with the Company. In October 2018, Mr. Pitts met the five-year service requirement agreed upon in 2013, and as a result Mr. Pitts has been credited with 19 years of service under the SERP. In approving the conditional credit for Vanguard service, the HR Committee took into account:

–	the fact that Vanguard now comprises a substantial portion of Tenet’s business;

–	Mr. Pitts’ unique ability to complete the integration of Vanguard into our operations; and

–	Mr. Pitts’ extensive background and experience in the acquisition and development area.

During their employment, SERP participants are provided a life insurance and an accidental death benefit for the designated beneficiary of each participant and a disability insurance policy for the benefit of each participant.

Nonqualified Deferred Compensation

The following table sets forth information as of December 31, 2018 with respect to our deferred compensation plans.

2018 Nonqualified Deferred Compensation Table

NAME	PLAN NAME(1)	EXECUTIVE CONTRIBUTIONS IN LAST FISCAL YEAR ($)(2)	REGISTRANT CONTRIBUTIONS IN LAST FISCAL YEAR ($)(3)	AGGREGATE EARNINGS IN LAST FISCAL YEAR ($)(4)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FISCAL YEAR END ($)(5)
Ron Rittenmeyer	2006 DCP	-0-	-0-	-0-	-0-	-0-
	ERA	-0-	300,000	5,562	-0-	298,382
Dan Cancelmi	2006 DCP	-0-	-0-	4,256	-0-	221,064
	ERA	-0-	-0-	-0-	-0-	69,502
Keith Pitts	2006 DCP	-0-	-0-	-0-	-0-	-0-
J. Eric Evans	2006 DCP	41,340	20,670	6,825	-0-	273,928
	ERA	-0-	140,000	(50,228)	-0-	576,163
Audrey Andrews	2006 DCP	-0-	-0-	-0-	-0-	-0-
	ERA	-0-	-0-	-0-	-0-	55,858

(1)	More information about our deferred compensation plans appears below.

(2)	Included in the amounts represented in the 2018 Summary Compensation Table on page 47 as “Salary” and/or “Non-Equity Incentive Plan Compensation.”

(3)	Included in the amounts represented in the 2018 Summary Compensation Table on page 47 as “All Other Compensation.”

(4)	These amounts are not included in the 2018 Summary Compensation Table on page 47 because plan earnings were not preferential or above-market.

(5)

The fiscal year-end balance reported for the 2006 DCP includes the following amounts that were previously reported in Summary Compensation Tables as compensation for years 2006 through 2017: Mr. Rittenmeyer, $-0-; Mr. Cancelmi, $190,136; Mr. Pitts, $-0-; Mr. Evans, $140,246; and Ms. Andrews, $-0-. The fiscal year-end balance reported for the ERA includes the following amounts that were previously reported in Summary Compensation Tables as compensation for years 2006 through 2017: Mr. Rittenmeyer, $-0-; Mr. Cancelmi, $69,502; Mr. Pitts, $-0-; Mr. Evans, $666,915; and Ms. Andrews, $55,858.

2006 Deferred Compensation Plan

We maintain the Fourth Amended and Restated Tenet 2006 Deferred Compensation Plan (2006 DCP), a Section 409A compliant plan. All of our Named Executive Officers and non-employee directors are eligible to participate in the 2006 DCP; however, Messrs. Rittenmeyer and Pitts, and Ms. Andrews, do not currently participate in this plan.

54	TENET HEALTHCARE ● 2019 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

Employee participants are permitted to elect up to six types of elective deferral contributions (“Deferral Contributions”) to the 2006 DCP. We make an employer matching contribution to the 2006 DCP equal to 50% of an employee’s base compensation and/or bonus deferrals, in each case, with match deferrals not to exceed 6% of compensation. In addition, we may elect to make a discretionary contribution to the 2006 DCP with respect to any participant. We did not elect to make any discretionary contributions to the 2006 DCP during 2018. All elective deferrals and employer contributions made to the 2006 DCP are fully vested when made and are credited to a separate bookkeeping account on behalf of each participant.

Amounts deferred under the 2006 DCP will generally be distributed, as directed by the participant, upon either termination of service or the occurrence of a specified date. Matching and discretionary contributions are distributed upon termination of service. Distributions may be made in cash or in shares of our common stock, and may be made in the form of a lump sum payment or annual installments over a one- to 15-year period, as elected by the participant. Any amounts that are payable from the 2006 DCP upon a termination of employment are subject to the six-month delay applicable to key employees under Section 409A.

Participants may request, no more frequently than daily, that any of the following investment crediting rates be applied to amounts credited to their 2006 DCP accounts: (i) an annual rate of interest equal to 120% of the applicable federal long-term (10-year) interest rate (which generated an annual return for 2018 of 3.59%); (ii) a rate of return based on one or more benchmark mutual funds, which are the same funds as those offered under our 401(k) Plan; or (iii) a rate of return based on the performance of our common stock, designated as stock units that are payable in shares of our common stock. Amounts that are deemed to be invested in stock units may not be transferred out of stock units and will be paid in shares of our common stock.

Executive Retirement Account

We maintain the Executive Retirement Account (ERA) in order to provide additional deferred compensation benefits to members of the Company’s senior management who are not eligible to participate in the SERP, which includes Mr. Rittenmeyer and included Mr. Evans prior to his departure. Mr. Cancelmi and Ms. Andrews began participating in the ERA prior to becoming eligible to participate in the SERP, but are no longer actively participating in the ERA. Mr. Evans actively participated in the ERA until his departure from the Company on December 31, 2018. For active participants in the ERA, the Company makes an annual contribution to the ERA on the participants’ behalf in an amount equal to a specified percentage of their respective base salaries. Such contributions accrue earnings credits for so long as the participant is actively participating in the ERA. Participants may request, no more frequently than monthly, that any of the investment crediting rates described above with regard to the 2006 Deferred Compensation Plan be applied to amounts credited to their ERA accounts. Participants are not vested in any portion of their account until reaching age 55 (with five years of service), at which point vesting occurs according to a schedule. Participants become fully vested in their ERA account at age 60 with five years of service or at age 62 regardless of years of service or upon death, disability or a change of control. Upon a qualifying termination, vesting is determined based on years of service and participants are entitled to a retirement benefit equal to the vested balance of their ERA account.

Upon becoming participants in the SERP, Mr. Cancelmi’s and Ms. Andrews’ participation in the ERA and their account balances were frozen and no additional contributions or earnings credits will be made, though the account balances continue to accrue years of vesting service. Upon a qualifying termination of employment, Mr. Cancelmi and Ms. Andrews will receive their vested balances under the ERA and will also be entitled to receive their applicable benefit under the SERP, but such SERP benefit will be reduced (offset) by the benefit received under the ERA.

Potential Payments Upon Termination or Change of Control

The information below describes and quantifies certain compensation that would be paid under existing plans and arrangements if an NEO’s employment had terminated on December 31, 2018. These amounts are calculated given the NEO’s compensation and service levels as of that date and, as applicable, based on the NYSE closing price of $17.14 per share of our common stock on December 30, 2018. These benefits are in addition to benefits available generally to our salaried employees, such as distributions under our 401(k) Plan, disability benefits and accrued vacation pay. An NEO’s benefits under our 2006 Deferred Compensation Plan will generally be distributed in connection with his or her termination of employment or the occurrence of a specified date. Benefits under the SERP are generally paid on early or normal retirement.

Due to the number of factors that affect the nature and amount of any benefits paid upon the occurrence of any of the events discussed below, any actual amounts paid may be different. Factors that could affect these amounts include the timing of the event, the Company’s stock price and the executive’s age.

TENET HEALTHCARE ● 2019 PROXY STATEMENT	55

EXECUTIVE COMPENSATION TABLES

Mr. Rittenmeyer’s Employment Agreement Benefits

Upon certain terminations of Mr. Rittenmeyer’s employment with the Company by the Company without “cause” or by Mr. Rittenmeyer for “good reason” (each as defined in the Employment Agreement), his Employment Agreement provides that Mr. Rittenmeyer will be entitled to receive, subject to his execution of a release of claims in favor of the Company, (1) accrued but unpaid base salary through the date of termination, (2) reimbursement for unreimbursed business expenses incurred through the termination date, (3) payment of any earned but unpaid AIP bonus for the year prior to the year in which the termination of employment occurs, (4) a lump sum payment equal to the amount of base salary that remains payable through the conclusion of the term of the Employment Agreement, (5) a pro-rata AIP bonus for the year in which the termination of employment occurs, (6) a lump sum payment equal to the AIP bonus Mr. Rittenmeyer would have had the opportunity to earn for the remainder of the term of the Employment Agreement, with such lump sum based on actual performance for the performance period in which Mr. Rittenmeyer’s employment occurs, and target performance for any remaining performance period thereafter during the term of the Employment Agreement, (7) accelerated vesting and settlement of all outstanding unvested restricted stock units and restricted cash, and (8) continued coverage under the Company’s health and welfare plans through the end of the Term. The severance and other post-termination benefits provided to Mr. Rittenmeyer recognize our commitment to a two-year employment term, and offer Mr. Rittenmeyer protection through a period of transition, without providing Mr. Rittenmeyer any additional or supplemental termination packages or change in control-related benefits.

Pursuant to the Employment Agreement, Mr. Rittenmeyer is bound by perpetual confidentiality and non-disparagement covenants. The Employment Agreement also contains non-competition and non-solicitation covenants that apply for the duration of Mr. Rittenmeyer’s employment with the Company and for one year thereafter.

Payments upon Mr. Evans’ Departure

As discussed under “Creation of Enterprise-Wide COO Role” on page 31, Mr. Evans’ last day at the Company was December 31, 2018. In connection with his departure, Mr. Evans was eligible to receive benefits consistent with a “non-cause” termination (as defined below) under our ESP. The actual payments and benefits provided to Mr. Evans in connection with his termination included (i) a severance payment of $3,500,000, payable ratably over 2.5 years following the date of termination, along with continued health and welfare benefits for that period (at a cost to the Company not to exceed $41,450) and a one-time payment of an additional $45,000 in lieu of continued ERA participation, and (ii) pro-rata vesting of his outstanding time-based RSUs and continued vesting of a pro-rata portion of his performance-based equity awards (which will vest, if at all, based on actual performance at the end of the performance period).

Death, Disability and Retirement

Upon the death of an NEO, his or her survivors would receive payments from our insurance carriers under life insurance and accidental death and dismemberment policies. For SERP participants, we provide coverage under each policy in an amount up to two times an NEO’s salary, not to exceed $550,000 per policy (i.e., we pay up to $1,100,000), with excess coverage elected by the executive at his or her expense. As of December 31, 2018, the survivors of the NEOs would receive the following lump sum cash payments: Mr. Cancelmi, $3,505,000; Mr. Pitts, $2,575,000; and Ms. Andrews, $3,851,000. In addition, under the SERP, the surviving spouse of a deceased NEO would receive monthly payments equal to 50% of the retirement benefits that would have been payable to the executive.

Upon total and permanent disability, an NEO would receive a cash payment from our insurance carrier, payable on a monthly basis until the executive reaches age 65, not to exceed $25,000 per month.

Upon retirement, an NEO would receive a pro-rata bonus earned under the AIP for the year that includes the date of retirement.

Other than Mr. Rittenmeyer’s awards as discussed above, pursuant to the terms of the award agreements under the 2008 Stock Incentive Plan, if an NEO dies, becomes totally and permanently disabled or, in the case of stock options, retires, unvested options and restricted stock units will vest in full. If the options or restricted stock units are subject to performance criteria, however, then vesting is subject to the satisfaction of such performance criteria, and, if termination occurs prior to the end of the performance period, the awards will be subject to pro-rata vesting and settlement if and when the performance criteria are satisfied, based on the period of time employed during the performance period.

The table set forth below reflects the estimated aggregate amount of payments and other benefits each NEO other than Mr. Evans would receive upon termination of employment due to death, disability or retirement assuming that terminations occurred as of December 31, 2018. As of December 31, 2018, Messrs. Cancelmi and Pitts are considered retirement-eligible for purposes of the SERP or accelerated equity vesting.

56	TENET HEALTHCARE ● 2019 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

2018 Death, Disability and Retirement Table

NAME	TERMINATION SCENARIO	SERP/ ERA BENEFIT ($)(1)	ACCELERATED EQUITY AWARDS ($)(2)	PERFORMANCE CASH ($)	TOTAL ($)
Ron Rittenmeyer(3)	Death	298,382	3,718,437	4,375,000	8,391,820
	Disability	298,382	3,718,437	4,375,000	8,391,820
	Retirement	298,382	-0-	-0-	298,382
Dan Cancelmi	Death	3,779,069	2,618,409	766,667	7,164,145
	Disability	5,762,111	2,618,409	766,667	9,147,187
	Retirement	6,668,763	-0-	-0-	6,668,763
Keith Pitts	Death	5,597,521	3,564,623	1,300,000	10,462,144
	Disability	9,886,597	3,564,623	1,300,000	14,751,220
	Retirement	11,923,277	-0-	-0-	11,923,277
Audrey Andrews	Death	2,756,899	1,725,912	500,000	4,982,812
	Disability	3,560,555	1,725,912	500,000	5,786,467
	Retirement	-0-	-0-	-0-	-0-

(1)

Represents the present value of the benefit payable under the SERP in each of the named scenarios based on each NEO’s years of service to the Company as of the date of death, disability or retirement and using the executive’s highest average monthly earnings (base salary and annual cash bonus under our AIP) over a 60-consecutive month period during the final 120 months of employment. Further, in the case of death and disability, the prior service credit percentage described under “Supplemental Executive Retirement Plan” on page 53 is 100%, the reduction for early commencement of death benefits is limited to 21% and disability benefits continue to accrue vesting credit until the executive attains normal retirement age. These amounts differ from the SERP benefit amounts shown in the 2018 Pension Benefits Table on page 53 because they reflect the SERP payment provisions under each scenario rather than the unreduced commencement of benefits at age 62. With respect to Mr. Rittenmeyer, represents the present value of the benefit payable under his Employment Agreement and the ERA.

(2)

Unvested performance-based restricted stock unit awards are reported as vesting at target levels. Amounts reflected are based on the NYSE closing price of $17.14 per share of our common stock on December 30, 2018 with respect to restricted stock units.

(3)

Mr. Rittenmeyer’s performance stock option award is exercisable upon his death or disability because the award’s performance condition was met and the award vested in 2018. The performance condition required the average closing price of the Company’s common stock to be at least 25% above the closing price on the grant date, which was $16.43, for 30 consecutive days.

Non-Cause Termination/No Change of Control

Subject to the terms of the ESP and applicable equity plans and award agreements, and with respect to the ESP, further subject to signing a severance agreement containing restrictive covenants, as well as a release, each of Ms. Andrews and Messrs. Cancelmi and Pitts is entitled to the following severance payments and other benefits if his or her employment is terminated without cause, or by the executive for good reason (a “non-cause” termination), outside the context of a change of control of the Company:

•	Severance pay (base salary plus target bonus) during the “severance period” which is two and a half years for Messrs. Cancelmi and Pitts, and one and a half years for Ms. Andrews;

•	Lump sum pro-rata bonus earned under the AIP for the year that includes the date of termination;

•

Continued coverage during the severance period under medical, dental, vision, life and long-term care benefit programs, provided that the executive continues to pay his or her portion of the cost of such coverages as in effect upon termination, and reduced to the extent that the Named Executive Officer receives comparable benefits through other employment during the severance period;

•	Outplacement services not to exceed $25,000;

•

Pursuant to the terms of the ESP, the NEOs will forfeit any non-vested outstanding equity awards at termination to the extent the underlying equity award agreements do not otherwise provide for acceleration of vesting. Time-vested restricted stock unit awards and stock options vest upon a non-cause termination. Likewise, subject to satisfaction of the performance criteria, performance-based restricted stock unit awards and performance-based stock options vest upon a non-cause termination (with proration for any performance period not completed as of termination with respect to performance-based restricted stock unit awards);

•

Performance cash awards are subject to the same treatment as performance-based restricted stock unit awards with respect to any performance period not completed as of termination (any previously “banked” amounts shall also be payable); and

TENET HEALTHCARE ● 2019 PROXY STATEMENT	57

EXECUTIVE COMPENSATION TABLES

•

Age and service credit under the SERP during the severance period, for employees who became participants in the SERP prior to August 3, 2011. The table set forth below reflects the estimated aggregate amount of payments and other benefits (not including reimbursable legal fees, if any, to obtain benefits under the ESP and certain reimbursable excise taxes, if any, incurred by the participant under Section 409A) each NEO would receive other than Mr. Evans upon a non-cause termination unrelated to any change of control assuming that terminations occurred as of December 31, 2018.

NAME	CASH SEVERANCE ($)(1)	HEALTH AND WELFARE BENEFITS ($)(2)	OUTPLACEMENT SERVICES ($)	ADDITIONAL SERP/ERA BENEFIT ($)(3)	PERFORMANCE CASH ($)	ACCELERATED EQUITY AWARDS ($)(4)	EXCISE TAX REIMBURSE- MENTS ($)	TOTAL ($)
Ron Rittenmeyer	3,500,000	12,323	-0-	-0-	4,375,000	3,718,437	Not a benefit	11,605,760
Dan Cancelmi	3,090,000	40,910	25,000	1,146,036	766,667	2,618,409		7,687,021
Keith Pitts	4,625,000	27,978	25,000	-0-	1,300,002	3,564,623		9,542,603
Audrey Andrews	1,443,750	24,842	25,000	-0-	500,000	1,725,912		3,719,505

(1)

Severance is paid on a bi-weekly basis at termination, subject to certain amounts being delayed for a six-month period in compliance with Section 409A. Severance pay will be reduced for any SERP benefits that become payable during the severance period. For employees who became participants in the SERP prior to August 3, 2011, at the end of the severance period, the NEO’s SERP benefits will be adjusted to reflect the additional age and service credit provided under the ESP during the severance period. The NEO’s severance pay will not be considered in calculating his or her final average earnings under the SERP.

(2)

Represents the aggregate incremental cost of providing medical, dental, life insurance, and accidental death and dismemberment benefits to the executive at active employee rates. “Incremental cost” is comprised of our contributions to the premium cost for these benefits and our cost of paying benefits under our self-funded plans.

(3)

Represents the present value of the additional benefit payable under the SERP (for NEOs other than Mr. Rittenmeyer) which is attributable to the additional age and service credits that the NEOs accrue during their applicable severance periods, for employees who became participants in the SERP prior to August 3, 2011; however, the additional SERP benefit attributable to such age and service credits does not begin to be paid until the end of the severance period. The additional SERP benefit amounts do not include an amount of SERP benefits equal to that which would be payable in the event of retirement as shown in the 2018 Death, Disability and Retirement Table on page 57; however, those benefits would also be payable by reason of a non-cause termination unrelated to a change of control of the Company.

(4)

Unvested performance-based restricted stock unit awards are reported as vesting at target levels (as such levels are disclosed above in the Outstanding Equity Awards Table and footnote 3 thereto). Amounts reflected are based on the NYSE closing price of $17.14 per share of our common stock on December 30, 2018 with respect to restricted stock units. Mr. Rittenmeyer’s performance stock option award is exercisable upon his termination without Cause because the award’s performance condition was met and the award vested in 2018. The performance condition required the average closing price of the Company’s common stock to be at least 25% above the closing price on the grant date, which was $16.43, for 30 consecutive days.

Non-Cause Termination/Change of Control

Subject to the terms of the ESP and applicable equity plans and award agreements, each of the NEOs (other than Mr. Rittenmeyer whose separation benefits are described above) is entitled to the following severance payments and other benefits if his or her employment is terminated without cause, or by the executive for good reason (a “non-cause” termination), during the period beginning six months prior to a change of control and ending 24 months following the occurrence of a change in control (the “protection period”):

•

The same benefits to which the executive would be entitled with respect to a non-cause termination outside the context of a change of control, provided that the “severance period” is three years for Messrs. Cancelmi and Pitts, and two years for Ms. Andrews. If the termination occurs within the six months prior to a change of control that results from the liquidation or dissolution of the Company, however, then the severance period applicable to non-cause terminations outside the context of a change of control will apply; and

•

Equity awards under our stock incentive plans that have not vested and are not assumed or exchanged for substitute equity by the successor to the Company will accelerate and become vested upon a change of control irrespective of whether the Named Executive Officer terminates employment. Equity awards under our stock incentive plans that have not vested and are assumed or substituted by the successor to the Company will accelerate and become vested upon a non-cause termination in connection with a change of control; performance-based restricted stock units and performance-based stock options will vest subject to the satisfaction of performance criteria (with proration for any performance period not completed as of termination).

In 2012, the Company amended the ESP to eliminate all reimbursements and gross-ups with respect to golden parachute excise taxes. Pursuant to the ESP, if any payment or other benefit to which an executive is entitled under the ESP or otherwise will become subject to the

58	TENET HEALTHCARE ● 2019 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

excise tax imposed by Section 4999 of the Internal Revenue Code, then the executive’s payments and benefits shall be either (i) provided to the executive in full, or (ii) provided to the executive as to such lesser extent which would result in no portion of such payments and benefits being subject to the excise tax, whichever of the amounts results in the receipt by the executive, on an after-tax basis, of the greatest amount of benefits.

The table set forth below reflects the estimated aggregate amount of payments and other benefits (not including reimbursable legal fees, if any, to obtain benefits under the ESP and certain reimbursable excise taxes, if any, incurred by the participant under Section 409A) each NEO other than Mr. Evans would receive upon a non-cause termination related to any change of control assuming that terminations occurred as of December 31, 2018.

NAME	CASH SEVERANCE ($)(1)	HEALTH AND WELFARE BENEFITS ($)(2)	OUTPLACEMENT SERVICES ($)	ADDITIONAL SERP/ERA BENEFIT ($)(3)	PERFORMANCE CASH ($)	ACCELERATED EQUITY AWARDS ($)(4)	ESP CUTBACK FOR EXCISE TAX AVOIDANCE ($)(5)	EXCISE TAX REIMBURSE- MENTS ($)	TOTAL ($)
Ron Rittenmeyer	3,500,000	12,323	-0-	-0-	4,375,000	3,718,437	-0-	Not a benefit	11,605,760
Dan Cancelmi	3,708,000	49,091	25,000	3,054,721	1,533,333	2,824,535	(1,220,743)		9,973,937
Keith Pitts	5,550,000	33,574	25,000	768,839	2,600,006	3,914,142	-0-		12,891,560
Audrey Andrews	1,925,000	33,123	25,000	5,828,317	1,000,000	1,860,341	-0-		10,671,781

(1)

In the case of a non-cause termination that occurs during the six months preceding a change of control, severance pay will be paid in the same manner as a termination that is not related to a change in control. In the case of a non-cause termination that occurs within two years following a change of control, severance pay under the ESP will generally be made to the NEO in a lump sum at termination, subject to any six-month delay required by Section 409A.

(2)

Represents the aggregate incremental cost of providing medical, dental, life insurance, and accidental death and dismemberment benefits to the executive at active employee rates. “Incremental cost” is comprised of our contributions to the premium cost for these benefits and our cost of paying benefits under our self-funded plans.

(3)

Represents the present value of the SERP benefit payable in the event of a non-cause termination related to a change of control of the Company in excess of the present value of the SERP benefit payable in the event of a non-cause termination unrelated to a change in control, which is presented in the “Additional SERP/ERA Benefit” column of the table on page 58. The additional SERP benefit amounts would include age and service credits for the NEOs that would accrue during their applicable severance periods, for employees who became participants in the SERP prior to August 3, 2011, and would be based on: (i) the deemed full vesting of the NEOs in their SERP benefits without regard to their actual years of service; (ii) all of their years of service to the Company and using the executive’s highest average monthly earnings (base salary and annual cash bonus under our AIP) over a 60-month period of the final 120 months of employment; and (iii) the immediate commencement of SERP benefits without any reduction in benefits for early commencement.

In the event of a change of control of the Company without termination of employment, the additional retirement benefits payable under the SERP to the NEOs would be as follows: Mr. Cancelmi, $3,855,466; Mr. Pitts, $783,006; and Ms. Andrews, $3,079,028. These amounts have been calculated as described above in this footnote, but without the accrual of additional age and service credits during the severance period. These amounts differ from the additional SERP benefits payable by reason of a termination following a change of control because in a non-termination scenario (i) the benefit cutback provisions of the ESP for the avoidance of golden parachute excise taxes are not applicable and (ii) benefits under the SERP do not commence until retirement. These amounts do not include those benefits shown in the 2018 Pension Benefits Table on page 53 and those benefits would also be payable upon retirement.

Present value calculations use the assumptions discussed in footnote 3 to the 2018 Pension Benefits Table on page 53.

(4)	Amounts reflected have been calculated using the NYSE closing price of $17.14 per share of our common stock on December 30, 2018 with respect to restricted stock units.

(5)	Represents a reduction in otherwise payable ESP benefits in an amount sufficient to avoid an application of the golden parachute excise tax.

Definitions:

“Cause” under our deferred compensation plans, ESP, SERP, AIP and stock incentive plans is defined as (a) when used in connection with a qualifying termination triggering benefits outside the context of a change of control, an executive’s: (i) dishonesty, (ii) fraud, (iii) willful misconduct, (iv) breach of fiduciary duty, (v) conflict of interest, (vi) commission of a felony, (vii) material failure or refusal to perform his job duties in accordance with Company policies, (viii) a material violation of Company policy that causes harm to the Company or an affiliate, or (ix) other wrongful conduct of a similar nature and degree; (b) when used in connection with a qualifying termination triggering benefits in the context of a change of control: (i) any intentional act or misconduct materially injurious to the Company or any affiliate, financial or otherwise, including, but not limited to, misappropriation or fraud, embezzlement or conversion by the executive of the Company’s or any affiliate’s

TENET HEALTHCARE ● 2019 PROXY STATEMENT	59

EXECUTIVE COMPENSATION TABLES

property in connection with the executive’s employment with the Company or an affiliate, (ii) any willful act or omission constituting a material breach by the executive of a fiduciary duty, (iii) a final, non-appealable order in a proceeding before a court of competent jurisdiction or a final order in an administrative proceeding finding that the executive committed any willful misconduct or criminal activity (excluding minor traffic violations or other minor offenses), which commission is materially inimical to the interests of the Company or any affiliate, whether for his personal benefit or in connection with his duties for the Company or an affiliate, (iv) the conviction (or plea of no contest) of the executive for any felony, (v) material failure or refusal to perform his job duties in accordance with Company policies (other than resulting from the executive’s disability as defined by Company policies), or (vi) a material violation of Company policy that causes material harm to the Company or an affiliate.

A “change of control” under our deferred compensation plans, ESP, SERP, AIP and stock incentive plans will have occurred if: (i) any one person, or more than one person acting as a group, acquires, directly or indirectly, whether in a single transaction or a series of related transactions, more than 50% of the total fair market value or voting power of our stock (including stock held prior to such acquisition); (ii) any one person, or more than one person acting as a group, acquires, directly or indirectly, during a 12-month period ending on the date of the most recent acquisition by such person or persons, 35% or more of the total voting power of our stock (not considering stock owned by such person or group prior to such 12-month period); (iii) a majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of our Board prior to such election; (iv) a sale, exchange, lease, disposition or other transfer of all or substantially all of the assets of the Company; or (v) there occurs a liquidation or dissolution of the Company that is approved by a majority of the Company’s shareholders. This definition of change of control complies with Section 409A except for item (v) (i.e., items (i), (ii), (iii) and (iv) are described in Section 409A).

“Good Reason” under our ESP, SERP, AIP and stock incentive plans is defined as: (a) in the case of a voluntary termination of employment by an executive preceding or more than two years following a change of control: (i) a material diminution in the executive’s job authority, responsibilities or duties, (ii) a material diminution of the executive’s base salary, (iii) an involuntary and material change in the geographic location of the workplace at which the executive must perform services, or (iv) any other action or inaction that constitutes a material breach by the employer or a successor of the agreement under which the executive provides services; (b) in the case of a voluntary termination of employment by an executive upon or within two years following a change of control: (i) a material downward change in job functions, duties, or responsibilities which reduces the rank or position of the executive, (ii) a reduction in the executive’s annual base salary, (iii) a reduction in the aggregate value of the executive’s annual base salary and AIP target bonus opportunity, (iv) a material reduction in the executive’s retirement or supplemental retirement benefits, (v) an involuntary and material change in the geographic location of the workplace at which the executive must perform services, or (vi) any other action or inaction that constitutes a material breach by the employer or a successor of the agreement under which the executive provides services.

Pay Ratio Disclosure

The 2018 annual total compensation of the median compensated of all our employees, other than Ron Rittenmeyer, our Executive Chairman and CEO, was $54,064; Mr. Rittenmeyer’s 2018 annual total compensation was $14,984,022; and the ratio of these amounts was approximately 277-to-1.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules. For purposes of calculating the amount of compensation paid to our median employee during 2018, we used the same median compensated employee that we identified in 2017 after we concluded that there had been no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure. In 2017, we identified this median compensated employee using total gross wages (i.e., all amounts paid before any taxes, deductions or other payroll withholding) earned during calendar year 2017 for all employees who were employed for all of 2017, and we used the annualized value of total gross wages earned during calendar year 2017 for all employees who were hired during 2017 and were employed as of December 31, 2017, but did not serve a full year with the Company. We identified our employee population as of December 31, 2017 based on our payroll and employment records. As permitted by SEC rules, we excluded 1,914 employees located in the United Kingdom, who in the aggregate represented approximately 1.5% of our 125,820 employees as of December 31, 2017.

60	TENET HEALTHCARE ● 2019 PROXY STATEMENT

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

We currently grant stock options and restricted stock units under our 2008 Stock Incentive Plan, as amended. All options were granted with an exercise price equal to the NYSE closing price per share of our common stock on the date of grant. Most of our restricted stock unit or stock option grants to senior officers vest over a three-year period (either ratable or cliff-vest), although certain awards may contain different vesting periods. Restricted stock units granted to Mr. Rittenmeyer vest in equal quarterly installments as provided in his Employment Agreement. Options expire within a period of no more than 10 years from the date of grant.

The following table summarizes certain information with respect to our equity compensation plans pursuant to which rights remain outstanding as of December 31, 2018.

Equity Compensation Plan Information

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (A)	WEIGHTED- AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (B)(1)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A)) (C)
Equity compensation plans approved by security holders	2,262,743	$19.12	7,363,038(2)
Equity compensation plans not approved by security holders(3)	64,265	N/A	-0-
Total	2,327,008	$19.12	7,363,038

(1)

The weighted average exercise price does not take into account the shares issuable upon the vesting of outstanding restricted stock units, which have no exercise price. In addition, no exercise price is applicable to the stock units under our deferred compensation plans.

(2)

Includes 3,229,087 shares remaining available for issuance pursuant to the Tenth Amended and Restated 1995 Employee Stock Purchase Plan and 4,133,951 shares remaining for issuance under the 2008 Stock Incentive Plan, assuming that all outstanding performance-based restricted stock units that had not already provisionally vested would settle at maximum levels.

All shares available under the 2008 Stock Incentive Plan may be used for option-based and all other awards authorized under the 2008 Stock Incentive Plan. As approved by our shareholders, option-based awards and stock appreciation rights reduce the number of shares available for issuance on a one-to-one basis. However, grants of all other awards, such as restricted stock units, reduce the number of shares available by under the 2008 Stock Incentive Plan 1.65 shares for each share subject to such awards.

(3)

Consists of deferred compensation invested in 56,432 stock units under our deferred compensation plans and 7,832 stock units under our Executive Retirement Account, in each case payable in common stock. The potential future dilutive effect of our deferred compensation plans due to future investment of deferrals into stock units cannot be estimated. A description of the material features of our deferred compensation plans and Executive Retirement Account can be found under “Nonqualified Deferred Compensation” beginning on page 54.

TENET HEALTHCARE ● 2019 PROXY STATEMENT	61

PROPOSAL 2–ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are asking shareholders to vote on an advisory resolution to approve the Company’s executive compensation as reported in this Proxy Statement. As described in the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 26, we have designed our executive compensation program to align the interests of our NEOs with shareholders. Our compensation programs are designed to reward our NEOs for the achievement of short-term and long-term performance goals.

We urge you to read the “Compensation Discussion and Analysis,” which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the 2018 Summary Compensation Table and other related compensation tables and narrative, appearing on pages 47 through 60, which provide detailed information on the compensation of our NEOs. The HR Committee and the Board believe that the policies and procedures articulated in “Compensation Discussion and Analysis” are effective in achieving the goals of our executive compensation program and that the compensation of our NEOs reported in this Proxy Statement reflects and supports these compensation policies and procedures.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (Exchange Act), we are asking shareholders to vote in favor of the following advisory resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2019 Annual Meeting of Shareholders.”

This resolution, commonly referred to as a “say-on-pay” resolution, will be considered to have been approved by shareholders on an advisory basis if the votes cast for approval exceed the votes cast against approval. This advisory resolution is not binding on the Board. Although non-binding, the Board and the HR Committee will review and consider the voting results when making future decisions regarding our executive compensation program. Unless the Board modifies its policy of holding an advisory say-on-pay vote on an annual basis, the next advisory say-on-pay vote will be held at our 2020 Annual Meeting of Shareholders.

Unless marked to the contrary, proxies will be voted “FOR” the approval of the advisory resolution to approve the Company’s executive compensation.

The Board recommends that shareholders vote “FOR” the approval of the advisory resolution to approve executive compensation.

62	TENET HEALTHCARE ● 2019 PROXY STATEMENT

PROPOSAL 3–APPROVAL OF 2019 STOCK INCENTIVE PLAN

Executive Summary of Proposal and Selected Plan Information

Introduction

Our Board, on the recommendation of the HR Committee, is asking shareholders to approve the Tenet Healthcare 2019 Stock Incentive Plan (the Plan) to assist us in attracting and retaining talented employees and non-employee directors who are expected to contribute to the Company’s success and to achieve financial and strategic objectives that will benefit the Company and its shareholders through the grant of awards under the Plan, including equity-based awards that will enable them to share in the ownership of the Company.

On March 18, 2019, the HR Committee approved the Plan, subject to the approval of our shareholders. The Plan will supersede the Sixth Amended and Restated Tenet Healthcare 2008 Stock Incentive Plan (the 2008 Plan), which is the only plan under which equity-based compensation may currently be awarded to our employees and non-employee directors. Awards currently outstanding under the 2008 Plan will remain outstanding under the 2008 Plan in accordance with its terms.

If the Plan is approved by our shareholders at the Annual Meeting, the Plan will become effective on May 2, 2019 (the Effective Date), and no further awards will be made under the 2008 Plan. If our shareholders approve the Plan, we intend to file, pursuant to the Securities Act of 1933, a registration statement on Form S-8 to register the shares available for delivery under the Plan. If our shareholders do not approve the Plan, the 2008 Plan will remain in effect in its current form, subject to its expiration date. However, there will be insufficient shares available under the 2008 Plan to make annual awards and to provide grants to new hires in the coming years. In this event, the HR Committee would be required to revise its compensation philosophy and formulate other cash-based programs to attract, retain, and compensate key employees and non-employee directors.

Approval of this proposal requires approval by holders of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will be treated as votes against this proposal. If you are a street name stockholder and you do not provide your brokerage firm with voting instructions, your brokerage firm may not cast votes with respect to the shares that you beneficially own. These broker non-votes will have no effect on the vote.

Proposed Share Reserve

The Plan reserves for issuance an aggregate of 4,000,000 shares of our common stock plus the number of shares of our common stock that remain available for awards under the 2008 Plan on the Effective Date plus any shares of our common stock subject to outstanding awards under the 2008 Plan on the Effective Date that are forfeited, are cancelled, expire, or are settled in cash.

If any award granted under the Plan is forfeited, cancelled or expires, or if an award is settled in cash, shares of our common stock subject to such award will be made available for future grant under the Plan. In addition, if shares issuable upon vesting or settlement of an award (other than an award of options or stock appreciation rights (SARS)) granted under the Plan or under the 2008 Plan are tendered to or withheld by the company in payment of taxes required to be withheld in respect of such award, such shares will be made available for future grants under the Plan.

Fungible Share Counting

Any shares that are subject to awards of options or SARs shall be counted against the proposed share reserve as one (1) share for every one (1) share issued and any shares that are subject to awards other than options or SARs shall be counted against this limit as 1.65 shares for every one (1) share issued.

Similarly, any shares that again become available for awards under the Plan shall be added to the proposed share reserve as (i) one (1) share for every one (1) share subject to options or SARs and (ii) as 1.65 shares for every one (1) share subject to awards other than options or SARs.

Impact on Dilution and Fully-Diluted Overhang

Our Board recognizes the impact of dilution on our shareholders and has evaluated this share request carefully in the context of the need to attract, motivate, retain and ensure that our leadership team and key employees are focused on our strategic priorities.

The total fully-diluted overhang as of March 7, 2019, assuming that the entire share reserve is granted in stock options or SARs, would be 7.05%, and the total fully-diluted overhang, assuming the share reserve is granted in full-value awards only, would be 6.24%. The Company’s historical practice has been to grant a combination of stock options and full-value awards, resulting in potential overhang between these two levels. In this context, fully-diluted overhang is calculated as the sum of grants outstanding and shares available for future awards (numerator) divided by the sum of the numerator and the basic common shares outstanding, with all data effective as of March 7, 2019.

TENET HEALTHCARE ● 2019 PROXY STATEMENT	63

PROPOSAL 3–APPROVAL OF 2019 STOCK INCENTIVE PLAN

Our Board believes that the proposed share reserve represents a reasonable amount of potential equity dilution to accommodate our long-term strategic and growth priorities.

Expected Duration of the Share Reserve

We currently expect that the share reserve under the Plan, if this proposal is approved by our shareholders, will be sufficient for awards for approximately 3 years. Expectations regarding future share usage could be impacted by a number of factors such as award type mix; hiring and promotion activity at the executive level; the rate at which shares are returned to the Plan’s reserve under permitted addbacks; the future performance of our stock price; the consequences of acquiring other companies; and other factors. While we believe that the assumptions we used are reasonable, future share usage may differ from current expectations.

Governance Highlights

The Plan incorporates numerous governance best practices, including:

✓ No “liberal share recycling” of options or SARs.
✓ No dividends or dividend equivalents on options or SARs.

✓  Dividends and dividend equivalent rights, if any, on all other awards will be subject to the same vesting requirements as the underlying award and will only be paid at the time those vesting requirements are satisfied.

✓ Minimum 100% grant date fair market value exercise price for options and SARs.
✓ No repricing of options or SARs and no cash buyout of underwater options and SARs without shareholder approval, except for equitable adjustments in connection with certain corporate transactions.
✓ No “liberal” change-in-control definition.
✓ No excise tax gross-ups.
✓ Awards subject to any clawback policy adopted by the Company.

✓  Plan limits aggregate dollar value of equity-based awards (based on grant date fair market value) and cash fees paid to any non-employee director to $650,000 per calendar year, or up to $850,000 for any calendar year in which the director serves as Chairman or Lead Director.

Date of Plan Expiration

The Plan will terminate on March 18, 2029, unless terminated earlier by the Board. Termination of the Plan shall not affect the terms or conditions of any award granted prior to termination.

Share Usage

The following table sets forth information regarding stock-settled, time-vested equity awards granted and performance-based, stock-settled equity awards earned over each of the last three fiscal years. These awards were all made under the 2008 Plan:

	2018	2017	2016	3-YEAR AVERAGE SHARE USAGE RATE
Stock Options/SARs Granted	635,196	1,396,307	0
Stock-Settled Time-Vested Restricted Shares/Units Granted	819,382	872,969	1,151,886
Stock-Settled Performance-Based Stock Units Granted	6,068	12,903	474,443
Weighted-Average Basic Common Shares Outstanding	102,110,000	100,592,000	99,321,000
Share Usage Rate	1.37%	2.10%	1.64%	1.70%

64	TENET HEALTHCARE ● 2019 PROXY STATEMENT

PROPOSAL 3–APPROVAL OF 2019 STOCK INCENTIVE PLAN

Overhang as of March 7, 2019

The following table sets forth certain information as of March 7, 2019, unless otherwise noted, with respect to the Company’s existing equity compensation plans:

Stock Options/SARs Outstanding	2,485,594
Weighted-Average Exercise Price of Outstanding Stock Options/SARs	$19.94
Weighted-Average Remaining Term of Outstanding Stock Options/SARS	6.84 years
Total Stock-Settled Full-Value Awards Outstanding	2,879,826
Shares Available for Grant under the 2008 Plan	2,405,955
Basic common shares outstanding as of the record date (March 11, 2019)	102,932,280

Plan Summary

A summary of the Plan is set forth below. The summary is qualified by, and subject to, the actual provisions of the Plan, a copy of which is attached as Appendix B. The meaning of capitalized terms not defined in this summary can be found in the “Definitions” section of the Plan.

Administration. The Plan will be administered by the HR Committee, which is composed entirely of independent directors. The HR Committee selects the individuals eligible to participate in the Plan, the types of Awards granted, the time(s) at which Awards may be granted and the number of shares of our common stock (Shares) to be covered by each Award granted. The HR Committee also has the authority to interpret and administer the Plan, to determine the terms and conditions of Awards and to make all other determinations relating to the Plan that it deems necessary or desirable for the administration of the Plan. The HR Committee may also delegate various functions to executive officers.

Eligibility. Eligible participants under the Plan include all of our directors and employees as selected by the HR Committee. Approximately 838 persons currently participate in the Plan. The numbers of employees and non-employee directors eligible to be granted awards under the Plan as of March 11, 2019 were approximately 771 and 9, respectively.

Shares Available under the Plan. The aggregate number of shares authorized for issuance under the Plan shall be equal to the sum of (i) 4,000,000 Shares, plus (ii) the number of Shares remaining available under the 2008 Plan as of the Effective Date, plus (iii) any Shares subject to outstanding awards under the 2008 Plan that on or after the Effective Date are forfeited, are cancelled, expire, or are settled in cash. Any Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share issued and any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as 1.65 Shares for every one (1) Share issued.

If (i) any Shares subject to an Award are forfeited, cancelled or expire or (ii) an Award is settled for cash (in whole or in part), the Shares subject to such Award shall, to the extent of such forfeiture, cancellation, expiration or cash settlement, remain available for issuance under the Plan. In the event that withholding tax liabilities arising from an Award other than an Option or Stock Appreciation Right or, after the Effective Date, an award other than an option or stock appreciation right under the 2008 Plan are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall be added to the Shares available for Awards under the Plan; provided, however, that Shares that again become available for issuance under the Plan pursuant to the preceding clause shall not increase the numbers of shares that may be granted under the Plan in connection with “incentive stock options”. Any Shares that again become available for Awards under the Plan shall be added to the share reserve limit as (i) one (1) Share for every one (1) Share subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the 2008 Plan, and (ii) as 1.65 Shares for every one (1) Share subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or awards other than options or stock appreciation rights granted under the 2008 Plan.

Notwithstanding anything to the contrary contained herein, the following Shares shall not again be available for Awards under the Plan: (A) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option, (B) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Option or Stock Appreciation Right, (C) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof, and (D) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options.

Dividends; Dividend Equivalents. If an award provides for a right to dividends or dividend equivalents, any dividends or dividend equivalents will be subject to the same vesting requirements as the underlying award and will only be paid at the time those vesting requirements are satisfied. In no event will dividends or dividend equivalents be paid with respect to options or stock appreciation rights under the Plan.

TENET HEALTHCARE ● 2019 PROXY STATEMENT	65

PROPOSAL 3–APPROVAL OF 2019 STOCK INCENTIVE PLAN

Awards under the Plan. Awards that may be granted under the Plan include Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards and Other Share-Based Awards and any other right, interest or option relating to shares of the Company or cash granted pursuant to the Plan. Each Award granted under the Plan is evidenced by a written Award Agreement in a form, and containing such terms and conditions, as the HR Committee determines. While Awards typically are granted to selected eligible participants once a year, the HR Committee may grant Awards to any eligible participant at any time. The Board must determine the non-employee directors to whom Awards may be granted, the time at which such Awards may be granted and the number of shares subject to such Awards. The HR Committee may delegate to management the authority to grant Awards to employees who are not executive officers or directors.

•

Options. Options may be granted alone or in addition to other Awards. Options may be nonqualified stock options or incentive stock options within the meaning of Section 422 of the Code; provided that incentive stock options may only be granted to employees of the Company or any Subsidiary and are subject to the requirements of Section 422 of the Code as explained in the Plan.

The exercise price for Shares purchasable under an Option will not be less than 100% of the Fair Market Value of the Shares on the date of grant. Options may be exercised during a term not to exceed 10 years from the date of grant. The HR Committee will determine the period over which Options will vest and become exercisable. The HR Committee may permit participants to use Shares they own to pay the exercise price and may provide that the Shares to be issued upon an Option’s exercise will be in the form of Restricted Stock or other similar securities.

•

Stock Appreciation Rights. A Stock Appreciation Right may be granted in connection with, or without relationship to, all or part of any Award, either at the time of grant or at any time during the term of the Award. A Stock Appreciation Right will have (i) a grant price not less than Fair Market Value on the date of grant (subject to the requirements of Section 409A of the Code with respect to Stock Appreciation Rights granted in conjunction with, but subsequent to, an Option), and (ii) a term not greater than ten years. The HR Committee may impose such other conditions or restrictions on the terms of the exercise and the grant price of any Stock Appreciation Right as it deems appropriate.

Upon the exercise of a Stock Appreciation Right, the holder will have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise (or such amount less than the Fair Market Value as the HR Committee determines at any time during a specified period before the date of exercise) over (ii) the grant price of the Stock Appreciation Right on the date of grant, which, except as provided in the Plan with respect to substitute shares or share adjustments, will not be less than the Fair Market Value of one Share on such date of grant of the Stock Appreciation Right. The HR Committee may determine, in its sole discretion, whether payment of a Stock Appreciation Right will be made in cash, in whole Shares, or any combination thereof.

•

Restricted Stock and Restricted Stock Units. The HR Committee may grant Restricted Stock and Restricted Stock Units either alone or in addition to other Awards and as a form of payment of Performance Awards and other earned cash-based incentive compensation. The HR Committee will determine the Vesting Period, which (except for certain limited circumstances such as death, disability, retirement or a Change in Control) will not be less than three years from the date of grant (but which may provide for pro rata vesting over such time).

Unless otherwise provided in the applicable Award Agreement, beginning on the date of the grant of Restricted Stock, the Participant will become a shareholder of the Company with respect to all Shares subject to the Award Agreement and will have all of the rights of a shareholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares. A Participant receiving Restricted Stock Units will not possess voting rights with respect to such Award. Generally, Shares or any other property (other than cash) distributed as a dividend or otherwise with respect to any unvested Awards of Restricted Stock or Restricted Stock Units will be subject to the same restrictions as the Award itself. The certificates representing a grant of Restricted Stock will remain in the physical custody of the Company until such Restricted Stock has vested and any other restrictions are removed or expire.

•

Performance Awards. The HR Committee may grant Performance Awards in the form of Performance Cash or Performance Share Units. Performance Awards may be granted for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards. The amount of the Award to be distributed, the performance criteria to be achieved during any Performance Period and the length of the Performance Period will be conclusively determined by the HR Committee. Except as provided otherwise in an Award Agreement or in the event of a Change in Control, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, or any combination thereof, as determined in the sole discretion of the HR Committee. Performance Awards may also be paid in lump sum or in installments following the close of the Performance Period, or, in accordance with procedures established by the HR Committee, on a deferred basis subject to Section 409A of the Code.

66	TENET HEALTHCARE ● 2019 PROXY STATEMENT

PROPOSAL 3–APPROVAL OF 2019 STOCK INCENTIVE PLAN

•

Other Share-Based Awards. The HR Committee may grant Other Share-Based Awards to participants either alone or in addition to other Awards. Other Share-Based Awards are also available as a form of payment of other Awards and other earned cash-based compensation. Other Share-Based Awards are subject generally to the same vesting conditions noted for Restricted Stock and Restricted Stock Units above. Other Share-Based Awards may be paid in cash, Shares, or any combination thereof, as determined by the HR Committee in its sole discretion. Other Share-Based Awards may be paid in a lump sum or in installments or on a deferred basis subject to Section 409A of the Code.

Performance Criteria. The HR Committee may determine that the lapsing of restrictions with respect to an Award, and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more performance goals established by the HR Committee, which shall be based on the attainment of specified levels of one or any combination of performance objectives and criteria, each as may be calculated or measured in the manner determined by the HR Committee (Performance Criteria). Such Performance Criteria may include (without limitation): basic or diluted earnings per Share; cash flow; economic value added; income, which may include, without limitation, net income, operating income, volume measures (e.g., admissions or visits) and expense control measures, and which and may be calculated or measured before or after income taxes, including or excluding interest, depreciation and amortization, minority interests, extraordinary items and other material non-recurring items, discontinued operations, the cumulative effect of changes in accounting policies and the effects of any tax law changes; quality of service and/or patient care, including, without limitation, patient, physician and/or employee satisfaction objectives; business performance or return measures (consisting of market share, debt reduction, return on assets, capital, equity, or sales); the price of the Company’s common or preferred stock (including, but not limited to, growth measures and total shareholder return); or any other criterion that the HR Committee may determine, in its sole discretion, is appropriate.

The Performance Criteria may be determined on an absolute or relative basis, may be based solely by reference to the Company’s performance or the performance of an Affiliate, division, business segment or business unit of the Company, or based upon the relative performance of other companies or indices or upon comparisons of any of the indicators of performance relative to other companies or indices. In the event of (i) a change in corporate capitalization, a corporate transaction or a complete or partial corporate liquidation, (ii) a natural disaster or other significant unforeseen event that materially impacts the operation of the Company, (iii) any extraordinary, unusual or non-recurring gain or loss or other event, (iv) any material change in tax laws or accounting policies or practices affecting the Company and/or the Performance Criteria, or (v) any other event(s) or item(s) determined by the HR Committee, the HR Committee may make adjustments to the Performance Criteria so as to neutralize the effect of the event on the applicable Award.

Effect of Termination of Employment. The HR Committee will determine and set forth in each Award Agreement whether any Awards will, as applicable, continue to be exercisable and the terms of such exercise, or cease to be subject to restrictions and the timing of when such restrictions will lapse, on and after the date that a participant ceases to be employed by or to provide services to us (including as a director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The date of termination of a Participant’s employment or services will be determined by the HR Committee, which determination will be final.

Non-Employee Director Limits. The aggregate dollar value of Awards granted under the Plan during a calendar year to a non-employee director, taken together with any cash fees paid during such calendar year to such director, in respect of the director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), may not exceed $650,000. This limitation increases to $850,000 in any calendar year in which a non-employee director serves as Chairman of the Board or Lead Director.

Adjustment Provisions. Awards may be adjusted in the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof.

Change in Control. In addition, in the event of a Change in Control, the treatment of outstanding Awards granted to employees generally depends on whether: (i) the successor company assumes or substitutes the applicable Award, in which case such Awards will generally continue to be outstanding pursuant to their terms; and/or (ii) the participant incurs a Qualifying Termination, in which case such outstanding Awards will become immediately vested and exercisable or transferable, depending on the type of Award. If the successor company does not assume or substitute the applicable Award, such Award will become immediately vested and exercisable or transferable, depending on the type of Award, as of the date of the Change in Control irrespective of whether the participant incurs a Qualifying Termination.

In addition, the HR Committee may make other determinations, as described in the Plan, regarding the effect of a Change in Control on Awards.

Transferability of Awards. Generally, Awards granted under the Plan are not transferable other than (i) by will or the laws of descent and distribution, or (ii) pursuant to a qualified domestic relations order. The HR Committee in its discretion may permit other transfers of Awards pursuant to the terms of the Plan. For the avoidance of doubt, in no event will any Award be transferrable by a Participant in exchange for value.

TENET HEALTHCARE ● 2019 PROXY STATEMENT	67

PROPOSAL 3–APPROVAL OF 2019 STOCK INCENTIVE PLAN

Amendment and Termination of the Plan. The Plan will terminate on March 18, 2029 except with respect to Awards then outstanding. The HR Committee has the authority to alter, amend, suspend or terminate the Plan at any time, provided, however, that the HR Committee must obtain prior shareholder approval amend the Plan to (i) increase the number of Shares that may be the subject of Awards under the Plan, (ii) expand the types of Awards available under the Plan, (iii) materially expand the class of persons eligible to participate in the Plan, (iv) amend any provision of the Plan regarding changes in the exercise price of Options and Stock Appreciation Rights, (v) increase the maximum permissible term of any Option or the maximum permissible term of a Stock Appreciation Right, or (vi) increase the limitations on the size of grants to individual participants or non-employee directors described above.

Certain Federal Income Tax Consequences

The following is a general description of the U.S. federal income tax consequences to participants and the Company relating to Awards. This discussion does not purport to cover all tax consequences relating to the Awards. Also, our ability to obtain a deduction for future payments under the Plan could be limited by Code Section 162(m), which limits the deductibility of compensation paid to certain covered employees in excess of $1,000,000 in any year or by the “golden parachute rules” of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change of control of the employer corporation. The tax treatment may also vary depending on the participant’s particular situation and may, therefore, be subject to special rules not discussed below.

A participant who receives Options or Stock Appreciation Rights generally will not recognize any income, nor will the Company be entitled to any tax deduction, in the year of the grant. At the time that a nonqualified stock option or Stock Appreciation Right is exercised, the participant will recognize ordinary income in an amount equal to the excess of (a) the Fair Market Value of the Shares purchased (or subject to a Stock Appreciation Right) over (b) the exercise price of the Option for such Shares (or the price stated in a Stock Appreciation Right). We generally will be entitled to a tax deduction in an amount equal to the amount includible in the income of the participant in the taxable year in which the participant is required to recognize the income. A participant who disposes of Shares received upon the exercise of a nonqualified stock option will recognize capital gain (or loss) in an amount equal to the difference between (a) the amount realized on the disposition of the Shares, and (b) the Fair Market Value of the Shares on the date on which the Option was exercised. The capital gain (or loss) will be considered long-term if the Shares received upon exercise of the nonqualified stock option are held for more than one year after the Option was exercised. We are not entitled to any deduction for federal income tax purposes upon a participant’s disposition of stock received upon the exercise of an Option (other than, in the circumstances described below, an incentive stock option).

A participant will recognize no income for federal income tax purposes upon the grant or the exercise of an incentive stock option, provided that the exercise occurs during employment or within three months after termination, other than in the case of disability. If the Shares acquired upon the exercise are held for a minimum of both (a) two years from the date of grant and (b) one year from the date of exercise, then any gain or loss recognized by the participant on the sale of such Shares will be treated as a long-term capital gain or loss, and the Company will not be entitled to any deduction for federal income tax purposes. If the Shares acquired are not held for these minimum periods, then the participant will be required to recognize ordinary income in the year of the disposition to the extent that the Fair Market Value of the Shares on the date of disposition exceeds the exercise price for the shares. We generally will be entitled to a deduction for federal income tax purposes equal to the amount the participant is required to recognize as ordinary income.

A participant who receives Awards payable in cash or Restricted Stock, Restricted Stock Units or Performance Awards payable in stock, will not recognize income for federal income tax purposes until the Awards are settled. At that time, the participant will recognize ordinary income on the amount of cash received or, for Awards delivered in Shares, the excess of (a) the Fair Market Value of the Shares on the settlement date over (b) the amount, if any, paid for the Shares. We generally will be entitled to take a tax deduction in an amount equal to the ordinary income recognized by the participant.

An employee participant will be subject to withholding for federal and, if applicable, state and local, income taxes at the time the participant recognizes income under the rules described above with respect to Shares or cash received. As such, we will have the right to make all payments or distributions to a participant net of any taxes required to be paid at such time. We will have the right to withhold from wages or other amounts otherwise payable such withholding taxes as may be required by law, to otherwise require the participant to pay such withholding taxes or to take such other action as may be necessary to satisfy such withholding obligations. Non-employee directors are not subject to withholding by us and must make their own arrangements for satisfying any tax obligations they may have in connection with the grant or exercise of an Award under the Plan.

Code Section 409A imposes an additional 20% tax and interest on an individual receiving nonqualified deferred compensation, as defined in Section 409A, under a plan that fails to satisfy certain requirements. Awards made pursuant to the Plan are designed to comply with the requirements of Section 409A to the extent such Awards are not exempt from coverage. However, if the Plan fails to comply with Section 409A in operation, a participant could be subject to the additional taxes and interest and may, in certain cases, be required to file an amended tax return for prior tax years with respect to such taxes and interest.

68	TENET HEALTHCARE ● 2019 PROXY STATEMENT

PROPOSAL 3–APPROVAL OF 2019 STOCK INCENTIVE PLAN

New Plan Benefits

As described above, the selection of officers, employees and non-employee directors who will receive awards under the Plan and the size and types of awards will be determined by the HR Committee in its discretion. Therefore, the amount of any future awards under the Plan, if approved by the shareholders, is not yet determinable and it is not possible to predict the benefits or amounts that will be received by, or allocated to, particular individuals or groups of employees. Please see the Grants of Plan-Based Awards During 2018 table on page 49 for information on awards granted in 2018 under the 2008 Plan to certain of our executive officers.

Shareholder Approval

This proposal will be approved under the our bylaws and NYSE rules (which contain separate approval requirements with respect to this proposal) if a majority of the votes cast are in favor of the proposal. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will not change the number of votes cast for or against the proposal. However, for purposes of approval under NYSE rules, abstentions are treated as votes cast, and, therefore, will have the same effect as an “against” vote. Unless marked to the contrary, proxies will be voted FOR the approval of the Tenet Healthcare 2019 Stock Incentive Plan.

The Board recommends that shareholders vote “FOR” the approval of the Tenet Healthcare 2019 Stock Incentive Plan.

TENET HEALTHCARE ● 2019 PROXY STATEMENT	69

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of the five members named below. Under the Company’s Corporate Governance Principles, each member of the Audit Committee must be an independent director, as defined by the NYSE rules and the rules of the SEC. Each current member of the Audit Committee is independent under those criteria. In addition, the Board has determined that Ms. Gaines, Mr. Fisher and Ms. Romo are each an Audit Committee financial expert, as defined by SEC rules, and that all five Audit Committee members are financially literate, as required by NYSE rules. Ms. Gaines serves as Chair of the Audit Committee.

The Audit Committee, on behalf of the Board, oversees the Company’s financial reporting process, including review of (i) the Company’s guidelines and policies with respect to risk assessment and risk management related to financial reporting and disclosure controls and procedures, (ii) the major financial and enterprise risk exposures of the Company and (iii) the steps management has taken to monitor and control such exposures. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and the Company’s independent registered public accountants for the year ended December 31, 2018, Deloitte & Touche LLP (Deloitte), each Quarterly Report on Form 10-Q filed during 2018 (Forms 10-Q), as well as the audited consolidated financial statements and the footnotes thereto in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 (Form 10-K), before the Forms 10-Q and Form 10-K were filed with the SEC. The Audit Committee discussed with management the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the degree and quality of disclosures in the financial statements prior to the time the respective Forms 10-Q and Form 10-K were filed with the SEC. The Audit Committee also reviewed with management and Deloitte each press release concerning earnings prior to its release.

The Company’s independent registered public accountants are responsible for expressing an opinion on the Company’s audited consolidated financial statements and the fair presentation, in all material respects, of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. The Audit Committee reviewed and discussed with Deloitte its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed by the Audit Committee with the Company’s independent registered public accountants under the standards of the Public Company Accounting Oversight Board (PCAOB). Deloitte has expressed an opinion in its Report of Independent Registered Public Accounting Firm that the Company’s 2018 audited consolidated financial statements conform to accounting principles generally accepted in the United States of America.

During 2018, the Audit Committee was provided updates on, monitored and discussed with management the status of the Company’s compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. In addition, the Audit Committee reviewed management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 and approved the inclusion of management’s report on such assessment in the Form 10-K. Deloitte has audited and also expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018.

The Audit Committee also discussed with Deloitte its independence from management and the Company, and received the written disclosures and the letter from Deloitte required by PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence). In concluding that Deloitte is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by Deloitte (as described below) were compatible with the firm’s independence. The Audit Committee also retained Deloitte and made it clear to Deloitte that they report directly to the Audit Committee and not to management.

The Audit Committee discussed with the Company’s internal auditors and Deloitte the overall scopes and plans for their respective audits. The Audit Committee met separately at various meetings in executive session with each of the internal auditors and Deloitte to discuss, among other matters, the results of their audits, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company’s 2018 audited consolidated financial statements be included in the Form 10-K and filed with the SEC.

In evaluating and selecting the Company’s independent registered public accounting firm, the Audit Committee considers, among other things, historical and recent performance of the current independent audit firm, external data on audit quality and performance, including PCAOB reports, industry experience, audit fee revenues, firm capabilities and audit approach, and the independence and tenure of the audit firm. The Audit Committee has engaged Deloitte to serve as our independent registered public accountants for the year ending December 31, 2019. For further information concerning this engagement, see “Proposal 4—Ratification of the Selection of Independent Registered Public Accountants.”

Members of the Audit Committee

Brenda J. Gaines, Chair

Lloyd. J. Austin

Richard W. Fisher

Richard J. Mark

Tammy Romo

70	TENET HEALTHCARE ● 2019 PROXY STATEMENT

AUDIT COMMITTEE REPORT

Independent Registered Public Accounting Firm Fees

	Year Ended December 31, 2018	Year Ended December 31, 2017
Audit fees(1)	$4,832,600	$4,746,326
Audit-related fees(2)	3,579,148	4,013,270
Tax fees(3)	31,100	32,408
All other fees(4)	—	—

(1)

Audit fees include professional fees for the audit of our annual consolidated financial statements and the review of our quarterly financial statements. These amounts also include fees related to the audit of internal control over financial reporting performed pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

(2)

Audit-related fees include fees for assurance and related services reasonably related to audits and reviews. These consisted principally of fees for audits of certain of our subsidiaries and partnerships, financial statements of employee benefit plans, and fees related to comfort letters, consents and reviews of filings with the SEC.

(3)	Tax fees in 2018 and 2017 consisted of professional fees for tax compliance services.

(4)	All other fees consist of fees for various advisory services.

How We Control and Oversee the Non-Audit Services Provided by Deloitte

The Audit Committee has retained Deloitte (along with other accounting firms) to provide non-audit services. We understand the need for Deloitte to maintain objectivity and independence as the auditor of our financial statements and our internal control over financial reporting. Accordingly, the Audit Committee has established the following processes and procedures related to non-audit services.

•

We Restrict The Non-Audit Services That Deloitte Can Provide. To minimize relationships that could appear to impair the objectivity of Deloitte, the Audit Committee has restricted the types of non-audit services that Deloitte may provide to us.

•

We Have Pre-Approval Processes For Non-Audit Services. The Audit Committee has adopted policies and procedures to pre-approve all audit and non-audit services provided to us by our independent registered public accountants, in accordance with any applicable law, rules or regulations. The Audit Committee pre-approved all fees presented in the table above.

The Audit Committee has adopted policies and procedures for pre-approving all non-audit services that Deloitte performs for us. Specifically, the Audit Committee has pre-approved the use of Deloitte for detailed, specific types of services related to: tax compliance, planning and consultations; acquisition/disposition services, including due diligence; attestation and agreed upon procedures; consultations regarding accounting and reporting matters; and reviews and consultations on internal control and other related services. The Audit Committee has set a specific annual limit on the amount of non-audit services (tax services and all other) that the Company can obtain from Deloitte (for 2018, this limit was $8.8 million). The chair of the Audit Committee is authorized to pre-approve any audit or non-audit service on behalf of the Audit Committee, provided these decisions are presented to the full Audit Committee at its next regularly scheduled meeting.

We Have Hiring Restrictions for Deloitte Employees

The Audit Committee has adopted restrictions on our hiring of any Deloitte partner, managing director, manager, staff member, advising member of the department of professional practice, reviewing actuary, reviewing tax professional and any other individuals responsible for providing audit assurance on any aspect of Deloitte’s audit and review of our financial statements.

We Rotate Key Audit Partners and Periodically Consider Audit Firm Rotation

The Audit Committee assures that key Deloitte partners assigned to our audit are rotated as required at least every five years, and the Audit Committee and its chair participate in selecting each new lead engagement partner. To help ensure continuing auditor independence, the Audit Committee also periodically considers whether there should be a regular rotation of the independent registered public accountants.

TENET HEALTHCARE ● 2019 PROXY STATEMENT	71

PROPOSAL 4–RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee is directly responsible for the appointment, compensation (including fee negotiations), retention and oversight of the Company’s independent registered public accounting firm (including the lead audit partner) retained to audit the Company’s financial statements. The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accountants for the year ending December 31, 2019. Deloitte has been retained as the Company’s independent auditor since 2007. The Audit Committee annually evaluates Deloitte’s independence and performance and determines whether to retain Deloitte or consider other audit firms. Factors considered by the Audit Committee in making its determination on appointment include:

•	the performance of Deloitte in prior years, including the quality and extent of Deloitte’s communications with the Audit Committee and the results of a management survey of Deloitte’s performance,

•	Deloitte’s independence and processes for maintaining independence, including review of non-audit fees and services provided,

•	external data on audit quality and performance, including the results of the most recent internal quality control review or Public Company Accounting Oversight Board inspection,

•	the performance of key members of the audit engagement team, and

•

Deloitte’s approach to resolving significant accounting and auditing matters, including consultation with the firm’s national office, as well as its reputation for integrity and competence in the fields of accounting and auditing.

Based on this evaluation, the members of the Audit Committee believe that the continued retention of Deloitte to serve as the Company’s independent auditor is in the best interests of the Company and its shareholders. Deloitte is familiar with our operations, and the Audit Committee is satisfied with Deloitte’s reputation in the auditing field, its personnel, its professional qualifications and its independence.

The Audit Committee is responsible for the audit fee negotiations associated with the retention of Deloitte.

Deloitte representatives will attend the Annual Meeting and respond to questions where appropriate. Such representatives may make a statement at the Annual Meeting should they so desire.

Shareholder Approval

Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of the independent registered public accountants for shareholder ratification as a matter of good corporate governance. Ratification of the selection of the independent registered public accountants by the shareholders requires that the votes cast in favor of ratification exceed the votes cast opposing ratification. If a favorable vote is not obtained, the Audit Committee may reconsider the selection of Deloitte. Even if the selection is ratified, the Audit Committee, in its discretion, may select different independent auditors if it subsequently determines that such a change would be in the best interest of the Company and its shareholders. Unless marked to the contrary, proxies will be voted “FOR” the ratification of the selection of Deloitte as our independent registered public accountants.

The Board recommends that shareholders vote “FOR” the ratification of the selection of Deloitte & Touche LLP as our independent registered public accountants.

72	TENET HEALTHCARE ● 2019 PROXY STATEMENT

GENERAL INFORMATION REGARDING THE ANNUAL MEETING AND VOTING

The Board of Tenet is requesting your proxy for use at the Annual Meeting of Shareholders to be held at Tenet Corporate Headquarters, 1445 Ross Avenue, Suite 1400, Dallas, Texas at 8:00 a.m. Central Time on Thursday, May 2, 2019, and any postponements or adjournments of the meeting, for the purposes set forth in the Notice of Annual Meeting of Shareholders.

Notice of Internet Availability of Proxy Materials

Under SEC rules, we have elected to make our proxy materials available to our shareholders over the Internet rather than mailing paper copies of those materials to each shareholder (unless otherwise requested). On March 22, 2019, we mailed to our shareholders and also made available online at www.proxyvote.com a Notice of Internet Availability of Proxy Materials (Notice) directing shareholders to a website where they can access this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2018 and view detailed instructions on how to vote via the Internet or by telephone.

If you received the Notice only and would like to receive a paper copy of the proxy materials, please follow the instructions printed on the Notice to request that a paper copy be mailed to you. Shareholders who do not receive the Notice will receive a paper or electronic copy of our proxy materials. This Proxy Statement and related proxy materials are being mailed or made available to shareholders on or about March 22, 2019.

Who Can Vote

Only shareholders of record of our common stock at the close of business on March 11, 2019, the record date for the Annual Meeting, are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 102,932,280 shares of our common stock outstanding. Most of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record. If your shares of our common stock are registered directly in your name with our transfer agent, Computershare, you are considered the shareholder of record with respect to those shares and a Notice (or, if requested, printed proxy materials) is being sent to you directly by the Company. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting.

Beneficial Owner. If your shares are held in a brokerage account or by another nominee, you are considered to be the beneficial owner of shares held in street name, and a Notice (or, if requested, printed proxy materials with a voting instruction card) is being forwarded to you by your broker, bank or other nominee. As the beneficial owner of the shares, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the Annual Meeting. If you are a beneficial owner whose shares are held in street name, you are not the shareholder of record and you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy giving you the right to vote your shares at the Annual Meeting from the broker, bank or other nominee that holds your shares in street name. If your shares are held in street name, your broker, bank or other nominee has enclosed or provided voting instructions for you to use in directing the broker, bank or other nominee how to vote your shares.

Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

How to Cast Your Vote

You may vote in one of the following ways:

By Internet. You may vote on the Internet using the website noted on your Notice or proxy card.

By Telephone. You may vote by calling the toll-free telephone number noted on your Notice or proxy card. Voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

By Mail. If you received a paper copy of the proxy card or voting instruction form by mail and choose to vote by mail, please mark your proxy card, date and sign it, and promptly return it in the postage-paid envelope provided with this proxy statement.

In Person at the Annual Meeting. You may vote in person by attending the Annual Meeting. If you are a beneficial owner whose shares are held in street name (which means your shares are registered in the name of your broker, bank or other nominee), you must also obtain a legal proxy from your broker, bank or other nominee to vote in person and submit the proxy along with your ballot at the meeting. Each shareholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf.

TENET HEALTHCARE ● 2019 PROXY STATEMENT	73

GENERAL INFORMATION REGARDING THE ANNUAL MEETING AND VOTING

Shares must be voted either in person, on the Internet, by telephone or by completing and returning a proxy card.

If your proxy is properly completed, the shares it represents will be voted at the meeting as you instructed. If you submit your proxy, but do not provide instructions, your proxy will be voted in accordance with the Board’s recommendations as set forth in this Proxy Statement.

If your shares of our common stock are held by a broker in street name, under the rules of the NYSE, your broker may vote your shares on certain matters if you do not provide your broker with voting instructions. The ratification of the selection of our independent registered public accountants is considered a routine matter upon which brokerage firms may vote on behalf of their clients if no voting instructions are provided. A “broker non-vote” occurs when a broker holding your shares in street name does not vote on a particular matter because you did not provide the broker voting instructions and the broker lacks discretionary voting authority to vote the shares because the matter is non-routine. The non-routine matters on the agenda for this year’s Annual Meeting include the election of directors, an advisory approval of the Company’s executive compensation and the approval of the Tenet Healthcare 2019 Stock Incentive Plan.

Revoking Your Proxy

You have the right to revoke your proxy at any time before it is voted by (1) filing a written notice with our Corporate Secretary, (2) delivering a new proxy bearing a later date, (3) granting a later proxy through telephone or Internet voting, or (4) attending the Annual Meeting and voting in person.

Vote Required

The presence, in person or by proxy, of the persons entitled to vote a majority of the voting shares at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. There are different vote requirements for the various proposals:

•

The ten nominees for director will be elected if the votes cast for the nominee exceed the votes cast against the nominee, with abstentions and broker non-votes not counted either for or against a nominee (and therefore having no effect on the election).

–

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “for” the election of each nominee named in this section. If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy. In the alternative, the persons named as proxies may vote just for the remaining nominees, leaving a vacancy that may be filled at a later date by the Board, or the Board may reduce its size. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

–

Our bylaws require that, to be elected, a director nominee must receive a majority of the votes cast in uncontested elections (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). If a nominee is not re-elected, Nevada law provides that the incumbent director would continue to serve on the Board until his or her successor is elected or the director resigns. However, under our Corporate Governance Principles, any incumbent director who receives, in an uncontested election of directors, a greater number of votes cast “against” his or her election than votes “for” his or her election must submit his or her resignation to the Board. In that situation, our Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. Our Board would then act on the Governance Committee’s recommendation and make prompt public disclosure of its decision and the rationale behind it, if applicable. If the Board accepts a director’s resignation offer, the Governance Committee will recommend to the Board and the Board will then determine whether to fill the vacancy or reduce the size of the Board. Under our bylaws, in contested elections, directors will be elected by a plurality of the votes cast. This standard will not apply at the Annual Meeting, as this year’s elections are uncontested.

–	Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

•

The following items of business will be approved if the votes cast for the proposal exceed those cast against the proposal, with abstentions not counted either for or against these proposals (and therefore having no effect on the approval of the proposals), except that with respect to Proposal 3, in accordance with NYSE rules, abstentions will be counted as votes against Proposal 3:

–	advisory approval of the Company’s executive compensation (Proposal 2);

–	approval of the Tenet Healthcare 2019 Stock Incentive Plan (Proposal 3); and

–	ratification of the selection of independent registered public accountants (Proposal 4).

Broker non-votes will have no effect on Proposal 2 or Proposal 3 because they are not considered votes “cast.” There should be no broker non-votes associated with Proposal 4, as brokers have discretionary voting authority to vote the shares because the matter is considered to be “routine” under the NYSE rules.

74	TENET HEALTHCARE ● 2019 PROXY STATEMENT

GENERAL INFORMATION REGARDING THE ANNUAL MEETING AND VOTING

Attending the Annual Meeting

Each shareholder may attend the Annual Meeting, subject to space limitations. At the meeting, each shareholder will be asked to present government issued photo identification, such as a driver’s license or passport. If you are a beneficial owner (i.e., your shares are held in a brokerage account or by another nominee), you must also bring a copy of your brokerage statement reflecting your share ownership as of the record date of March 11, 2019. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Costs of Solicitation

We will pay for the cost of proxy solicitations on behalf of the Board. We have engaged Innisfree M&A Incorporated to assist in our proxy solicitations. We will pay Innisfree an amount not to exceed $25,000 in fees for its proxy solicitation services and reimburse it for its reasonable out-of-pocket expenses. In addition to solicitation by mail by Innisfree, proxies may be solicited personally or by telephone, fax or email by our directors, officers and other employees. Proxy materials also may be distributed to the beneficial owners of our stock by brokers, custodians and other parties, and we will reimburse such parties for their reasonable out-of-pocket and clerical expenses.

Householding of Shareholder Materials

We may send a single Notice or set of proxy materials and other shareholder communications to any address shared by two or more shareholders. This process is called “householding.” This reduces duplicate mailings, saves printing and postage costs and conserves natural resources. We will deliver promptly upon written or oral request a separate copy of the proxy materials to shareholders at a shared address to which a single copy of the documents was delivered. To receive a separate copy, to stop receiving multiple copies sent to shareholders of record sharing an address, or to enroll in householding:

Shareholder of Record. If you are a shareholder of record, please submit your request by telephone at (800) 579-1639, by email at sendmaterial@proxyvote.com or by mail to Tenet Healthcare Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Beneficial Owner. If you are a beneficial owner, please submit your request to your broker, bank or other nominee.

TENET HEALTHCARE ● 2019 PROXY STATEMENT	75

OTHER INFORMATION

Date for Receipt of Shareholder Proposals

Shareholder Proposals Submitted Pursuant to SEC Rule 14a-8 for Inclusion in Next Year’s Proxy Statement. To be considered for inclusion in next year’s proxy statement, shareholder proposals submitted in accordance with the SEC’s Rule 14a-8 must be received at our principal executive offices no later than the close of business (5:00 p.m. Central Time) on November 23, 2019. Proposals should be addressed to Anthony Shoemaker, Corporate Secretary, Tenet Healthcare Corporation, 1445 Ross Avenue, Suite 1400, Dallas, Texas 75202. Our Nominating and Corporate Governance Committee reviews all shareholder proposals and makes recommendations to the Board for action on such proposals. We will determine whether or not to include any proposals in the proxy statement in accordance with applicable law, including SEC regulations.

Director Nominations for Inclusion in Next Year’s Proxy Statement (Proxy Access). We have adopted proxy access, whereby a shareholder (or a group of up to 20 shareholders) who has held at least 3% of our outstanding stock for three years or more may nominate a director and have that nominee included in our proxy materials, provided that the shareholder and nominee satisfy the requirements specified in our bylaws. Any shareholder who wishes to use these procedures to nominate a candidate for election to the Board for inclusion in our proxy statement relating to the 2020 annual meeting must satisfy the requirements specified in our bylaws and must provide written notice to our Corporate Secretary, which must be received no later than November 23, 2019, and no earlier than October 24, 2019. The notice of proxy access must include the information specified in our bylaws, including information concerning the nominee and information about the shareholder’s ownership of and agreements related to our stock.

Other Shareholder Business for Presentation at Next Year’s Annual Meeting. Our bylaws require that any shareholder wishing to nominate a candidate for director or to propose other business at the next annual meeting (other than proposals submitted pursuant to the SEC’s Rule 14a-8) must give us written notice between January 3, 2020 and February 2, 2020, unless the 2020 annual meeting is called for a date that is not within 30 days before or after the anniversary of the 2019 annual meeting, in which case notice must be received no later than the close of business on the 10th day following the day on which we make a public announcement of the date of the annual meeting. The notice must comply with the requirements of our bylaws, which may be found in the “Corporate Governance” section under the “For Investors” tab on our website at www.tenethealth.com, and any applicable law. Any such business should be addressed to Anthony Shoemaker, Corporate Secretary, Tenet Healthcare Corporation, 1445 Ross Avenue, Suite 1400, Dallas, Texas 75202. Any proposal or nomination that is not timely received by our Corporate Secretary or otherwise does not meet the requirements set forth in our bylaws will not be considered at the next annual meeting. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such proposal or nomination.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. To our knowledge, during 2018, all persons subject to these reporting requirements have filed the required reports on a timely basis under Section 16. In making this statement, we have relied upon examination of the copies of Forms 3, 4 and 5 provided to us and the written representations of our directors and executive officers.

Incorporation by Reference

The information contained above under the captions “Audit Committee Report” and “Human Resources Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future filing except to the extent that the Company incorporates it by reference into such filing.

Annual Report on Form 10-K

We will provide to shareholders by mail, without charge, a copy of our Annual Report on Form 10-K. To request a copy of the Annual Report on Form 10-K, you should write to Tenet Healthcare Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

76	TENET HEALTHCARE ● 2019 PROXY STATEMENT

APPENDIX A–NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA and Adjusted Free Cash Flow

Adjusted EBITDA, a non-GAAP measure, is defined by the Company as net income available (loss attributable) to Tenet Healthcare Corporation common shareholders before (1) the cumulative effect of changes in accounting principle, (2) net loss attributable (income available) to noncontrolling interests, (3) income (loss) from discontinued operations, (4) income tax benefit (expense), (5) gain (loss) from early extinguishment of debt, (6) other non-operating income (expense), net, (7) interest expense, (8) litigation and investigation (costs) benefit, net of insurance recoveries, (9) net gains (losses) on sales, consolidation and deconsolidation of facilities, (10) impairment and restructuring charges and acquisition-related costs, (11) depreciation and amortization and (12) income (loss) from divested operations and closed businesses (i.e., the Company’s health plan businesses). Litigation and investigation costs do not include ordinary course of business malpractice and other litigation and related expense.

Adjusted Free Cash Flow, a non-GAAP measure, is defined by the Company as (1) Adjusted net cash provided by (used in) operating activities from continuing operations, less (2) purchases of property and equipment from continuing operations. Adjusted net cash provided by (used in) operating activities, a non-GAAP measure, is defined by the Company as cash provided by (used in) operating activities prior to (1) payments for restructuring charges, acquisition-related costs and litigation costs and settlements, and (2) net cash provided by (used in) operating activities from discontinued operations.

The Company believes the foregoing non-GAAP measures are useful to shareholders and analysts because they present additional information on the Company’s financial performance. Shareholders, analysts, Company management and the Company’s Board of Directors utilize these non-GAAP measures, in addition to GAAP measures, to track the Company’s financial and operating performance and compare the Company’s performance to its peer companies, which utilize similar non-GAAP measures in their presentations. The Human Resources Committee of the Company’s Board of Directors also uses certain of these measures to evaluate management’s performance for the purpose of determining incentive compensation. Additional information regarding the purpose and utility of specific non-GAAP measures used in this Proxy Statement is set forth below.

The Company believes that Adjusted EBITDA is a useful measure, in part, because certain shareholders and analysts use both historical and projected Adjusted EBITDA, in addition to other GAAP and non-GAAP measures, as factors in determining the estimated fair value of shares of the Company’s common stock. Company management also regularly reviews the Adjusted EBITDA performance for each operating segment. The Company does not use Adjusted EBITDA to measure liquidity, but instead to measure operating performance.

The Company uses, and believes shareholders and analysts use, Adjusted Free Cash Flow as a supplemental measure to analyze cash flows generated from operations because the Company believes it is useful to shareholders in evaluating our ability to fund distributions paid to noncontrolling interests, acquisitions, purchasing equity interests in joint ventures or repaying debt.

These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Because these measures exclude many items that are included in our financial statements, they do not provide a complete measure of our operating performance. For example, the Company’s definition of Adjusted Free Cash Flow does not include other important uses of cash including (1) cash used to purchase businesses or joint venture interests, or (2) any items that are classified as Cash Flows From Financing Activities on the Company’s Consolidated Statement of Cash Flows, including items such as (i) cash used to repay borrowings, (ii) distributions paid to noncontrolling interests, or (iii) payments under the Put/Call Agreement for USPI redeemable noncontrolling interest, which are recorded on the Statement of Cash Flows as the purchase of noncontrolling interest. Accordingly, shareholders are encouraged to use GAAP measures when evaluating the Company’s financial performance.

TENET HEALTHCARE ● 2019 PROXY STATEMENT	A-1

APPENDIX A–NON-GAAP FINANCIAL MEASURES

The reconciliation of net income available (loss attributable) to Tenet Healthcare Corporation common shareholders, the most comparable GAAP measure, to Adjusted EBITDA is set forth in the table below for the twelve months ended December 31, 2018 and 2017.

(DOLLARS IN MILLIONS)	YEAR ENDED DECEMBER 31,
	2018	2017
Net income available (loss attributable) to Tenet Healthcare Corporation common shareholders	$111	$(704)
Less: Net income available to noncontrolling interests	(355)	(384)
Income (loss) from discontinued operations, net of tax	3	—
Income (loss) from continuing operations	463	(320)
Income tax expense	(176)	(219)
Gain (loss) from early extinguishment of debt	1	(164)
Other non-operating expense, net	(5)	(22)
Interest expense	(1,004)	(1,028)
Operating income	1,647	1,113
Litigation and investigation costs	(38)	(23)
Gains on sales, consolidation and deconsolidation of facilities	127	144
Impairment and restructuring charges, and acquisition-related costs	(209)	(541)
Depreciation and amortization	(802)	(870)
Income (loss) from divested and closed businesses	9	(41)
Adjusted EBITDA	$2,560	$2,444

The reconciliation of net cash provided by (used in) operating activities, the most comparable GAAP term, to Adjusted Free Cash Flow is set forth in the table below for the twelve months ended December 31, 2018 and 2017.

(DOLLARS IN MILLIONS)	YEAR ENDED DECEMBER 31,
	2018	2017
Net cash provided by operating activities	$1,049	$1,200
Less:
Payments for restructuring charges, acquisition-related costs, and litigation costs and settlements	(163)	(125)
Net cash used in operating activities from discontinued operations	(5)	(5)
Adjusted net cash provided by operating activities–continuing operations	1,217	1,330
Purchases of property and equipment–continuing operations	(617)	(707)
Adjusted free cash flow–continuing operations	$600	$623

A-2	TENET HEALTHCARE ● 2019 PROXY STATEMENT

APPENDIX B–TENET HEALTHCARE 2019 STOCK INCENTIVE PLAN

TENET HEALTHCARE

2019 STOCK INCENTIVE PLAN

Tenet Healthcare Corporation (the “Company”), a Nevada corporation, hereby establishes and adopts the following Tenet Healthcare 2019 Stock Incentive Plan (as amended from time to time, the “Plan”).

1.      PURPOSE OF THE PLAN

The purpose of the Plan is to assist the Company and its Subsidiaries in attracting and retaining selected individuals to serve as employees and directors of the Company and its Subsidiaries who are expected to contribute to the Company’s success and to achieve financial and strategic objectives which will inure to the benefit of all stockholders of the Company through the additional incentives inherent in the Awards hereunder. To the extent the Plan is approved by the Company’s stockholders at its 2019 annual meeting of stockholders, no new awards may be granted under the 2008 Plan (as defined below) after such approval; however, any awards under the 2008 Plan that are outstanding as of the date of such approval shall remain subject to the terms and conditions of, and be governed by, the 2008 Plan.

2.      DEFINITIONS

2.1	“2008 Plan” means the Sixth Amended and Restated Tenet Healthcare 2008 Stock Incentive Plan, as the same may be amended.

2.2

“Affiliate” means a corporation or other entity controlled by, controlling or under common control with, the Company, or an entity that is otherwise closely connected to the Company, as determined by the Committee.

2.3

“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Other Share-Based Award, Performance Award or any other right, interest or option relating to Shares or cash granted pursuant to the provisions of the Plan.

2.4	“Award Agreement” shall mean any agreement, contract or other instrument or document evidencing any Award hereunder, including through an electronic medium.

2.5	“Board” shall mean the board of directors of the Company.

2.6	“Cause” shall have the following meaning:

(a)

When used in connection with a Qualifying Termination occurring during a Participant’s Protection Period, the same meaning as set forth in Section 2.1(f)(2) of the ESP, with the term “Participant” replacing the term “Covered Executive” as used therein.

(b)	When used in connection with a Qualifying Termination not occurring during a Participant’s Protection Period:

(i)

For any Participant who is a “Covered Executive” under the ESP, the same meaning as set forth in Section 2.1(f)(1) of the ESP, with the term “Participant” replacing the term “Covered Executive” as used therein.

(ii)	For any Participant who is not a “Covered Executive” under the ESP, “Cause” shall mean a Participant’s:

(A)	dishonesty;

(B)	fraud;

(C)	willful misconduct;

(D)	breach of fiduciary duty;

(E)	conflict of interest;

(F)	commission of a felony;

(G)	material failure or refusal to perform his or her job duties in accordance with Company policies;

(H)	a material violation of Company policy that causes harm to the Company or an Affiliate;

(I)	other wrongful conduct of a similar nature and degree; or

(J)

sustained unsatisfactory performance which is not improved after the Participant has been provided with a reasonable opportunity to improve his or her performance in accordance with the Company’s standard policies and procedures.

TENET HEALTHCARE ● 2019 PROXY STATEMENT	B-1

APPENDIX B–TENET HEALTHCARE 2019 STOCK INCENTIVE PLAN

2.7	“Change in Control” shall mean the occurrence of one of the following:

(a)

A “change in the ownership of the Company” which will occur on the date that any one person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires, directly or indirectly, whether in a single transaction or series of related transactions, ownership of stock in the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company (“Ownership Control”). However, if any one person or more than one person acting as a group, has previously acquired ownership of more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not be considered a “change in the ownership of the Company” (or to cause a “change in the effective control of the Company” within the meaning of Section 2.7(b) below). Further, an increase in the effective percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for cash or property will be treated as an acquisition of stock for purposes of this paragraph; provided, that for purposes of this Section 2.7(a), the following acquisitions of Company stock will not constitute a Change of Control:

(i)

any acquisition, whether in a single transaction or series of related transactions, by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate which results in such employee benefit plan obtaining “Ownership Control” of the Company;

(ii)	any acquisition, whether in a single transaction or series of related transactions, by the Company which results in the Company acquiring stock of the Company representing “Ownership Control”; or

(iii)

any acquisition, whether in a single transaction or series of related transactions, after which those persons who were owners of the Company’s stock immediately before such transaction(s) own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company (or if after the consummation of such transaction(s) the Company (or another entity into which the Company is merged into or otherwise combined, such the Company does not survive such transaction(s)) is a direct or indirect subsidiary of another entity which itself is not a subsidiary of an entity, then the more than fifty percent (50%) ownership test shall be applied to the voting securities of such other entity) in substantially the same percentages as their respective ownership of the Company immediately before such transaction(s).

This Section 2.7(a) applies either when there is a transfer of the stock of the Company (or issuance of stock) and stock in the Company remains outstanding after the transaction or when there is a transfer of the stock of the Company (including a merger or similar transaction) and stock in the Company does not remain outstanding after the transaction.

(b)	A “change in the effective control of the Company” which will occur on the date that either (i) or (ii) occurs:

(i)

any one person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires (taking into consideration any prior acquisitions during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons), directly or indirectly, ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company (not considering stock owned by such person or group before such twelve (12) month period) (i.e., such person or group must acquire within a twelve (12) month period stock possessing at least thirty-five percent (35%) of the total voting power of the stock of the Company) (“Effective Control”), except for (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate which results in such employee benefit plan obtaining “Effective Control” of the Company or (B) any acquisition by the Company. The occurrence of “Effective Control” under this Section 2.7(b)(i) may be nullified by a vote of that number of the members of the Board, that exceeds two-thirds (2/3) of the independent members of the Board, which vote must occur before the time, if any, that a “change in the effective control of the Company” has occurred under Section 2.7(b)(ii) below. In the event of such a supermajority vote, such transaction or series of related transactions shall not be treated as an event constituting “Effective Control.” For avoidance of doubt, the Plan provides that in the event of the occurrence of the acquisition of ownership of stock of the Company that reaches or exceeds the thirty-five percent (35%) ownership threshold described above, if more than two-thirds (2/3) of the independent members of the Board take action to resolve that such an acquisition is not a “change in the effective control of the Company” and a majority of the members of the Board have not been replaced as provided under Section 2.7(b)(ii) below, then such Board action shall be final and no “Effective Control” shall be deemed to have occurred for any purpose under the Plan.

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(ii)

a majority of the members of the Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

For purposes of a “change in the effective control of the Company,” if any one person, or more than one person acting as a group, is considered to effectively control the Company within the meaning of this Section 2.7(b), the acquisition of additional control of the Company by the same person or persons is not considered a “change in the effective control of the Company,” or to cause a “change in the ownership of the Company” within the meaning of Section 2.7(a) above.

(c)	A sale, exchange, lease, disposition or other transfer of all or substantially all of the assets of the Company.

(d)	A liquidation or dissolution of the Company that is approved by a majority of the Company’s stockholders.

2.8	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and the regulations promulgated thereunder, as it or they may be amended from time to time.

2.9

“Committee” shall mean the Human Resources Committee of the Board or a subcommittee thereof formed by the Human Resources Committee to act as the Committee hereunder. The Committee shall consist of no fewer than two Directors, each of whom is (i) a “Non- Employee Director” within the meaning of Rule 16b-3 of the Exchange Act and (ii) an “independent director” for purpose of the rules and regulations of the New York Stock Exchange (or such other principal securities exchange on which the Shares are traded).

2.10	“Director” shall mean a non-employee member of the Board.

2.11	“Effective Date” has the meaning specified in Section 13.14.

2.12

“Employee” shall mean any employee of the Company or any Subsidiary and any prospective employee conditioned upon, and effective not earlier than, such person becoming an employee of the Company or any Subsidiary.

2.13	“ESP” shall mean the Tenet Executive Severance Plan, as amended or restated from time to time.

2.14	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.15	“Executive Officer” shall mean an officer of the Company within the meaning of the rules under Section 16 of the Exchange Act.

2.16

“Fair Market Value” shall mean, unless otherwise determined by the Committee from time to time, the per Share closing price of the Shares as reported on the New York Stock Exchange as of the relevant date (or if there were no reported prices on such date, on the last preceding date on which the prices were reported) or, if the Company is not then listed on the New York Stock Exchange, on such other principal securities exchange on which the Shares are traded, and if the Company is not listed on the New York Stock Exchange or any other securities exchange, the Fair Market Value of Shares shall be determined by the Committee in its sole discretion.

2.17	“Good Reason” shall have the following meaning:

(a)	When used in connection with a Qualifying Termination occurring during a Participant’s Protection Period, the same meaning as set forth in Section 2.1(x)(2) of the ESP.

(b)

When used in connection with a Qualifying Termination not occurring during a Participant’s Protection Period, for any Participant who is a “Covered Executive” under the ESP, the same meaning as set forth in Section 2.1(x)(1) of the ESP. For the avoidance of doubt, a Participant who is not a “Covered Executive” under the ESP shall not be eligible to claim “Good Reason” hereunder with regard to any termination of employment occurring outside a Participant’s Protection Period.

(c)

For purposes of this Section 2.17, references to “Employer” in the ESP with respect to any Participant means the Company or an Affiliate employing such Participant and references to “Covered Executive” in the ESP mean the Participant.

2.18

“Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

2.19	“Other Share-Based Award” shall have the meaning set forth in Section 8.1.

2.20	“Participant” shall mean an Employee or Director who is selected by the Committee to receive an Award under the Plan.

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2.21	“Payee” shall have the meaning set forth in Section 13.3.

2.22	“Performance Award” shall mean any Award of Performance Cash or Performance Share Units granted pursuant to Article 9.

2.23

“Performance Cash” shall mean any cash incentives granted pursuant to Article 9 which will be paid to the Participant upon the achievement of such Performance Criteria as the Committee shall establish.

2.24	“Performance Criteria” shall have the meaning set forth in Section 10.1.

2.25	“Performance Period” shall mean the period established by the Committee during which any Performance Criteria specified by the Committee with respect to an Award are to be measured.

2.26

“Performance Share Unit” shall mean any grant pursuant to Article 9 of a unit valued by reference to a designated number of Shares, which value will be paid to the Participant upon achievement of such Performance Criteria as the Committee shall establish.

2.27	“Permitted Assignee” shall have the meaning set forth in Section 12.3.

2.28

“Plan Administrator” shall mean the individual or committee appointed by the Committee to handle the day-to-day administration of the Plan. If the Committee does not appoint an individual or committee to serve as the Plan Administrator, the Committee will be the Plan Administrator.

2.29	“Protection Period” shall mean:

(a)

with respect to a Participant who is not a “Covered Executive” under the ESP, the period beginning on the date of a Change in Control and ending twenty-four (24) months following the occurrence of the Change in Control; and

(b)	with respect to a Participant who is a “Covered Executive” under the ESP, the same period as set forth in the ESP, and as it may be amended from time to time.

2.30	“Qualifying Termination” means a Participant’s “separation from service” (within the meaning of Section 409A of the Code) by reason of:

(a)	the involuntary termination of a Participant’s employment by the Company (or Subsidiary) without Cause, or

(b)	the Participant’s resignation from the employment of the Company (or Subsidiary) for Good Reason;

provided, however, that a Qualifying Termination will not occur by reason of the divestiture of a Subsidiary or an Affiliate with respect to a Participant employed by such Subsidiary or Affiliate who is offered a comparable position with the purchaser and either declines or accepts such position (regardless of whether the Participant accepts such position).

2.31

“Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.32	“Restricted Stock Award” shall have the meaning set forth in Section 7.1.

2.33

“Restricted Stock Unit” means an Award that is valued by reference to a Share, which value may be paid to the Participant by delivery, as the Committee shall determine, of cash, Shares, or any combination thereof, and that has such restrictions as the Committee, in its sole discretion, may impose, including without limitation, any restriction on the right to retain such Awards, to sell, transfer, pledge or assign such Awards, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.34	“Restricted Stock Unit Award” shall have the meaning set forth in Section 7.1.

2.35

“Shares” shall mean the shares of common stock of the Company, par value $0.05 per share. If there has been an adjustment pursuant to Section 12.2, the term “Shares” shall also include any shares of stock or other securities that are substituted for the common stock of the Company or into which the common stock is adjusted pursuant to Section 12.2.

2.36	“Stock Appreciation Right” shall mean the right granted to a Participant pursuant to Article 6.

2.37

“Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the relevant time each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

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2.38

“Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.

2.39	“Vesting Period” shall have the meaning set forth in Section 7.1.

3.    SHARES SUBJECT TO THE PLAN

3.1	Number of Shares.

(a)

Subject to any adjustments provided for in Section 12.2 and the permitted addbacks provided for in Section 3.1(b), the aggregate number of Shares authorized for issuance under the Plan shall be equal to the sum of (i) 4,000,000 Shares, plus (ii) the number of Shares remaining available under the 2008 Plan as of the Effective Date, plus (iii) any Shares subject to outstanding awards under the 2008 Plan that on or after the Effective Date are forfeited, are cancelled, expire, or are settled in cash. Any Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share issued and any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as 1.65 Shares for every one (1) Share issued. Similarly, any Shares that again become available for Awards under the Plan pursuant to Section 3.1(a)(iii) or Section 3.1(b) shall be added to this limit as (i) one (1) Share for every one (1) Share subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under any Prior Plan, and (ii) as 1.65 Shares for every one (1) Share subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or awards other than options or stock appreciation rights granted under the 2008 Plan.

(b)

If (i) any Shares subject to an Award are forfeited, cancelled or expire or (ii) an Award is settled for cash (in whole or in part), the Shares subject to such Award shall, to the extent of such forfeiture, cancellation, expiration or cash settlement, remain available for issuance under the Plan. In the event that withholding tax liabilities arising from an Award other than an Option or Stock Appreciation Right or, after the Effective Date, an award other than an option or stock appreciation right under the 2008 Plan are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall be added to the Shares available for Awards under the Plan; provided, however, that Shares that again become available for issuance under the Plan pursuant to the preceding clause shall not increase the numbers of shares that may be granted under the Plan in connection with “incentive stock options” under Section 5.7.

(c)

Notwithstanding anything to the contrary contained herein, the following Shares shall be counted against the limit set forth in Section 3.1(a) and shall not be available for issuance under paragraph (a) of this Section: (A) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option, (B) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Option or Stock Appreciation Right, (C) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof, and (D) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options.

(d)

Substitute Awards shall not reduce the Shares authorized for issuance under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

(e)

No Award may be granted if the number of Shares to be delivered in connection with such Award exceeds the number of Shares remaining available for issuance under this Plan minus the number of Shares issuable in settlement of or related to then-outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting and make adjustments if the number of Shares actually issued differs from the number of Shares previously counted in connection with an Award.

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3.2	Character of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

4.    ELIGIBILITY AND ADMINISTRATION

4.1	Eligibility. Any Employee or Director shall be eligible to be selected by the Committee as a Participant.

4.2	Administration.

(a)

The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees and Directors to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards, not inconsistent with the provisions of the Plan, to be granted to each Participant hereunder; (iii) determine the number of Shares to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances, Awards may be settled in cash, Shares or other property; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; (vii) determine whether, to what extent and under what circumstances any Award shall be accelerated, canceled or suspended; (viii) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (x) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) determine whether any Award will have the right to dividends; provided, that any such dividend with respect to any Award that has not yet vested shall be subject to the same vesting restrictions as the underlying Award; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. Notwithstanding the foregoing, the determination of the Directors to whom Awards may be granted, the time(s) at which Awards may be granted to Directors and the number of Shares subject to Awards to Directors (within the limitations set forth in Section 10.3 below) shall be made by the Board.

(b)	Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, and any Subsidiary.

(c)

To the extent not inconsistent with applicable law, the rules and regulations of the New York Stock Exchange (or such other principal securities exchange on which the Shares are traded), the Committee may delegate to one or more Executive Officers or a committee of Executive Officers the right to grant Awards to Employees who are not Directors or Executive Officers of the Company, the authority to take action on behalf of the Committee pursuant to the Plan to cancel or suspend Awards to Employees who are not Directors or Executive Officers of the Company and the authority to take any of the other actions described in Section 4.2(a).

(d)

The Committee may appoint the Plan Administrator, who will have the responsibility and duty to administer the Plan on a daily basis. The Committee may remove the Plan Administrator with or without cause at any time. The Plan Administrator will have all the day-to-day responsibilities of administering the Plan but for those duties retained by the Committee as set forth above in Section 4.2(c) and not otherwise delegated to such Plan Administrator.

4.3

Treatment of Dividends and Dividend Equivalents on Unvested Awards. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied.

5.    OPTIONS

5.1

Grant of Options. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option shall be subject to the terms and conditions of this Article and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

5.2

Award Agreements. All Options granted pursuant to this Article shall be evidenced by a written Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan.

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The terms of Options need not be the same with respect to each Participant. Granting an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to this Article may hold more than one Option granted pursuant to the Plan at the same time.

5.3

Option Price. Other than in connection with Substitute Awards, the option price per each Share purchasable under any Option granted pursuant to this Article shall not be less than 100% of the Fair Market Value of one Share on the date of grant of such Option. Other than pursuant to Section 12.2, the Committee shall not without the approval of the Company’s stockholders (a) lower the option price per Share of an Option after it is granted, (b) cancel an Option that is out-of-the money in exchange for cash or another Award, (c) cancel an Option in exchange for another Option with a lower option price, or (d) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded.

5.4

Option Term. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of ten (10) years from the date the Option is granted, except in the event of death or disability (as defined under Company policies).

5.5	Exercise of Options.

(a)

Vested Options granted under the Plan shall be exercised by the Participant or by a Permitted Assignee thereof (or by the Participant’s executors, administrators, guardian or legal representative, as may be provided in an Award Agreement or in this Plan) as to all or part of the Shares covered thereby, by giving notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased. The notice of exercise shall be in such form, made in such manner, and in compliance with such other requirements consistent with the provisions of the Plan as the Committee may prescribe from time to time.

(b)

Unless otherwise provided in an Award Agreement, if an Employee voluntarily resigns his employment with the Company or a Subsidiary, then any vested and exercisable Options will remain exercisable for ninety (90) days thereafter unless by their terms they expire sooner. During said period, such Options may be exercised in accordance with their terms.

(c)

Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made (i) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (ii) by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), (iii) with the consent of the Committee, by delivery of other consideration (including, where permitted by law and the Committee, other Awards) having a Fair Market Value on the exercise date equal to the total purchase price, (iv) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (v) through any other method specified in an Award Agreement (including same-day sales through a broker except by Executive Officers), or (vi) any combination of any of the foregoing. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of actual issuance of the underlying Shares.

5.6	Form of Settlement. In its sole discretion, the Committee may provide that the Shares to be issued upon an Option’s exercise shall be in the form of Restricted Stock or other similar securities.

5.7

Incentive Stock Options. The Committee may grant Options intended to qualify as “incentive stock options” as defined in Section 422 of the Code, to any employee of the Company or any Subsidiary, subject to the requirements of Section 422 of the Code. Solely for purposes of determining whether Shares are available for the grant of “incentive stock options” under the Plan, the maximum aggregate number of Shares that may be issued pursuant to “incentive stock options” granted under the Plan shall be 4,000,000, subject to adjustments provided for in Section 12.2. Incentive stock options shall not be granted more than ten (10) years after the earlier of the adoption of this Plan or the approval of this Plan by the Company’s stockholders. In addition, the Fair Market Value of Shares subject to an incentive stock option and the aggregate Fair Market Value of Shares of any parent corporation or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) subject to any other incentive stock option (within the meaning of Section 422 of the Code) of the Company or a parent corporation or a subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) that first becomes purchasable by a Participant in any calendar year may not (with respect to that Participant) exceed $100,000, or such other amount as may be prescribed under Section 422 of the Code. As used in the previous sentence, Fair Market Value shall be determined as of the date the incentive stock options are granted. Failure to comply

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with this provision shall not impair the enforceability or exercisability of any Option, but shall cause the excess amount of shares to be reclassified in accordance with the Code.

6.    STOCK APPRECIATION RIGHTS

6.1

Grant and Exercise. The Committee may grant Stock Appreciation Rights (a) in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option, (b) in conjunction with all or part of any Award (other than an Option) granted under the Plan or at any subsequent time during the term of such Award, or (c) without regard to any Option or other Award in each case upon such terms and conditions as the Committee may establish in its sole discretion.

6.2

Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

(a)

Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise (or such amount less than such Fair Market Value as the Committee shall so determine at any time during a specified period before the date of exercise) over (ii) the grant price of the Stock Appreciation Right on the date of grant, which, except in the case of Substitute Awards or in connection with an adjustment provided for in Section 12.2, shall not be less than the Fair Market Value of one Share on such date of grant of the Stock Appreciation Right.

(b)

The Committee shall determine in its sole discretion whether payment of a Stock Appreciation Right shall be made in cash, in whole Shares, or any combination thereof. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of actual issuance of the underlying Shares.

(c)	The provisions of Stock Appreciation Rights need not be the same with respect to each recipient.

(d)

The Committee may impose such other conditions or restrictions on the terms of exercise and the grant price of any Stock Appreciation Right, as it shall deem appropriate. A Stock Appreciation Right shall have (i) a grant price not less than Fair Market Value on the date of grant (subject to the requirements of Section 409A of the Code with respect to a Stock Appreciation Right granted in conjunction with, but subsequent to, an Option), and (ii) a term not greater than ten (10) years except in the event of death or disability (as defined under Company policies).

(e)

Without the approval of the Company’s stockholders, other than pursuant to Section 12.2, the Committee shall not (i) reduce the grant price of any Stock Appreciation Right after the date of grant, (ii) cancel any Stock Appreciation Right that is out-of-the-money in exchange for cash or another Award, (iii) cancel any Stock Appreciation Right in exchange for another Stock Appreciation Right with a lower grant price, or (iv) take any other action with respect to a Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities market on which the Shares are traded.

(f)	The Committee may impose such other terms and conditions on Stock Appreciation Rights granted in conjunction with any Award as the Committee shall determine in its sole discretion.

7.    RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1

Grants. Awards of Restricted Stock and of Restricted Stock Units may be issued hereunder to Participants either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award” or “Restricted Stock Unit Award” respectively), and such Restricted Stock Awards and Restricted Stock Unit Awards shall also be available as a form of payment of Performance Awards and other earned cash-based incentive compensation. A Restricted Stock Award or Restricted Stock Unit Award shall be subject to vesting restrictions imposed by the Committee covering a period of time specified by the Committee (the “Vesting Period”). The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Subsidiary as a condition precedent to the issuance of Restricted Stock or Restricted Stock Units.

7.2

Award Agreements. The terms of any Restricted Stock Award or Restricted Stock Unit Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of Restricted Stock Awards and Restricted Stock Unit Awards need not be the same with respect to each Participant.

7.3

Rights of Holders of Restricted Stock and Restricted Stock Units. Unless otherwise provided in the Award Agreement, beginning on the date of grant of the Restricted Stock Award and subject to acceptance of the Award Agreement, the Participant shall become a stockholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a stockholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares. A

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Participant receiving a Restricted Stock Unit Award shall not possess voting rights with respect to such Award. Any Shares or any other property distributed as a dividend with respect to any Restricted Stock Award or Restricted Stock Unit Award as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock Award or Restricted Stock Unit Award.

7.4

Issuance of Shares. Any Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock.

8.    OTHER SHARE-BASED AWARDS

8.1

Grants. Other Awards of Shares and other Awards that are valued by reference to, or are otherwise based on, Shares (“Other Share-Based Awards”) may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Other Share-Based Awards shall also be available as a form of payment of other Awards granted under the Plan and other earned cash-based compensation.

8.2

Award Agreements. The terms of Other Share-Based Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of such Awards need not be the same with respect to each Participant.

8.3

Payment. Except as may be provided in an Award Agreement, Other Share-Based Awards may be paid in cash, Shares, or any combination thereof, as determined in the sole discretion of the Committee. Other Share-Based Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

9.    PERFORMANCE AWARDS

9.1

Grants. Performance Awards in the form of Performance Cash or Performance Share Units, as determined by the Committee in its sole discretion, may be granted hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The Performance Criteria to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 10.1.

9.2

Award Agreements. The terms of any Performance Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of Performance Awards need not be the same with respect to each Participant.

9.3

Terms and Conditions. The Performance Criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. The amount of the Award to be distributed shall be conclusively determined by the Committee.

9.4

Payment. Except as provided in Article 11 or as may be provided in an Award Agreement, Performance Awards will be settled only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, or any combination thereof in the sole discretion of the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

10.    PERFORMANCE CRITERIA

10.1

Performance Criteria. The Committee may determine that the lapsing of restrictions with respect to an Award, and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more performance goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of performance objectives and criteria, each as may be calculated or measured in the manner determined by the Committee (the “Performance Criteria”). Such Performance Criteria may include (without limitation):

(a)	Basic or diluted earnings per Share;

(b)	Cash flow;

TENET HEALTHCARE ● 2019 PROXY STATEMENT	B-9

APPENDIX B–TENET HEALTHCARE 2019 STOCK INCENTIVE PLAN

(c)	Economic value added;

(d)

Income, which may include, without limitation, net income, operating income, volume measures (e.g., admissions or visits) and expense control measures, and which and may be calculated or measured before or after income taxes, including or excluding interest, depreciation and amortization, minority interests, extraordinary items and other material non-recurring items, discontinued operations, the cumulative effect of changes in accounting policies and the effects of any tax law changes;

(e)	Quality of service and/or patient care, including, without limitation, patient, physician and/or employee satisfaction objectives;

(f)	Business performance or return measures (consisting of market share, debt reduction, return on assets, capital, equity, or sales);

(g)	The price of the Company’s common or preferred stock (including, but not limited to, growth measures and total shareholder return); or

(h)	Any other criterion that the Committee may determine, in its sole discretion, is appropriate.

Such Performance Criteria may be determined on an absolute or relative basis, may be based solely by reference to the Company’s performance or the performance of an Affiliate, division, business segment or business unit of the Company, or based upon the relative performance of other companies or indices or upon comparisons of any of the indicators of performance relative to other companies or indices. In the event of (i) a change in corporate capitalization, a corporate transaction or a complete or partial corporate liquidation, (ii) a natural disaster or other significant unforeseen event that materially impacts the operation of the Company, (iii) any extraordinary, unusual or non-recurring gain or loss or other event, (iv) any material change in tax laws or accounting policies or practices affecting the Company and/or the Performance Criteria, or (v) any other event(s) or item(s) determined by the Committee, the Committee may make adjustments to the Performance Criteria so as to neutralize the effect of the event on the applicable Award.

10.2

Settlement and Adjustments of Awards Subject to Performance Criteria. The Committee shall, at the end of the applicable Performance Period, determine whether the applicable Performance Criteria were satisfied and the amount payable with respect to any Award. The Committee may, in its discretion, adjust the amount otherwise payable pursuant to such Award after considering such factors as it deems relevant.

10.3

Limitations on Director Awards. The aggregate dollar value of equity-based (based on the grant date Fair Market Value of equity-based Awards) granted under this Plan during a calendar year to a Director, taken together with any cash fees paid during such calendar year to such Director, in respect of the Director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), shall not exceed $650,000; provided, however, that in any calendar year in which a Director serves as Chairman of the Board or Lead Director, the maximum aggregate dollar value of equity-based and cash compensation provided to the Director may be up to $850,000.

11.    CHANGE IN CONTROL PROVISIONS

11.1

Impact on Certain Awards. Award Agreements may provide that in the event of a Change in Control of the Company: (a) Options and Stock Appreciation Rights outstanding as of the date of the Change in Control shall be cancelled and terminated without payment therefor if the Fair Market Value of one Share as of the date of the Change in Control is less than the per Share Option exercise price or Stock Appreciation Right grant price, and (b) all Performance Awards shall be considered to be earned and payable (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change in Control and either based on achievement of target or actual performance during such period), and any limitations or other restriction shall lapse and such Performance Awards shall be immediately settled or distributed.

11.2	Assumption or Substitution of Certain Awards.

(a)

Unless otherwise provided in an Award Agreement or the ESP, with respect to a Participant who is a “Covered Executive” under the ESP, in the event of a Change in Control of the Company in which the successor company assumes or substitutes for an Award, if a Participant incurs a Qualifying Termination with such successor company (or a subsidiary thereof) within the Protection Period (or such other period set forth in the Award Agreement, including a period prior thereto if applicable) and under the circumstances specified in the Award Agreement, then the following shall occur: (i) Options and Stock Appreciation Rights outstanding as of the date of such termination of employment will immediately vest (i.e., immediately vest on the termination date), become fully exercisable, and may thereafter be exercised for twenty-four (24) months (or the period of time set forth in the Award Agreement), but in any event no later than the date of the expiration

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APPENDIX B–TENET HEALTHCARE 2019 STOCK INCENTIVE PLAN

of the term of such Award, (ii) restrictions, limitations and other conditions applicable to Restricted Stock and Restricted Stock Units shall lapse and the Restricted Stock and Restricted Stock Units shall become free of all restrictions, limitations and conditions and become fully vested on the termination date, and (iii) the restrictions, limitations and other conditions applicable to any Other Share-Based Awards or any other Awards shall lapse, and such Other Share-Based Awards or such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable, to the full extent of the original grant, on the termination date. For the purposes of this Section 11.2, an Award shall be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Award, for each Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

(b)

Unless otherwise provided in an Award Agreement or the ESP, with respect to a Participant who is a “Covered Executive” under the ESP, in the event of a Change in Control of the Company to the extent the successor company does not assume or substitute for an Award: (i) those Options and Stock Appreciation Rights outstanding as of the date of the Change in Control that are not assumed or substituted for shall immediately vest and become fully exercisable as of the date of the Change in Control, (ii) restrictions, limitations and other conditions on Restricted Stock and Restricted Stock Units that are not assumed or substituted for shall lapse and the Restricted Stock and Restricted Stock Units shall become free of all restrictions, limitations and conditions and become fully vested as of the date of the Change in Control, and (iii) the restrictions, limitations and other conditions applicable to any Other Share-Based Awards or any other Awards that are not assumed or substituted for shall lapse, and such Other Share-Based Awards or such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable, to the full extent of the original grant, as of the date of the Change in Control.

(c)

The Committee, in its discretion, may determine that, upon the occurrence of a Change in Control of the Company, each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change in Control over the exercise price per share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine.

12.    GENERALLY APPLICABLE PROVISIONS

12.1

Amendment and Termination of the Plan. The Committee may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including the rules and regulations of the principal securities market on which the Shares are traded; provided that the Committee may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 of the Exchange Act; and further provided that the Committee may not, without the approval of the Company’s stockholders, amend the Plan to (a) increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 12.2), (b) expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan, (d) amend any provision of Section 5.3 or Section 6.2(e) (regarding changes in the exercise price of Options and Stock Appreciation Rights), (e) increase the maximum permissible term of any Option specified by Section 5.4 or the maximum permissible term of a Stock Appreciation Right specified by Section 6.2(d), or (f) increase the limitations set forth in Section 10.3. In addition, no amendments to, or termination of, the Plan shall impair in any material respect the rights of a Participant under any Award previously granted without such Participant’s consent except as required to comply with applicable law, including in order to comply with or ensure exemption from Section 409A of the Code.

12.2

Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other

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APPENDIX B–TENET HEALTHCARE 2019 STOCK INCENTIVE PLAN

change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee deems equitable or appropriate taking into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, the maximum number of Shares that may be issued as incentive stock options, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) and the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto), as the Committee may determine to be appropriate; provided, however, that the number of Shares subject to any Award shall always be a whole number.

12.3

Transferability of Awards. Except as provided below, no Award and no Shares subject to Awards that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. To the extent and under such terms and conditions as determined by the Committee, a Participant may assign or transfer an Award (each transferee thereof, a “Permitted Assignee”) to (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) to a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) to a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or shareholders, (iv) for charitable donations or (v) pursuant to a domestic relations order entered or approved by a court of competent jurisdiction; provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted by the Committee under this Section. For the avoidance of doubt, in no event will any Award be transferrable by a Participant in exchange for value.

12.4

Termination of Employment. Subject to Article 11, the Committee shall determine and set forth in each Award Agreement whether the Award subject to such Award Agreement will (i) in the case of Options or Stock Appreciation Rights, continue to be or become exercisable and, if so, the terms of exercise, and (ii) in the case of Awards other than Options and Stock Appreciation Rights, cease to be subject to any applicable restrictions, limitations and other conditions, and if so, the timing of the removal of such restrictions, limitations and conditions, after the date that a Participant ceases to be employed by or to provide services to the Company or any Subsidiary (including as a Director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The date of termination of a Participant’s employment or services will be determined by the Committee, which determination will be final.

12.5

Deferral. The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Such procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of other amounts in respect of deferred payments denominated in Shares. Any deferral shall only be allowed as is provided in a separate deferred compensation plan adopted by the Company.

13.    MISCELLANEOUS

13.1

Award Agreements. Each Award Agreement shall either be (a) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards as the Committee may provide; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company. The Award Agreement shall set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan.

13.2

Other Benefit Plans. In the event that a provision of any other plan or benefit program of the Employer is more favorable to a Participant with respect to the treatment of any Award upon termination of employment or in connection with a Change in Control than the provisions contained in this Plan or an applicable Award Agreement, the provisions of such other plan or benefit program will control.

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APPENDIX B–TENET HEALTHCARE 2019 STOCK INCENTIVE PLAN

13.3

Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) (any such person, a “Payee”) net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan. The Company or any Subsidiary shall have the right to withhold from wages or other amounts otherwise payable to such Payee such withholding taxes as may be required by law, or to otherwise require the Payee to pay such withholding taxes. If the Payee shall fail to make such tax payments as are required, the Company or its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Payee or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), or by directing the Company to retain Shares (up to the Participant’s maximum tax withholding rate or such other rate that will not trigger a negative accounting impact and is otherwise permitted under applicable withholding rules promulgated by the Internal Revenue Service or another applicable governmental entity) otherwise deliverable in connection with the Award.

13.4

Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Employee or Director the right to continue in the employment or service of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee or Director at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Employee or Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.

13.5

Substitute Awards. Notwithstanding any other provision of the Plan, the terms of Substitute Awards may vary from the terms set forth in the Plan to the extent the Committee deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

13.6

Cancellation of Award. Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that the Award shall be canceled if the Participant, without the consent of the Company, while employed by the Company or any Subsidiary or after termination of such employment or service, establishes a relationship with a competitor of the Company or any Subsidiary or engages in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary, as determined by the Committee in its sole discretion. The Committee may also provide in an Award Agreement that if within the time period specified in the Agreement the Participant establishes a relationship with a competitor or engages in an activity referred to in the preceding sentence, the Participant will forfeit any gain realized on the vesting or exercise of the Award and must repay such gain to the Company.

13.7

Stop-Transfer Orders. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

13.8

Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Subsidiary, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Subsidiary except as may be determined by the Committee or by the Board or board of directors of the applicable Subsidiary.

13.9

Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

13.10

Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being

TENET HEALTHCARE ● 2019 PROXY STATEMENT	B-13

APPENDIX B–TENET HEALTHCARE 2019 STOCK INCENTIVE PLAN

made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

13.11

Construction. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

13.12

Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan. This Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

13.13

Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Nevada, without reference to principles of conflict of laws, and construed accordingly.

13.14

Effective Date of Plan; Termination of Plan. The Plan was adopted by the Board on March 18, 2019, subject to approval of the holders of the shares entitled to vote at a duly constituted meeting of the stockholders of the Company (such stockholder approval date being referred to herein as the “Effective Date” of the Plan). This Plan shall be null and void and of no effect if the foregoing condition is not fulfilled. Awards may be granted under the Plan at any time and from time to time on or prior to March 18, 2029, on which date the Plan will expire except as to Awards then outstanding under the Plan. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.

13.15

Foreign Employees. With respect to Participants who reside or work outside the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the provisions of local law, and the Committee may, where appropriate, establish one or more sub-plans to reflect such amended or varied provisions. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees on assignments outside their home country.

13.16

Compliance with Section 409A of the Code. Awards under this Plan are intended to comply with or be exempt from Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, except as otherwise determined by the Committee. Notwithstanding the foregoing, the Company, the Board and the Committee shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken or that was not taken by the Board or the Committee.

13.17

Awards Subject to Clawback. The Awards granted under the Plan and any cash payment or Shares delivered pursuant to an Award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable Award Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

13.18	Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

B-14	TENET HEALTHCARE ● 2019 PROXY STATEMENT

DIRECTOR
FLU
LOVED BY
MY NURSES

A COMMUNITY BUILT ON CARE

tenet HEALTH

A COMMUNITY BUILT ON CARE

TENET HEALTHCARE CORPORATION 1445 ROSS AVENUE SUITE 1400 DALLAS, TX 75202 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 1A Ronald A. Rittenmeyer 1B J. Robert Kerrey 1C Lloyd J. Austin, III 1D James L. Bierman 1E Richard W. Fisher 1F Meghan M. FitzGerald 1G Brenda J. Gaines 1H Edward A. Kangas 1I Richard J. Mark 1J Tammy Romo For Against Abstain The Board of Directors recommends you vote FOR the following proposals: 2. Proposal to approve, on an advisory basis, the company’s executive compensation. 3. Proposal to approve the Tenet Healthcare 2019 Stock Incentive Plan. 4. Proposal to ratify the selection of Deloitte & Touche LLP as independent registered public accountants for the year ending December 31, 2019. NOTE: Such other business as may properly come before the meeting or any adjournments or postponements thereof. For Against Abstain Please sign as your name(s) appear(s) on this proxy card. If acting as an executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a company, please sign the full company name by a duly authorized officer. If shares are held jointly, each shareholder should sign. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000408650_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com TENET HEALTHCARE CORPORATION This proxy is solicited by the Board of Directors Annual Meeting of Shareholders May 2, 2019 8:00 AM CDT The undersigned hereby appoints Ronald A. Rittenmeyer, Audrey T. Andrews and Anthony L. Shoemaker, or any of them, proxies of the undersigned, with power of substitution, to represent the undersigned and to vote all shares of Tenet Healthcare Corporation that the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on May 2, 2019, and any adjournments or postponements thereof, on the items set forth on the reverse hereof and on such other business as may properly come before the meeting. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY AUTHORIZED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED “FOR” THE NOMINEES LISTED IN PROPOSAL 1 AND VOTED “FOR” PROPOSALS 2, 3 AND 4. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. Continued and to be signed on reverse side 0000408650_2 R1.0.1.18